     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 2003



                           REGISTRATION NO. 333-91968
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------
                          PRE-EFFECTIVE AMENDMENT NO. 5
                                  TO FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------


                     CARACO PHARMACEUTICAL LABORATORIES LTD.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


            MICHIGAN                              2834                     38-2505723
(State or other jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)      Classification Code Number)      Identification No.)

                1150 ELIJAH MCCOY DRIVE, DETROIT, MICHIGAN 48202
                                 (313) 871-8400
          (Address and telephone number of principal executive offices)

                         ------------------------------

                             MR. NARENDRA N. BORKAR
                             CHIEF EXECUTIVE OFFICER
                1150 ELIJAH MCCOY DRIVE, DETROIT, MICHIGAN 48202
                                 (313) 871-8400
            (Name, address and telephone number of agent for service)

                          -----------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                                  FRED B. GREEN
                          BODMAN, LONGLEY & DAHLING LLP
           34TH FLOOR, 100 RENAISSANCE CENTER, DETROIT, MICHIGAN 48243
                            TELEPHONE: (313) 392-1056
                            FACSIMILE: (313) 393-7579

                          -----------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: from time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                5,000,000 SHARES

                                  COMMON STOCK

                     CARACO PHARMACEUTICAL LABORATORIES LTD.


         Of the 5,000,000 shares of common stock, no par value offered hereby, 4,365,000 shares are being sold by Caraco Pharmaceutical Laboratories Ltd. and 635,000 shares are being sold by certain of our shareholders (the "Selling Shareholders"). We will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.


         Our common stock is listed on the OTC Bulletin Board under the symbol "CARA." On June 16, 2003, the last reported closing price of our common stock on the OTC Bulletin Board was $5.35.



         SEE "RISK FACTORS" ON PAGES 5 TO 13 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                               Price to Public(i)           Proceeds to Caraco (ii)
               Per Share.......                   $      5.35                    $      5.35
               Total Minimum...                   $   535,000                    $   535,000
               Total Maximum...                   $23,352,750                    $23,352,750



(i) This is the price offered by Caraco. Selling Shareholders will sell their shares at the then market prices or negotiated prices.


(ii) Before deducting offering expenses payable by Caraco estimated to be approximately $156,000.



         This is a best-efforts, minimum-maximum offering by us. There is no minimum number of shares that must be sold by the Selling Shareholders. Our officers and selected brokers and dealers, if any, must sell a minimum offering of 100,000 shares (the "Minimum Offering"). Funds received from subscribers from the sale of our common stock will be held in escrow by Bank One, Michigan. Unless collected funds sufficient to purchase at least the Minimum Offering of our shares are received by the escrow agent from accepted subscribers within 180 days from the date of commencement of the offering, all purchase payments for such shares will be returned in full to subscribers, without interest or deduction. We may, however, extend the offering, in our sole discretion, for an additional 90 days. If the Minimum Offering is sold within the foregoing period, our offering may continue until the remaining shares are sold or May 31, 2004, whichever occurs first. However, we may terminate our offering at any earlier time if we choose to do so.




                        PROSPECTUS DATED June 25, 2003

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................1
  The Company.................................................................1
  Recent Developments.........................................................2
  The Offering................................................................3
  Offices and Websites........................................................4
RISK FACTORS..................................................................5
  Risks Relating to Our Company...............................................5
  Risks Relating to Our Industry..............................................9
  Risks Relating to this Offering and Our Common Stock.......................10
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...................13
PLAN OF DISTRIBUTION.........................................................15
  Sales by Caraco............................................................15
  Sales by Selling Shareholders..............................................16
SELLING SHAREHOLDERS.........................................................17
USE OF PROCEEDS..............................................................18
DIVIDEND POLICY..............................................................19
PRICE RANGE OF COMMON STOCK..................................................19
SELECTED FINANCIAL DATA......................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS....................................................21
  Overview...................................................................21
  Liquidity and Capital Resources............................................25
BUSINESS.....................................................................27
  Overview of the Generic Drug Industry......................................27
  Caraco's Products and Product Strategy.....................................28
  Hexal-Pharma GmbH & Co., KG................................................30
  Sun Pharmaceutical Industries Limited......................................30
  Marketing..................................................................31
  Sales and Customers........................................................32
  Research and Development...................................................32
  Regulation.................................................................36
  Suppliers and Materials....................................................37
  Competition................................................................38
  Employees..................................................................38
  Product Liability and Insurance............................................38
  Property and EDC Financing.................................................39
  The Facility...............................................................40
  Litigation.................................................................40
  Executive Officers and Directors...........................................41
  Board Committees...........................................................42
  Director Compensation......................................................43
  Executive Compensation.....................................................43
  Option Grants in Last Fiscal Year..........................................44
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
    Year-End Option Values...................................................44

  Employment Agreements......................................................44
  Change in Control Arrangements.............................................46
  Stock Option Plans.........................................................46
  1999 Equity Participation Plan.............................................46
  Other Options..............................................................47
  Transactions of Directors, Executive Officers and
    Certain Beneficial Holders of Caraco.....................................48
  Security Ownership of Certain Beneficial Owners............................49
  Security Ownership of Management and Directors.............................50
DESCRIPTION OF CAPITAL STOCK.................................................51
  Authorized Shares..........................................................51
  Common Stock...............................................................51
  Preferred Stock............................................................52
  Options....................................................................52
  Registration Rights........................................................52
  Anti-Takeover Provisions of Michigan Law and our
    Articles of Incorporation................................................53
  Limitation on Liability of Directors and Indemnification...................54
  Transfer Agent and Registrar...............................................55
LEGAL MATTERS................................................................55
EXPERTS......................................................................55
WHERE YOU CAN FIND MORE INFORMATION..........................................55
INTERIM UNAUDITED FINANCIAL STATEMENTS..................................... F-1
FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS'
REPORT.................................................................... F-10

                               PROSPECTUS SUMMARY



         THIS SUMMARY HIGHLIGHTS WHAT WE BELIEVE IS THE MOST MATERIAL INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, HOWEVER, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE RELATED NOTES.


THE COMPANY

         We are a Michigan corporation, incorporated in 1984, engaged in the business of developing, manufacturing and marketing generic drugs for prescription and non-prescription markets. Operations are conducted in an approximately 72,000 square foot facility, which was designed and constructed to our specifications and completed in 1992. The facility contains our production, packaging, research and corporate offices, all located on a 4-acre site.


         Our present product portfolio includes 14 prescription products in 24 strengths in 50 package sizes. The products and their use for the indications are set forth in the table below:


       GENERIC NAME                                  PURPOSE


       Guaifenesin LA*                               Decongestant
       Metroprolol Tartrate                          Hyper-Tension
       Miraphen PSE                                  Decongestant
       Paromomycin Sulfate                           Antibacterial
       Salsalate                                     Decongestant
       CMT                                           Arthritis/NSAID
       Guai/DM                                       Decongestant
       Clonazepam                                    Seizure, Panic Disorders
       Flurbiprofen                                  Arthritis/NSAID
       Carbamazepine                                 Epilepsy
       Oxaprozin                                     Rheumatoid Disease
       Metformin Hydrochloride                       Diabetes
       Tramadol Hydrochloride                        Analgesic
       Clozapine                                     Schizophrenia




         The FDA has directed the manufacturers and distributors of Guaifenesin LA which, including us, consists of 66 companies, to cease manufacturing Guaifenesin LA by May 23, 2003 and to cease all sales after November 2003. The FDA has determined that Guaifenesin LA is a new drug which requires a new drug application and approval before it may be manufactured and sold. We intend to comply with the FDA's directive. We do not intend to file a new drug application with the FDA with respect to Guaifenesin LA. However, we are seeking clarification from the FDA as to whether application to manufacture and sell Guaifenesin LA may be made other than through a new drug application. Net sales of Guaifenesin LA during the year ended December 31, 2002 and during the quarter ended March 31, 2003 were $1.65 million and $0.36 million, respectively.



         A significant source of our funding has been from private placement offerings and loans. In 1991, we received a $9.1 million loan from the Economic Development Corporation of the City of Detroit ("EDC"). Sun Pharmaceutical Industries Limited, a specialty pharmaceutical corporation organized under the laws of India ("Sun Pharmaceutical") which beneficially owns approximately 49% of our outstanding shares, has contributed in 1997 and 1998 a total of $7.5 million to us for the purchase of 5.3 million shares of common stock, has current loans outstanding to us of approximately $9.85 million and has assisted us in obtaining line of credit loans, by acting as guarantor, in the amount of $17.5 million.

         We market our products through wholesale buying groups, distributors and mail order companies. As a result, our product line is now represented in major drug wholesalers, such as the McKesson Corporation, Amerisource Bergen and Cardinal Health.

RECENT DEVELOPMENTS

         During the last two quarters of 2001, the Food and Drug Administration, (the "FDA") approved 3 of our Abbreviated New Drug Applications ("ANDA" or "ANDAs"). During 2002, the FDA approved 6 additional ANDAs. In February 2003, the FDA approved an additional ANDA.


         Three of the ANDAs have not yet been marketed and are not included in the above disclosure of our product portfolio. The products and their use for the indications are set forth in the table below:



              GENERIC NAME                                  PURPOSE

              Ticlopidine Hydrochloride                     Cardiology
              Meperidine Hydrochloride                      Analgesic
              Digoxin                                       Cardiology


         These products, when launched, will increase our product portfolio to 17 prescription products in 29 strengths in 61 package sizes.

         During 2002, we filed a total of 3 ANDAs with the FDA. We have 3 currently pending ANDAs with the FDA, most of which, we believe, may be approved by 2003 year-end.

         During the first quarter of 2002, we received an increase of $2.5 million in our term loan from the Bank of Nova Scotia, bringing the total term loan to $12.5 million.

         In addition, during the first six months of 2002, we completed a private placement of 635,000 shares of common stock resulting in aggregate proceeds to us of $1,692,000.


         We recently restructured our mortgage loan of approximately $7.6 million from the Economic Development Corporation of the City of Detroit (the "EDC"). The loan, effective as of January 1, 2003, is for a term of six years with interest rates starting at 2.75% and increasing to 5.16%. Under the terms of the restructured loan, the EDC retains a first mortgage on our property and a first lien on our furniture, fixtures and equipment and intellectual property. The EDC has removed its first lien on our accounts receivable and inventory.



         On November 21, 2002, we entered into a products agreement with Sun Pharma Global, Inc. ("Sun Global"), a wholly-owned subsidiary of Sun Pharmaceutical. The previous products agreement with Sun Pharmaceutical had expired. Under the agreement, which was approved by our independent directors, Sun Global has agreed to provide us with 25 new generic drugs over a five year period. In return, Sun Global will receive 544,000 shares of a newly created preferred stock for each generic drug transferred. The preferred shares are convertible into common shares after three years on a one-to-one basis.

         We underwent FDA inspection in November 2002 and we were found to be in substantial compliance with current good manufacturing practices ("cGMPs"). Although we did receive an FDA 483, a written list of observations, we do not believe the observations are material and we have taken appropriate remedial actions.

         Our net sales for the three months ended March 31, 2003 and 2002 were $8.7 million and $3.3 million, respectively, reflecting an increase of almost 164%. We earned a net income of $2.2 million for the three months ended March 31, 2003 as compared to a net loss of $0.5 million for the same period of 2002, reflecting an improvement of almost 525%.


         Our net sales for the twelve months ended December 31, 2002 and 2001 were $22,380,964 and $5,922,431, respectively, reflecting an increase of almost 278%. Our net losses for the twelve months ended December 31, 2002 and 2001 were $2,256,004 and $5,757,463, respectively, reflecting a reduction of almost 61%. The net losses for the twelve month period ended December 31, 2002 included a non-cash research and development expense (technology transfer cost) of $3,887,423 for the 1,632,000 shares of common stock issued to Sun Global for three product transfers made to us during 2002. There was no similar expense for the corresponding period of 2001.

THE OFFERING

Common Stock Offered by Caraco......                4,365,000 Shares


Minimum Offering by Caraco............              Until a minimum of 100,000
                                                    shares are sold (the
                                                    "Minimum Offering"), all
                                                    proceeds will be deposited
                                                    into escrow. If the Minimum
                                                    Offering is not sold within
                                                    180 days from the
                                                    commencement of the
                                                    offering, all purchase
                                                    payments for such shares
                                                    will be returned in full to
                                                    subscribers, without
                                                    interest or deduction. We
                                                    may, however, extend the
                                                    offering, in our sole
                                                    discretion, for an
                                                    additional 90 days. If the
                                                    Minimum Offering is sold
                                                    within the foregoing period,
                                                    our offering may continue
                                                    until the remaining shares
                                                    are sold or May 31, 2004,
                                                    whichever occurs first.


Type of Offering by Caraco...............           The shares will be offered
                                                    on a best efforts basis by
                                                    our officers who will not
                                                    receive any commissions or
                                                    remuneration for selling
                                                    shares. In addition, shares
                                                    may also be offered through
                                                    brokers or dealers who may
                                                    receive compensation in the
                                                    form of commissions and fees
                                                    not to exceed 8% of the
                                                    selling price of the shares.


Common Stock Offered by the Selling
Shareholders................................        635,000 Shares


Common Stock to be Outstanding after the
Offering.................................           28,127,532 Shares. This
                                                    amount is based upon shares
                                                    outstanding as of March
                                                    31, 2003 and excludes
                                                    2,916,199 shares issuable
                                                    upon the exercise of
                                                    outstanding options.


Use of Proceeds by Caraco...............            Caraco will not receive any
                                                    of the proceeds from the
                                                    sale of shares by the
                                                    Selling Shareholders. The
                                                    net proceeds from our sale
                                                    of common stock will be used
                                                    for capital improvements,
                                                    research
                                                    and development, for working
                                                    capital and debt repayment.
                                                    See "Use of Proceeds."

OTC Bulletin Board Quotation
Symbol..........................                    CARA

Risk Factors....................                    You should read the "Risk
                                                    Factors" section as well as
                                                    the other cautionary
                                                    statements throughout the
                                                    entire prospectus, so that
                                                    you understand the risks
                                                    associated with an
                                                    investment in our
                                                    securities.



OFFICES AND WEBSITES

         Our principal executive offices are located at 1150 Elijah McCoy Drive, Detroit, Michigan 48202, and our telephone number is (313) 871-8400. Our main website is located at www.caraco.com. The information on our website is not a part of this prospectus.

                                  RISK FACTORS


         This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus, including the section entitled "Cautionary Statement Concerning Forward-looking Statements" before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing Caraco. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

RISKS RELATING TO OUR COMPANY

WE HAVE A HISTORY OF OPERATING LOSSES.


         We commenced manufacturing and sales operations in 1992. Since that time, we have sustained substantial operating losses. However, for the first time since inception, during the first quarter of 2003 and the second, third and fourth quarters of 2002, we have achieved sales necessary to support operations. Our net sales for the three months ended March 31, 2003 and 2002 were $8.7 million and $3.3 million, respectively. We earned net income of $2.2 million for the three months ended March 31, 2003 as compared to a net loss of $0.5 million for the same period of 2002. For the year ended December 31, 2002, our net sales were $22,380,964 and our net losses were $2,256,004 compared to $5,922,431 and $5,767,464, respectively, for 2001. As of December 31, 2002, we had a shareholders' deficit of $19,623,290. There is no assurance that our recent history of having sufficient sales to support operations will continue. This will be dependent on a number of factors including market acceptance of our products, stability of active raw materials prices, obtaining regulatory approvals for our products and competition.



WE ARE HIGHLY LEVERAGED AND WE WILL NEED TO RAISE CAPITAL FROM THIS OFFERING AND/OR SEEK FINANCING TO PAY OFF LOANS THAT ARE COMING DUE.



         As of March 31, 2003, we had total liabilities of $42,377,352 and a negative working capital of $2,211,655. The negative working capital position as of March 31, 2003 was mainly due to the classification of certain portions of the loans payable to Bank of Nova Scotia and ICICI Bank coming due within the next twelve months and $5.5 million of the loans payable to Sun Pharmaceutical and Sun Global coming due in October 2003. While we believe sales will be sufficient to support our operations, we will need to raise capital from this offering and/or seek financing to pay off the $5.5 million in loans to Sun Pharmaceutical and Sun Global. If we are unable to raise the capital and/or obtain the financing we will attempt to negotiate an extension of the Sun Pharmaceutical and Sun Global loans, of which there is no assurance.

WHILE SUN PHARMACEUTICAL HAS PROVIDED SIGNIFICANT SUPPORT TO US, IT IS UNDER NO LEGAL OBLIGATION TO CONTINUE TO DO SO.


         Since its acquisition of a major portion of our common stock in August 1997, Sun Pharmaceutical has made a significant investment in Caraco through $7.5 million in capital contributions, $9.85 million in currently outstanding loans and $17.5 million in guarantees of loans. As of March 31, 2003, Sun Pharmaceutical beneficially owns approximately 49% of our outstanding shares. While management believes that because of Sun Pharmaceutical's substantial investment in Caraco, Sun Pharmaceutical has sufficient economic incentive to continue to assist and support us in developing our business and while Sun Pharmaceutical has generally expressed an intent to continue to support our operations in 2003, as it has done in the past, there can be no assurance that such support will, in fact continue for a period of time sufficient to ensure our ultimate business success. Sun Pharmaceutical has stated in writing to our auditors that should Caraco experience a cash shortage situation during 2003, it would, as it has in the past, do its best to bridge the financial gap. During the first quarter ended March 31, 2003, Sun Pharmaceutical assisted Caraco with a $500,000 demand loan. Sun Pharmaceutical, however, is not legally obligated to fund our operations. Sun Pharmaceutical is also subject to the prevailing regulatory process in India and may be constrained from fully pursuing its business interests outside of India. We believe that our financial reliance on Sun Pharmaceutical to support our existing operations has significantly decreased as a result of our increased revenues and cash flow. If we are unable to successfully raise capital and Sun Pharmaceutical does not or is not able to continue to fund our growth, it may have a material adverse effect on our expansion of our product portfolio, including the suspension of Sun Global's obligations to deliver products to us under its agreement with us.



         In addition to its financial assistance, Sun Pharmaceutical has assisted us by acting as an alternative source for active raw materials: approximately $2.4 million sold to us in 2002; sold equipment to us: approximately $310,000 in 2002; established a research and development center in Mumbai with a staff of 30 persons to perform formulation and analytical development for us; lease of production machinery: $33,960 in 2002; and provided us with technical professional employees. This is in addition to the transfer of technology formula for 13 products to us under the now expired products agreement. Sun Pharmaceutical's affiliate, Sun Global, has entered into a new products agreement with us for the transfer of technology formula for 25 products during the next five years.

WE ARE MAKING THE CURRENT OFFERING TO FUND AN EXPANSION OF OUR OPERATIONS BUT WE MAY BE UNABLE TO RAISE SUCH FUNDS.

         This offering is being made in order to provide us with sufficient funds to grow our business. The funds are intended to be used for capital improvements, research and development expenses, working capital needs and debt repayment. We cannot be certain, however, that this offering will be successful or that any other financing will be available when needed. As disclosed under "Use of Proceeds" below, if the Minimum Offering is subscribed, it is anticipated that the net proceeds will be used for the research and development expenses of one bioequivalency study for one new product. If we fail to raise any additional financing or only achieve the Minimum Offering, it will have the effect of delaying, suspending or terminating part of our product development programs and inhibiting our flexibility to make debt repayments. There is no certainty that Sun Pharmaceutical will be able to support us at such time. See immediately preceding risk factor. We believe that we will have sufficient cash flow, however, to continue current operations.


OUR FAILURE TO OBTAIN FDA APPROVALS OF OUR PRODUCTS AND/OR OUR FAILURE TO COMPLY WITH APPLICABLE FDA REGULATIONS COULD HINDER OUR DEVELOPMENT ACTIVITIES AND OPERATIONS.

         We must obtain regulatory approval from the FDA for each product that we intend to commercialize. The granting of approvals by the FDA for generic pharmaceuticals has been subject to substantial delays and rigorous scrutiny. Moreover, we are subject to periodic inspection of our facilities and operations and testing of our products by the FDA. In November 2002 and in April 2001, we completed FDA inspections and were found to be substantially compliant in good manufacturing practices. For the period March 1999 to April 2001, however, we were not substantially compliant. Until we corrected the situation by, among other things, hiring an FDA consulting firm and new personnel to head the areas of quality control, quality assurance and regulation, the FDA did not grant approval of any then pending ANDAs, our research and development activities and development of new products were significantly reduced, our revenues were significantly reduced and we had to borrow funds to meet our cash flow requirements. The FDA has extensive enforcement powers over pharmaceutical manufacturers, including the power to seize products, to prohibit product sales and to halt operations. Any manufacturer failing to comply with FDA requirements would be unable to obtain approvals for the introduction of new products. We cannot predict the extent to which we may be affected by legislative and regulatory developments concerning our products or the healthcare field generally. Should regulatory compliance issues arise or regulatory changes occur, our business could be adversely affected.

SUN PHARMACEUTICAL AND ITS AFFILIATES MAY HAVE CONFLICTS OF INTEREST WITH CARACO WITH RESPECT TO TRANSFER OF PRODUCTS, SALE OF ACTIVE RAW MATERIALS, SALE OF EQUIPMENT, TIMING OF DEBT REPAYMENT, FUNDING AND SHAREHOLDER MATTERS SUCH AS MERGERS.


         Sun Pharmaceutical beneficially owns approximately 49% of the currently outstanding shares of Caraco. Four of the eight members of the Board of Directors of Caraco are affiliated with Sun Pharmaceutical. The Chief Executive Officer of Caraco is affiliated with Sun Pharmaceutical and the Chief Financial and Chief Operating Officer of Caraco was formerly employed by Sun Pharmaceutical. As a result, Sun Pharmaceutical is subject to a number of conflicts of interests. As noted, Sun Global entered into a products agreement with us pursuant to which Sun Global will receive shares of a newly created Series B preferred stock. Among other things, pursuant to the terms of the Series B preferred stock, Sun Global has a liquidation preference ahead of the holders of our common stock to our assets and surplus funds, if any, after the payment of all outstanding debt. Accordingly, upon a liquidation, there may not be available assets to distribute to holders of common stock after payment of all debt and the Series B preferred stock liquidation preference. The preferred stock also prohibits us from issuing any securities having a preference ahead of the Series B preferred stock without the consent of a majority of the outstanding shares of the Series B preferred stock.


         Sun Pharmaceutical is engaged in the same business as Caraco and there may be conflicts in determining which products will be transferred to Caraco by Sun Pharmaceutical's wholly-owned subsidiary, Sun Global, pursuant to its products agreement and which to keep, and how much to charge for active raw materials, equipment and/or production machinery it sells or leases to Caraco. At this time, we are substantially dependent on Sun Pharmaceutical and its affiliates for the development of new products. We only have a small in-house development center. We are not prohibited, however, from expanding our in-house development center or from contracting with third parties for technology transfers. We are also considering manufacturing on a contract basis certain products of which the technology and ownership would belong to Sun Pharmaceutical. There may also be conflicts in determining when and how its loans to Caraco shall be repaid, whether to continue to perform its formulation and analytical research at its Mumbai facility on behalf of Caraco, and whether and how much it shall fund Caraco's operations and which Sun Pharmaceutical employees, if any, it determines to transfer to Caraco. Although Caraco and Sun Pharmaceutical attempt, to the extent possible, to avoid conflicts by causing Caraco directors who are affiliated with Sun Pharmaceutical to abstain from voting on matters in which Sun Pharmaceutical is an interested party, and requiring all business relationships to be on terms no less favorable than with unaffiliated parties, such requirements will not necessarily deter Sun Pharmaceutical from taking actions it believes are in Sun Pharmaceutical's best interests but which may be detrimental to Caraco. This could include keeping products with a greater potential for itself. It could also include situations in which, although other shareholders believe it would be advantageous for Caraco to take certain actions, for example, a merger or sale of significant assets, Sun Pharmaceutical would not agree and would block it. Caraco believes, that with respect to most matters, Sun Pharmaceutical's substantial investment in Caraco will provide it with an economic incentive to assist Caraco and to favor arrangements which are beneficial to both Sun Pharmaceutical and Caraco.


THE PAYMENT OF SHARES OF PREFERRED STOCK TO SUN GLOBAL IN EXCHANGE FOR THE PRODUCTS IT TRANSFERS TO CARACO MAY SIGNIFICANTLY INCREASE RESEARCH AND DEVELOPMENT EXPENSES AND THEREBY REDUCE EARNINGS OR CREATE A LOSS.


         Pursuant to its products agreement with Caraco, Sun Global transfers technology to Caraco. Sun Global earns 544,000 shares of preferred stock (convertible into common stock after three years) for each ANDA product transferred at the time such product passes its bioequivalency study. The value of the shares issued to Sun Global for the transfer of the products shall be included in research and development expenses. Depending on the number of products transferred and the price attributable thereto, the issuance of preferred stock to Sun Global could cause Caraco's research and development expenses to increase to an amount which would significantly decrease profit or create a loss. Preferred shares can be earned by Sun Global even if the product is not successfully produced and marketed. To date, no shares of preferred stock have been earned by or issued to Sun Global.


CLAIMS BY OTHERS THAT OUR PRODUCTS INFRINGE THEIR PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         The pharmaceutical industry has been characterized by frequent litigation by patent and other intellectual property rights. Any claims of patent infringement would be time-consuming and could likely result in costly litigation, divert the time and attention of our technical personnel and management and cause product development delays. An adverse determination in a judicial or administrative proceeding could prevent us from developing, manufacturing and selling some of our products, which could harm our business, financial condition and operating results. There is no such litigation currently pending against us.

PRODUCT LIABILITY CLAIMS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.


         The design, development and manufacture of pharmaceutical products involve an inherent risk of product liability claims and associated adverse publicity. Subsequent to the introduction of a product or with respect to new products under development, there may occur adverse drug reactions which were not identified prior thereto which could have a material adverse effect on our sales of such products. Insurance coverage is expensive, difficult to obtain and may not be available in the future on acceptable terms. Although we currently maintain liability insurance for all of our products, in the amount of up to $10 million per incident and in the aggregate, there can be no assurance that the coverage limits of our insurance policies will be adequate. Claims brought against us, whether fully covered by insurance or not, could have a material adverse affect upon us. See rule factor below and "Business - Litigation."


WE ARE INVOLVED IN TWO PRODUCT LIABILITY SUITS IN WHICH DAMAGES IN EXCESS OF $20 MILLION ARE CLAIMED AND FOR WHICH WE ARE NOT INSURED.


         Two product litigation cases have recently been filed against us involving Miraphen LA which contains phenylptopanolamine ("PPA"). In one suit we are one of two defendants and in the other we are one of numerous defendants. At this time, discovery is only in its initial stages. Our product liability insurer has recently informed us that we are not covered with respect to product liability claims involving PPA. Damages sought in the two lawsuits against all of the defendants exceed $20 million. The ultimate outcome of these cases and the potential effect on us cannot be determined at this time. However, we believe we have substantial defenses to the claims and we intend to vigorously defend the lawsuits.


RISKS RELATING TO OUR INDUSTRY

BECAUSE OUR INDUSTRY IS VERY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER CAPITAL RESOURCES AND MORE EXPERIENCE IN RESEARCH AND DEVELOPMENT, MANUFACTURING AND MARKETING THAN US, WE MAY NOT SUCCEED IN DEVELOPING OUR PROPOSED PRODUCTS AND BRINGING THEM TO MARKET.

         Competition in the pharmaceutical industry is intense. Potential competitors in the United States are numerous and most have substantially greater capital resources and more experience in research and development, manufacturing and marketing than us. We believe that our primary competitors are EON Labs, Inc., Ivax Pharmaceuticals, Inc., Mylan Laboratories, Inc. and Taro Pharmaceutical Industries, Ltd. Because selling prices of generic drug products typically decline as competition intensifies, the achievement of profitable operations will be dependent, in part, on our ability to maintain efficient production capabilities and to develop and introduce, or to obtain access through strategic alliances with others, new products in a timely manner. New drugs or future developments in alternative drug development technologies may provide therapeutic or cost advantages to competing products. There can be no assurance that developments by others will not render our products or technologies non-competitive or obsolete.

WE ARE DEPENDENT UPON KEY PERSONNEL, MANY OF WHOM WOULD BE DIFFICULT TO REPLACE.

         Our success will be largely dependent upon the efforts of Narendra N. Borkar, our Chief Executive Officer and Jitendra N. Doshi, our Chief Operating Officer and Chief Financial Officer. Mr. Borkar's current employment agreement expires on September 22, 2003. We do not have key person life insurance on any of our key personnel. Our future success also will depend in large part on our ability to identify, attract and retain other highly qualified managerial, technical and sales and marketing personnel. Competition for these individuals is intense. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, could make it more difficult for us to manage our business and meet key objectives, such as the timely introduction of our proposed products, which would harm our business, financial condition and operating results.

RISKS RELATING TO THIS OFFERING AND OUR COMMON STOCK

BECAUSE OUR COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY TRADING MARKET MAY BE LIMITED.

         Our common stock currently is quoted on the over-the-counter market on the OTC Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted on the Nasdaq Stock Market or traded a national securities exchange, like the New York Stock Exchange or American Stock Exchange.

BECAUSE OUR SHARES ARE "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

         Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently is quoted on the OTC Bulletin Board at less than $5.00 per share, our common stock is a "penny stock" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

         In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

         -  obtaining financial and investment information from the investor;

         - obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

         - providing the investor a written identification of the shares being offered and the quantity of the shares.

         If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for the broker-dealers to sell our common stock and our stockholders, therefore, may have difficulty in selling their shares in the secondary trading market.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET, INCLUDING THE SHARES OFFERED UNDER THIS PROSPECTUS AND UNDER OTHER REGISTRATION STATEMENTS, COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         Future sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus and under other registration statements, or the perception that such sales could occur, could aversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities.

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE.

         Our common stock is quoted on the OTC Bulletin Board. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

         -  progress of our products through the regulatory process;

         - announcements of technological innovations or new products by us or our competitors;

         - government regulatory action affecting our products or our competitors' products;

         -  developments or disputes concerning patent or proprietary rights;

         -  actual or anticipated fluctuations in our operating results;

         -  changes in our financial estimates by securities analysts;

         - general market conditions for emerging growth and pharmaceutical companies;

         -  broad market fluctuations; and

         -  economic conditions in the United States.



         From July 1, 2000 through March 31, 2003, the closing sales price of our stock has ranged from $0.20 to $4.65.



PROVISIONS IN OUR CHARTER DOCUMENTS AND MICHIGAN LAW MAY PREVENT OR FRUSTRATE ANY ATTEMPT TO REPLACE OR REMOVE CURRENT MANAGEMENT BY SHAREHOLDERS.



         Provisions of our articles of incorporation and bylaws, as well as provisions of Michigan law, could make it more difficult for shareholders to replace or remove current management. These provisions include:


         - our Board of Directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without further shareholder approval;

         - our Board of Directors is divided into three classes, with each class serving staggered three-year terms;

         - super majority voting is required to amend key provisions of our articles of incorporation and bylaws;

         - there are limitations on who can call special meetings of shareholders; and

         - in order to nominate a director or make a proposal at a shareholders' meeting, a shareholder must give us advance notice.



         We refer you to "Business - 1999 Equity Participation Plan" for disclosure of provisions which provide that all outstanding options shall vest upon a change in control. This may discourage a third party from attempting a change in control of our Company.

         We also refer you to "Description of Securities - Anti-Takeover Provisions of Michigan Law and our Articles of Incorporation" for more information on the specific provisions of our articles of incorporation, our bylaws and Michigan law that could discourage, delay or prevent a change of control of our company.


SUN PHARMACEUTICAL AND ITS AFFILIATES AND OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUFFICIENT NUMBER OF SHARES OF OUR CAPITAL STOCK TO CONTROL OUR COMPANY, WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

         Sun Pharmaceutical and its affiliates and our directors and executive officers currently own or control approximately 65% of our outstanding voting power. This percentage excludes the effect of shares issuable upon the exercise of outstanding options and the issuance of any additional shares to Sun Global for product technology transfers. Accordingly, these shareholders, individually and as a group, may be able to influence the outcome of shareholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our articles of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by existing shareholders could have the effect of delaying, deferring or preventing a change in control of our company.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF THEIR INVESTMENT.

         We expect that the public offering price per share will significantly exceed the net tangible book value per share of the outstanding common stock. Accordingly, purchasers of common stock in this offering will:

         - pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities; and


         - assuming a purchase price of U.S. $5.35 per share, contribute approximately 36.6% of the total amount to fund us to date, but will only own approximately 15.5% of the shares outstanding. The shares outstanding exclude shares issuable upon the exercise of outstanding options and the conversion of preferred stock and the issuance of any additional shares to Sun Global for product technology transfers.


EXERCISE OF OUTSTANDING OPTIONS WILL DILUTE EXISTING SHAREHOLDERS AND COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK.


         As of March 31, 2003, we had issued and outstanding 23,762,532 shares of common stock and outstanding options of 2,916,199 additional shares of common stock at an average exercise price of approximately $1.78 per share. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. The existence of the outstanding options and convertible preferred stock may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.


WE LIKELY WILL ISSUE ADDITIONAL EQUITY SECURITIES WHICH WILL DILUTE YOUR SHARE OWNERSHIP.

         We likely will issue additional equity securities through the exercise of options that are outstanding or may be outstanding, through the conversion of preferred stock that may become outstanding pursuant to the terms of the products agreement between Sun Global and us, and possibly to raise capital. These additional issuances will dilute your share ownership.

WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON COMMON STOCK IN THE FORESEEABLE FUTURE AND, THEREFORE, ANY RETURN ON YOUR INVESTMENT IN OUR COMMON STOCK MUST COME FROM INCREASES IN THE FAIR MARKET VALUE AND TRADING PRICE OF OUR COMMON STOCK.

         We have never paid a cash dividend on our common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock. Further, the EDC loan restricts the payment of dividends without its consent.

MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF PROCEEDS OF THIS OFFERING AND COULD SPEND OR INVEST THE NET PROCEEDS IN WAYS IN WHICH THE SHAREHOLDERS MAY NOT AGREE.

         We expect to use most of the net proceeds from this offering for expenses related to capital improvements, research and development and working capital purposes and debt repayment. As noted, we could decide to pay off all or part of the Sun Pharmaceutical debt or the EDC debt. Our management has broad discretion as to the use of proceeds of this offering and could spend or invest the net proceeds from this offering in ways in which the shareholders may not agree.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


         This prospectus contains forward-looking statements concerning our financial condition, results of operations and business, the anticipated financial and other benefits of this offering and the plans and objectives of our management following this offering, including, without limitation, statements pertaining to:

         -  our anticipated future profitability;

         - our need to raise additional capital through future equity financings;

         -  our spending capital on research and development of new products;

         -  our expectations of future FDA approvals of pending ANDAs;

         -  our expectations of introducing new products into the marketplace;

         - our existing cash and any net proceeds from this offering and whether and how long these funds will be sufficient to fund our growth; and

         -  restructuring of the EDC loan.


         These and other forward-looking statements are primarily in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Generally, you can identify these statements because they use phrases like "anticipates," "believes," "expects," "future," "intends," "plans," and similar terms. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face as described in the section entitled "Risk Factors" and elsewhere in this prospectus.


         Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment; (ii) variations in quantity results; (iii) lack of success in obtaining additional financing; (iv) inability to renegotiate and extend our loan with the EDC; (v) governmental restrictions on the sale of certain products; (vi) not obtaining FDA approvals for new products or delays in receiving FDA approvals; (vii) lack of successful manufacturing and marketing of commercially viable products on a timely basis; (viii) dependence on key personnel; (ix) development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; (x) market and customer acceptance and demand for new pharmaceutical products; (xi) availability of active raw materials; (xii) timing and success of product development and launch; (xiii) integrity and reliability of our data; (xiv) lack of success in attaining full compliance with regard to regulatory and cGMP compliance; and (xv) other risks identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission.

         We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                              PLAN OF DISTRIBUTION

SALES BY CARACO

         We are offering the shares on a "best efforts minimum-maximum" basis directly through our officers, who will not receive any commissions or other remuneration of any kind for selling shares in this offering, other than reimbursement of offering expenses incurred by them. This offering is a self underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. We may sell shares directly by us and/or we may offer the shares through brokers or dealers, who may receive compensation in the form of commissions. We do not currently have any understandings or arrangements with any person to act as a broker or dealer in this offering. Any broker or dealer that participates in the distribution of shares may be deemed to be an underwriter, and any profits on the sale of the shares by any such broker or dealer and any commissions received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act of 1933, as amended (the "Securities Act"). If one or more brokers or dealers are engaged, the total commission and fees paid to such brokers and dealers in connection with the sale of the shares offered under this prospectus will not exceed 8% of the selling price of the shares.

         The shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states. To comply with the securities laws of certain jurisdictions, as applicable, the shares may be required to be offered and sold only through registered or licensed brokers or dealers. If such brokers or dealers are engaged, the total commission and fees paid to such brokers and dealers in connection with the sale of shares will not exceed 8% of the selling price of the shares.

         Until 100,000 shares (the "Minimum Offering") have been sold, all funds received from subscribers for our common stock will be held in escrow by Bank One, Michigan, as escrow agent, pursuant to an agreement with the escrow agent. Pending disbursement, subscription proceeds will be deposited in a non-interest bearing account. All funds received after the Minimum Offering has been obtained, will be deposited directly with us for immediate use.


         Unless collected funds sufficient to purchase at least the Minimum Offering are received by the escrow agent from accepted subscribers within 180 days from the date of commencement of the offering, the offering will terminate and all funds received from subscribers will be promptly returned in full by the escrow agent directly to subscribers, without interest or deduction, as provided in the escrow agreement. We may, however, extend the offering, in our sole discretion, for an additional 90 days. Provided that at least 100,000 shares of common stock are sold within the foregoing period, we may continue to offer our common stock for sale until 4,365,000 shares are sold or May 31, 2004, whichever occurs first. However, we may terminate our offering at any earlier time if we choose to do so. For services performed by it pursuant to the escrow agreement, we have paid the escrow agent fees in the amount of $1,500.


         To purchase common stock in this offering, a prospective investor must
(1) complete and sign a subscription agreement and any other documents that we may require and (2) deliver such documents, together with payment in an amount equal to the full purchase price of the shares of common stock being purchased, to the officer or broker or dealer, as applicable. Until the Minimum Offering is sold, checks should be made payable to "Bank One, Michigan, Escrow Agent." After the Minimum Offering, checks should be made payable directly to "Caraco." WE WILL DETERMINE, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT SUBSCRIPTIONS WITHIN FIVE DAYS FOLLOWING THEIR RECEIPT. FUNDS OF AN INVESTOR WHOSE SUBSCRIPTION IS REJECTED WILL BE PROMPTLY RETURNED DIRECTLY TO SUCH PERSON, WITHOUT INTEREST OR DEDUCTION, PURSUANT TO THE TERMS OF THE ESCROW AGREEMENT. NO SUBSCRIPTION MAY BE WITHDRAWN, REVOKED OR TERMINATED BY THE PURCHASER. WE RESERVE THE RIGHT TO REFUSE TO SELL OUR COMMON STOCK TO ANY PERSON AT ANY TIME.

         We anticipate that we will indemnify brokers or dealers against any costs or liabilities incurred by them by reasons of misstatements or omissions to state material facts in connection with statements made in the registration statement or the prospectus. We also anticipate that brokers or dealers will, in turn agree to indemnify us against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the prospectus, based on information relating to the brokers or dealers and furnished in writing. To the extent that this indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

SALES BY SELLING SHAREHOLDERS

         The Selling Shareholders acquired their shares of Caraco common stock directly from us in private transactions in March, April and May 2002. To our knowledge, none of the Selling Shareholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered under this prospectus, nor do we know the identity of any broker or market maker that will participate in the offering. The shares of common stock may be offered and sold from time to time by the Selling Shareholders or by their respective pledgees, donees, transferees and other successors in interest.

         The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner, size and price of each sale. Sales may be made over the OTC Bulletin Board, in the over-the-counter market, in privately negotiated transactions or otherwise, at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. Sales may be made directly or through agents designated from time to time or through dealers or underwriters to be designated or in negotiated transactions. The shares may be sold by one or more of, or a combination of, the following methods:

         - a block trade in which the broker or dealer engaged by a Selling Shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by the broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         -    privately negotiated transactions.


         Caraco has been advised by the Selling Shareholders they have not, as of May 27, 2003, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

         In connection with distributions of the shares or otherwise, the Selling Shareholders may, if permitted by law, also enter into hedging transactions. For example, the Selling Shareholder may:

         - enter into transactions involving short sales of the shares of common stock by brokers or dealers;

         - sell shares of common stock short and redeliver these shares to close out the short position;

         - enter into option or other types of transactions that require the Selling Shareholders to deliver shares of common stock to a broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

         - loan or pledge shares of common stock to a broker or dealer, who may sell the loaned shares, or in the event of default, sell the pledged shares.

         Brokers or dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders or the purchasers of the common stock in amounts to be negotiated in connection with the sale. Brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with the sales, and any commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. No period of time has been fixed within which the shares covered by this prospectus may be offered and sold.

         We have informed the Selling Shareholders that the anti-manipulation rules under the Securities Exchange Act of 1934, including Regulation M thereunder, may apply to their sales of shares in the market and have furnished each of the Selling Shareholders with a copy of these rules. We have also informed the Selling Shareholders of the need for delivery of copies of this prospectus in connection with any sale of shares of common stock hereunder.

         This offering will terminate on the earlier to occur of:

         - the date on which all shares offered have been sold by the Selling Shareholders; or

         - the date on which all shares held by a Selling Shareholder may be sold by such Selling Shareholder in compliance with Rule 144 under the Securities Act within any three-month period.

         We will pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, fees and disbursements of our counsel and accountants, all of our internal expenses, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. The Selling Shareholders will bear all discounts, commissions or other amounts payable to underwriters, brokers, dealers or agents.

                              SELLING SHAREHOLDERS

         All of the Selling Shareholders named below acquired shares of our common stock being offered under this prospectus directly from us in private transactions in March, April and May 2002. Mr. LeRoy Carter, Berlin Capital Growth, LP and J. George Investments, LLC purchased the securities referenced in the table below in the ordinary course of business, and at the time of purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any persons to distribute the securities. The following table sets forth information known to us with respect to the beneficial ownership of Caraco common stock as of March 31, 2003, by the Selling Shareholders.



         The percentage of beneficial ownership for the following table is based on 23,762,532 shares of common stock outstanding as of March 31, 2003. To our knowledge, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table to be beneficially owned by such person.


         None of the Selling Shareholders has had any position, office or other material relationship with us within the past three years. The table assumes that the Selling Shareholders will sell all of the shares offered by them in this offering, however, the Selling Shareholders may offer all or part of the shares for resale from time to time. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. We will not receive any of the proceeds from the sales of the shares offered under this prospectus.


Selling Shareholder                      Shares of Common Stock          Number of Shares
                                       Beneficially Owned Prior to        Being Offered        Shares Beneficially Owned after
                                              the Offering                                        Completion of the Offering
                                      ----------------------------       ----------------     --------------------------------

                                      Total Shares     Percentage                                 Number          Percentage
                                      Beneficially
                                         Owned
                                      -------------    -----------                                ------          ----------
Daniel Bauer                             30,000            *                  30,000                0                 0

Berlin Capital Growth, LP               200,000          0.8%                200,000                0                 0

LeRoy Carter                             30,000            *                  30,000                0                 0

Verle Carter                             25,000            *                  25,000                0                 0

J. George Investments, LLC              350,000          1.5%                350,000                0                 0

*less than 1.0%


                                 USE OF PROCEEDS

         Caraco will not receive any of the proceeds from the sale of shares by the Selling Shareholders. If all 4,365,000 shares of common stock offered by Caraco are sold pursuant to this offering, we will receive gross proceeds of approximately $23,352,750. The gross proceeds will be reduced by legal, accounting and other miscellaneous expenses of approximately $156,000. If we utilize the services of registered brokers and dealers, the gross proceeds will be further reduced by the commissions payable to such brokers and dealers. Set forth below is an estimate of how we intend to use the net proceeds of the offering, assuming the gross proceeds of $23,352,750: $2 million towards capital improvements, $6 million towards research and development, $6-8 million towards working capital requirements and the balance for debt elimination. If the net proceeds are less than fully subscribed, we shall determine the proper allocation among the foregoing proposed uses. We may also determine to pay off all or a portion of the $5.5 million in loans from Sun Pharmaceutical and Sun Global which are due October 2003. This may reduce the amounts available for the other proposed uses. If only the Minimum Offering of 100,000 shares ($535,000) is subscribed, it is anticipated that the net proceeds will be used for the research and development expenses of one bioequivalency study; in such case, we would need to seek additional financing to grow our business. See "Risk Factors."


                                 DIVIDEND POLICY

         We never have declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business. We do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on the common stock will be at the discretion of the Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors. No dividend may be declared without the consent of the EDC.

                           PRICE RANGE OF COMMON STOCK

         Our common stock trades in the over-the-counter market on the OTC Bulletin Board, under the symbol "CARA." The following table sets forth, in U.S. dollars and in dollars and cents (in lieu of fractions), the high and low bid prices for each of the calendar quarters indicated. These bid prices were obtained from the Nasdaq OTCBB. These quotations reflect inter-dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.


2003                                          HIGH                         LOW
First Quarter                                 $3.95                        $2.60

2002                                          HIGH                         LOW
First Quarter                                 $4.96                        $1.10
Second Quarter                                $3.73                        $2.25
Third Quarter                                 $3.07                        $1.73
Fourth Quarter                                $2.77                        $1.72

2001                                          HIGH                         LOW
First Quarter                                 $0.60                        $0.20
Second Quarter                                $0.85                        $0.32
Third Quarter                                 $0.70                        $0.55
Fourth Quarter                                $1.11                        $0.58



         As of March 31, 2003, there were approximately 155 holders of record of our common stock.

                             SELECTED FINANCIAL DATA


         The selected statements of operations data shown below for the years ended December 31, 2002, 2001 and 2000 and the balance sheet data as of December 31, 2002 and 2001 are derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data shown below for the three months ended March 31, 2003 and 2002 and the balance sheet dated as of March 31, 2003 have been derived from the unaudited financial statements included elsewhere in this prospectus. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for the full year. When you read this selected consolidated financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.





                 STATEMENT OF OPERATIONS                 THREE MONTHS ENDED                        YEAR ENDED DECEMBER 31
                 -----------------------                      MARCH 31                             ----------------------
                                                             (unaudited)
                                                         ------------------


                                                         2003           2002              2002            2001             2000
                                                         ----           ----              ----            ----             ----
                                                                                                                      (AS RESTATED)*
Net sales                                            $  8,721,600   $  3,301,959      $ 22,380,964    $  5,922,431    $  2,377,546

Cost of goods sold                                      4,225,949      1,847,547        12,047,410       4,186,059       2,678,900
                                                     ------------   ------------      ------------    ------------    ------------

Gross profit (loss)                                     4,495,651      1,454,412        10,333,554       1,736,372        (301,354)

Selling, general and administrative expenses              949,784        754,655         3,827,707       2,680,494       2,508,737
Research and development costs (affiliate)                      -              -         3,887,423               -         401,472
Research and development costs                            899,931        850,873         3,348,789       3,079,804       3,065,795


Operating income/(loss)                                 2,645,936       (151,116)         (730,365)     (4,023,926)     (6,277,358)

Interest cost - net of interest income                   (441,187)      (368,127)       (1,525,639)     (1,733,537)     (1,517,182)
                                                     ------------   ------------      ------------    ------------    ------------

Net income/(loss)                                    $  2,204,749   $   (519,243)     $ (2,256,004)   $ (5,757,463)   $ (7,794,540)
                                                     ============   ============      ============    ============    ============

Net income/(loss) per basic and diluted common share $       0.09   $      (0.03)     $      (0.10)   $      (0.29)   $      (0.41)
Weighted average common shares outstanding             23,762,532     21,242,874        22,031,425      21,173,522      19,755,021

                                            MARCH 31
                                            --------
                 BALANCE SHEETS            (unaudited)                                   DECEMBER 31
                 --------------            -----------                                   -----------
                                              2003                         2002                             2001
                                              ----                         ----                             ----
Cash and cash equivalents                 $    337,415                   $ 534,228                       $ 241,110

Other current assets                        16,767,706                  11,571,411                       4,574,764

Property, plant & equipment (net)            7,853,688                   7,747,510                       6,694,082

Current liabilities                         19,316,777                  13,752,892                      10,855,205

Long term liabilities                       23,060,575                  25,723,547                      23,600,000

Accumulated deficit                        (57,808,047)                (60,012,796)                    (57,756,792)

Stockholders deficit                       (17,418,541)                (19,623,290)                    (22,945,249)


         *Caraco recorded a prior period adjustment to restate common stock and the accumulated deficit as of January 1, 2000 in connection with the valuation of its common shares issued to Sun Pharmaceutical in exchange for product technology transfers received through that date. The restatement served to increase the accumulated deficit and capital previously reported at that date by $983,660. The 2000 operating results have been restated by increasing the net loss by $171,832 in connection with the valuation of common shares issued to Sun Pharmaceutical in exchange for the product technology transfer during 2000.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this registration statement and the cautionary statements concerning forward-looking statements presented in the sections entitled "Risk Factors" and "Cautionary Statement Concerning Forward-looking Statements."

OVERVIEW


The first quarter of 2003 was a quarter of record revenues and net income. 2002 was a year of record revenues, significantly lower net losses and significantly improved cash flow. In comparison we have historically experienced limited sales, operating losses and cash-flow difficulties.



During 2001 and 2000, Sun Pharmaceutical assisted Caraco in obtaining loans from ICICI Bank Limited and The Bank of Nova Scotia of $5.0 million and $12.5 million. We have utilized the $5.0 million from ICICI Bank Limited during 2000 and $10.9 million from The Bank of Nova Scotia during 2002, 2001 and 2000. Also, Sun Pharmaceutical provided loans of an additional $0.5 million, $1.4 million and $2.45 million to us during the first quarter of 2003, and the years ended December 31, 2002 and 2001, respectively. The $0.5 million is a demand loan used for working capital needs. The loans in 2002 and 2001 were primarily utilized by us to fund the operations, research and development of new products and finance the increased working capital needs resulting from the increase in our product portfolio following FDA approvals of 3 products during the last two quarters of 2001 and 6 products in 2002. In February 2003, the FDA approved an additional ANDA. We also filed 3 ANDA applications to the FDA during 2002, bringing the total pending approvals to 3. We successfully restructured our EDC loan in April 2003. See "Business Property" and "Business - EDC Financing."


FDA COMPLIANCE AND PRODUCT APPROVALS

Towards the end of the first and beginning of the second quarters of 2001, and in November 2002, the FDA conducted inspections of our facility. During these inspections, we were found to be substantially in compliance with the cGMP regulations. While the FDA did issue us an FDA 483 list of observations after each inspection, we do not believe they are material and we have taken appropriate remedial actions. During 2002, the FDA approved 6 ANDAs. In February 2003, the FDA approved an additional ANDA. 3 ANDAs are currently pending approval.


THREE MONTHS ENDED MARCH 31, 2003 COMPARED WITH THREE MONTHS ENDED MARCH 31,
2002



NET SALES. Net sales for the three months ended March 31, 2003 and 2002 were $8,721,600 and $3,301,959, respectively, reflecting an increase of almost 164%. The increase is due to the higher production and marketing of most of our products following the achievement of substantial compliance with cGMPs. Sales of Metformin Hydrochloride, Tramadol Hydrochloride and Metoprolol Tartrate accounted for 85% of our net sales for the quarter. Sales of Metformin Hydrochloride increased because of our contract with the Veterans Administration, however, the sales of Metformin Hydrochloride to such agency have been made at lower sales prices. (See "Gross Profit" below).



GROSS PROFIT. We earned a gross profit of $4,495,651 during the three months ended March 31, 2003 as compared to a gross profit of $1,454,412 during the corresponding period in 2002. The improvement was primarily due to higher sales volumes with improved margins due to change in sales mix to more profitable products such as Metroprolol Tartrate, Metformin Hydrochloride; Tramadol Hydrochloride and Oxaprozin; acquiring active raw materials at more competitive prices; reduction in manufacturing costs due to increased batch sizes; improved efficiency in the overall manufacturing process associated with higher utilization of plant capacity; and utilization of equipment installed during the twelve months ended December 31, 2002 of $1.6 million, and ability to absorb operational overheads due to higher sales.



SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the three months ended March 31, 2003 and March 31, 2002 were $949,784 and $754,655 respectively, representing an increase of 25%. Selling, general and administrative expenses have effectively decreased down to 10.8% of net sales during the three months ended March 31, 2003 from almost 22% of net sales during the same period in 2002.



The actual increase of approximately $195,000 was due to additional professional costs ($25,000) primarily in connection with the ongoing litigation against the Company, costs of introducing new products into the market ($25,000), additional sales personnel ($15,000), increases in the salaries of sales and administrative staff ($25,000), recording of variable compensation expense on stock options granted and extended to a director ($35,000) and costs associated with development of improved services and quality measures to customers.



RESEARCH AND DEVELOPMENT EXPENSES. Cash research and development expenses of $899,931 for the three months ended March 31, 2003 were higher by 5% when compared with $850,873 incurred during the corresponding period of 2002. The major reason for the additional cash research and development expenses was the costs for raw material of approximately $80,000 for one of the projects currently undergoing efficacy studies and other filing costs.



DEPRECIATION EXPENSE. We incurred depreciation expense of $138,770 for the first three months of March 2003 as compared to $108,208 incurred in the corresponding period of 2002. Depreciation has increased due to additional investment into capital assets during 2002 of $1.6 million.



INTEREST EXPENSE. Interest expense, which was incurred in connection with our mortgage obligation to the EDC, interest on notes payable to Sun Pharmaceutical and Sun Global as well as on term loans granted to us by ICICI Bank and the Bank of Nova Scotia, and guaranteed by Sun Pharmaceutical, was $441,187 and $368,127, for the three months ended March 31, 2003 and 2002, respectively. The increase in the amount of interest is due to the increase in borrowing levels. We have utilized the $1.6 million of the remaining draws from Bank of Nova Scotia as well as having borrowed $500,000 from Sun Pharma (a demand loan) to finance increased working capital.



RESULTS OF OPERATIONS. We earned net income of $2,204,749 for the three months ended March 31, 2003 as compared to a net loss of $519,243 for the same period of 2002, respectively, reflecting an improvement of almost 525%. The significantly improved results of operations in the current three-month period as compared to the previous respective period are primarily due to significantly higher sales volumes, improved cost absorption due to increased sales, improved product mix and obtaining more competitive prices for active raw materials.



A number of uncertainties exist that may influence our future operating results, including general economic conditions, changes in conditions affecting the pharmaceutical industry primarily related to generic drug competition, obtaining additional financing, government restrictions on sale of certain products, obtaining new FDA approvals, development by competitors of new or superior products or new technology for production of products or the entry into the market of new competitors.


TWELVE MONTHS ENDED DECEMBER 31, 2002 COMPARED WITH TWELVE MONTHS ENDED DECEMBER 31, 2001

         NET SALES. Net sales for the twelve months ended December 31, 2002 and 2001 were $22,380,964 and $5,922,431, respectively, reflecting an increase of almost 278%. The increase is due to the higher production and marketing of our existing and newly approved products following the achievement of substantial compliance with cGMPs. Currently, we manufacture and market six of the nine ANDAs which were approved by the FDA during 2001 and 2002. Net sales of these newly approved products were almost 45% of total net sales for the twelve months ended December 31, 2002. The majority of the net sales increase from sales of new products were from net sales of Metformin Hydrochloride and Tramadol Hydrochloride, 55% and 5% of net sales for the twelve months ended December 31, 2002, respectively.

         Net sales have also improved for the following reasons:

         - Net sales of Metoprolol Tartrate have increased significantly to $6.60 million during the twelve months of 2002 as compared to $1.85 during the same period of 2001.


         - We have been successful in obtaining larger sales contracts in 2002 with an agency of the U.S. government, the Veterans Administration, and with one large mail order company, however, the sales of Metformin Hydrochloride to such agency have been made at lower profit margins. (See discussion on "Gross Profit" below)


         - With our larger base of products, we have been able to attract both new customers as noted above, and larger orders.

         GROSS PROFIT. We earned a gross profit of $10,333,554 during the twelve months ended December 31, 2002 as compared to a gross profit of $1,736,372 during the corresponding period in 2001. The improvement was primarily due to higher sales volumes with improved margins due to product mix in the current period as compared to the corresponding period of 2001 and ability to absorb operational overheads due to higher sales.

         As a result of increased sales, the gross profit margin has also improved when comparing the gross profit margins for the twelve month periods ending December 31, 2002 and 2001. Gross profit margin for the twelve months ended December 31, 2002 was 46% as compared to almost 29% for the twelve months ended December 31, 2002. The increases were the result of:

         - Change in sales mix to higher profit margin products such as Metoprolol Tartrate, Tramadol Hydrochloride and Oxaprozin.

         - Reduction in manufacturing costs due to increased batch sizes. For example, Metoprolol Tartrate batch sizes have increased by approximately four fold.

         - Improved efficiency in the overall manufacturing process associated with higher utilization of plant capacity.

         - Utilization of newly installed larger and faster equipment to achieve economics of scale.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the twelve months ended December 31, 2002 and 2001, respectively were $3,827,727 and $2,680,494 respectively, representing an increase of 43%. Selling, general and administrative expenses have effectively decreased to 14.8% of net sales during the twelve months ended December 31, 2002 from almost 37% of net sales during the same period in 2001.

         The actual increase of approximately $1,147,213 between the selling, general and administrative expenses incurred during 2002 in comparison to 2001 was due to additional legal and professional costs ($250,000) primarily in connection with the negotiations of a new product agreement with Sun Global, litigation defense, SEC and blue sky registration, and negotiations with the EDC, costs of introducing new products into the market ($150,000), additional sales personnel ($40,000), increases in the salaries of sales and administrative staff ($80,000), recording of variable compensation expense on the extension of the term of a director's stock options ($262,000), and the balance for royalties and costs associated with development of improved services and quality measures to customers.

         RESEARCH AND DEVELOPMENT EXPENSES. Cash research and development expenses of $3,348,789 for the twelve months ended December 31, 2002 were higher by 9% when compared with $3,079,804 incurred during the corresponding period of 2001. We incurred non-cash research and development expenses (technology transfer cost) of $3,887,424 for the 1,632,000 shares of common stock issued to Sun Global for three product transfers made to us during 2002. There was no similar expense for the corresponding period of 2001. The major reason for the additional cash research and development expenses were the costs for three bio-study projects, for which we recorded expenditures of approximately $593,000 during 2002.

         INTEREST EXPENSE. Interest expense, which was incurred in connection with our mortgage obligation to the EDC, interest on notes payable to Sun Pharmaceutical and Sun Global as well as on term loans granted to us by ICICI Bank and the Bank of Nova Scotia, and guaranteed by Sun Pharmaceutical, was $1,539,075 and $1,748,922, for the twelve months ended December 31, 2002 and 2001, respectively. The decrease in the amount of interest is due to a lower LIBOR rate on the loans from ICICI Bank of India and Bank of Nova Scotia, despite an increase in borrowing levels. Also, effective April 1, 2001, Sun Pharmaceutical and Sun Global reduced the rate of interest payable to them from 10% to 8%.

         RESULTS OF OPERATIONS. The net losses for the twelve months ended December 31, 2002 and 2001 were $2,256,004 and $5,757,464, respectively, reflecting a reduction of almost 61%. The net losses for the twelve month periods are directly related to net sales, which were inadequate to absorb our interest costs and the impact of our non-cash technology transfer cost of $3,887,424 recorded during the twelve months ended December 31, 2002. The significantly lower net losses in the current twelve-month period as compared to the previous period are primarily due to significantly higher sales volumes and better-cost absorption due to increased sales and an improved product mix. Also, the utilization in the third and fourth quarters of 2002 of $1.59 million of new equipment installed during the twelve months ended December 31, 2002 helped to improve productivity.




YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

         NET SALES. Net sales for the years ended December 31, 2001 and 2000 were $5,922,431 and $2,377,546, respectively. While this represents a 150% increase over the previous year due to increased production and marketing of our existing products, it was still at a low level. During the third quarter, we began the manufacture and marketing of 2 of the 3 FDA approved products. The sales of these products were only a small part of the gross sales during the last six months of 2001. Sales of Metroprolol Tartrate, Guaifenesin and Paramomycin Sulfate started to see substantial increases due to the facility being cGMP approved. Gross sales from these products increased $2.5 million, $965,000 and $703,000, respectively in 2001 from 2000 levels. This represented $3.25 million of additional net sales in 2001 or 92% of the $3.5 million increase.

         GROSS PROFIT/ LOSS. We earned a gross profit of $1,736,372 for the year ended December 31, 2001, compared to a gross loss of $301,354 during the same period of 2000. The improvement was primarily due to higher sales volumes in the current period as compared to those during the corresponding period of 2000 and ability to absorb operational overheads due to higher sales.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 2001 were $2,680,494 compared to $2,508,738 in 2000 for a slight increase of 7%. The increase was mainly a result of higher selling expenses of approximately $50,000 due to increased sales and increased expenditures of $90,000 incurred for maintaining FDA compliance.


RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses of $3,079,804 for the year ended December 31, 2001 were approximately the same, when compared with $3,467,267, as restated, incurred during the corresponding period of 2000. However, during 2001, we did not incur any non-cash expense in relation to shares of common stock issued in exchange for the product technology transfer by Sun Pharmaceutical. During 2000, such non-cash expenses totaled $401,472 as restated. The 2000 research and development expenses, and the non-cash expenses, as restated were increased in connection with the valuation of the common stock issued to Sun Pharmaceutical in exchange for the product technology transfer.


         INTEREST EXPENSE. Interest expense, which was incurred in connection with our mortgage obligation to the EDC, interest on notes payable to Sun Pharmaceutical and Sun Pharma Global as well as on term loans granted to us by ICICI Bank and the Bank of Nova Scotia, and guaranteed by Sun Pharmaceutical, was $1,748,922 and $1,555,192, for the years ended December 31, 2001 and 2000, respectively. The increase is primarily the result of higher borrowing levels. Effective April 1, 2001, Sun Pharmaceutical and its affiliates reduced the rate of interest payable to them from 10% to 8% per annum. Interest income for 2001 and 2000 was $15,385 and $38,010, respectively.

         RESULTS OF OPERATIONS. Net losses for the years ended December 31, 2001 and 2000 were $5,757,463 and $7,794,540 as restated, respectively. This represents a reduction of 35.4% over the previous year. The operating losses were directly related to (1) net sales, which were inadequate to absorb our fixed costs of the operational expenses and (2) the impact of research and development spending. The losses were lower in 2001 compared to 2000 primarily due to higher sales volumes and better-cost absorption due to increased sales, despite higher interest expense. The 2000 operating results were restated by increasing the net loss by $171,832 in connection with the valuation of common shares issued to Sun Pharmaceutical in exchange for the product technology transfer during 2000.

LIQUIDITY AND CAPITAL RESOURCES


         At March 31, 2003, we had negative working capital of $2,211,655 compared with a negative working capital of $4,693,663 at the corresponding period of 2002. The negative working capital positions as of March 31, 2003 and 2002, respectively, were mainly due to the classification of certain portions of the loans payable to Bank of Nova Scotia and ICICI Bank coming due within the next twelve months and $5.5 million of the loans payable to Sun Pharmaceutical and Sun Global coming due in October 2003. In the first quarter of 2002, $3,208,769 of the EDC debt was reclassified from accrued interest to principal.



         To enable us to fund our research and development activities, repay certain term loans and fund working capital needs, Sun Pharmaceutical has become a security guarantor for a credit line of $5 million from ICICI Bank of India and $12.5 million from Bank of Nova Scotia. As of March 31, 2003, we have received $5,000,000 from ICICI Bank of India and $12,500,000 from Bank of Nova Scotia through these credit facilities. Further, we have received an additional short-term loan of $500,000 during the first quarter of 2003 from Sun Pharmaceutical to help us finance our increased working capital requirements. The cash generated out of the operations has generally been sufficient to run our operations as well as repay a portion of the EDC debt.


FUTURE OUTLOOK


         We have experienced difficult times in the past. With our having been found to be in substantial compliance by the FDA with respect to cGMPs during the second quarter of 2001 and the fourth quarter of 2002, and also with the approvals of 11 ANDAs during 2001, 2002 and 2003, management feels that our future outlook is brighter. Revenues have been improving and consequently, so have operational profits, net income and cash flows. Also, management is focused on cost controls and consumption controls. Management's future plans for improving profitability, cash flow positions and operations include increased sales of existing and new approved products (see below) and infusion of additional funding through the issuance of equity. See "Business" - Caraco's Products and Product Strategy for disclosure relating to the cessation of sales of Guaifenesin LA.



         Management believes that the new products agreement ("Products Agreement") with Sun Global, pursuant to which products are paid for in a newly created preferred stock and not in cash should benefit Caraco. As noted below, in "Business-Sun Pharmaceutical Industries Ltd," under the Products Agreement, we conduct, at our expense, all tests, including bioequivalency studies. The new Products Agreement, which was approved by an independent committee of directors of Caraco, provides that Sun Global, an affiliate of Sun Pharmaceutical, will provide us with 25 ANDAs in exchange for convertible preferred stock (544,000 shares of preferred stock for each ANDA). The preferred stock has a number of restrictive features. It is non-voting, does not pay dividends and, unless there is a change in control, may not be converted for a period of 3 years from the date it is earned. We believe that the new Products Agreement benefits us by, among other things, preserving our cash resources. By acquiring products for stock instead of cash or instead of for cash and for royalties, we should thereby have such cash available to support our operations. While the payment for products in stock would have the effect of reducing earnings or causing a loss because the stock will be valued on the respective dates on which it is earned and constitute a non-cash research and development expense, we believe that the advantages to us of preserving our cash for operations outweighs the non-cash effect on earnings. We also believe that receiving products from Sun Global, which products, it is believed, will be originated by Sun Pharmaceutical, provides us with a partner with a proven track record; one that already has provided us with quality products. In addition, the products to be selected must receive the concurrence of the independent committee. This will help provide independent input into the process of selecting products which appear likely to be economically sound. Moreover, the new Products Agreement, which will have the effect of increasing Sun Pharmaceutical's beneficial ownership in us, should, we believe, provide it with the incentive to continue to help us succeed. Sun Pharmaceutical has already provided us with millions of dollars in capital, loans, and guarantees of loans, and with personnel, active raw materials and equipment which have significantly helped us to date.



During the first quarter of 2003, we have generated substantial revenues as compared to the past. Capacity utilizations are improving and costs are being controlled. We expect revenues to improve during the rest of 2003.

Management's plans for the remainder of 2003 include:

         o        Continued focus on FDA compliance.

         o        Continued research and development activities.

         o Increased market share for certain existing products and recently introduced new products and enhanced customer reach and satisfaction.

         o        Prompt introduction of new approved products to the market.

         o        Striving to capture larger market share for existing products.

         o Achieving operational efficiencies by attaining economies of scale, cost reduction per unit, and obtaining additional cost reductions for active substances acquired from competitors and/or Sun Pharmaceutical.

         o Increase the width and depth of product portfolio to serve customers effectively.

         o Increase the number of products, as well as anticipated volume increases for existing products, which, in turn, will improve manufacturing capacity utilization.

         o Considering alternative ways of increasing cash flow including developing, manufacturing and marketing ANDAs owned by Sun Pharmaceutical.

         o Locating and utilizing facilities of contract-manufacturers to enhance production and therefore sales.

                                    BUSINESS


         General. We were organized under Michigan law in 1984, to engage in the business of developing, manufacturing and marketing generic drugs for the ethical or prescription and over-the-counter or non-prescription or "OTC" markets.

         A generic drug is a pharmaceutical product, which is the chemical and therapeutic equivalent of a brand-name drug as to which the patent and/or market exclusivity has expired. Generics are well accepted for substitution of brand products as they sell at a discount to the branded product's price and for their equivalence in quality and bioavailability.

         A significant source of our funding has been from private placement offerings and loans. Sun Pharmaceutical a specialty pharmaceutical corporation organized under the laws of India which currently beneficially owns approximately 49% of our outstanding shares, has contributed equity capital and has advanced us loans. Also, pursuant to a products agreement with us, Sun Pharmaceutical has transferred certain products to us. See "Current Status" and "Sun Pharmaceutical Industries Limited" below. Our manufacturing facility and executive offices were constructed pursuant to a $9.1 million loan in 1990 from the EDC. See "Current Status" and "Property and - EDC Financing" below.


         Current Status. For the first time since inception, during the first quarter of 2003 and the second, third and fourth quarters of 2002, we achieved sales necessary to support our operations. Our net sales for the three months ended March 31, 2003 and 2002 were $8.7 million and $3.3 million, respectively. We earned net income of $2.2 million for the three months ended March 31, 2003 as compared to a net loss of $0.5 million for the same period of 2002. Net sales for the twelve months ended December 31, 2002 were $22.4 million as compared to $5.9 million for the twelve months ended December 31, 2001. We have incurred a nominal operating loss of $730,365 for the twelve months ended December 31, 2002 as compared to an operating loss of $4,023,926 for the twelve months ended December 31, 2001. After interest costs, we have incurred a net loss of $2,256,004 for the twelve months ended December 31, 2002 as compared to a net loss of $5,757,463 for the twelve months ended December 31, 2001. At March 31, 2003, we had a stockholders' deficit of $17,418,541 as compared to a deficit of $22,945,249 at December 31, 2002. We have continued to be dependent on the support of Sun Pharmaceutical, but the financial support is reduced due to the increased revenues and improved cash flows from internal operations. See "Sun Pharmaceutical Industries, Ltd." and Management's Discussion and Analysis of Financial Condition and Results of Operations" below.


         We received 6 Abbreviated New Drug Application ("ANDA") approvals during the twelve months ended December 31, 2002 and 1 ANDA approval during the first quarter of 2003. See "Caraco's Products and Product Strategy" below. We also filed 3 ANDAs with the FDA during the twelve months of 2002, bringing the total pending approvals to 3.


         Our debt includes term loans totaling $17.5 million, of which $17.3 million has been drawn down from two foreign banks and our note payable to the EDC, stands at approximately $7.6 million as at March 31, 2003. See "Property and EDC Financing" below for a discussion of the restructuring of the EDC loan.


OVERVIEW OF THE GENERIC DRUG INDUSTRY

         Sales of generic drugs have increased in recent years because of a number of factors including (i) modification of state laws to permit or require substitution of generic drugs by pharmacists; (ii) enactment of ANDAs procedures for obtaining FDA approval to manufacture generic prescription drugs; (iii) changes in governmental and third-party payor health care reimbursement policies to encourage cost containment; (iv) increased acceptance of generic drugs by physicians, pharmacists and consumers; and (v) the increasing number of formerly patented drugs which have become available to generic competition. Moreover, every year branded drugs with significant sales volumes come off-patent.

CARACO'S PRODUCTS AND PRODUCT STRATEGY


         Our present product portfolio includes 14 prescription products in 24 strengths in 50 package sizes. The products and their use for the indications are set forth in the table below:


                      GENERIC NAME                    PURPOSE



                      Guaifenesin LA*                 Decongestant
                      Metroprolol Tartrate            Hyper-Tension
                      Miraphen PSE                    Decongestant
                      Paromomycin Sulfate             Antibacterial
                      Salsalate                       Decongestant
                      CMT                             Arthritis/NSAID
                      Guai/DM                         Decongestant
                      Clonazepam                      Seizure, Panic Disorders
                      Flurbiprofen                    Arthritis/NSAID
                      Carbamazepine                   Epilepsy
                      Oxaprozin                       Rheumatoid Disease
                      Metformin Hydrochloride         Diabetes
                      Tramadol Hydrochloride          Analgesic
                      Miraphen PE                     Decongestant
                      Clozapine                       Schizophrenia



         The FDA has directed the manufacturers and distributors of Guaifenesin LA which, including us, consists of 66 companies, to cease manufacturing Guaifenesin LA by May 23, 2003 and to cease all sales after November 2003. The FDA has determined that Guaifenesin LA is a new drug which requires a new drug application and approval before it may be manufactured and sold. We intend to comply with the FDA's directive. We do not intend to file a new drug application with the FDA with respect to Guaifenesin LA however, we are seeking clarification from the FDA as to whether application to manufacture and sell Guaifenesin LA may be made other than through a new drug application. Net sales of Guaifenesin LA during the year ended December 31, 2002 and during the quarter ended March 31, 2003 were $1.65 million and $0.36 million, respectively.


         We have submitted 13 ANDAs to the FDA for approval since August 1997, including 3 filed during 2002. Of these 13 ANDAs, the FDA approved 3 during 2001, 6 during 2002 and one during the first quarter of 2003. Accordingly, we have 3 pending ANDAs, most of which, we believe, may be approved by 2003 year-end. Of the 13 ANDAs, Sun Pharmaceutical has transferred the technology for 11 of them to us pursuant to its now expired products agreement. See "Sun Pharmaceutical Industries Limited" below.

         Three of the ANDAs have not yet been marketed and are not included in the above disclosure of our product portfolio. The products and their use for the indications are set forth in the table below:





                      GENERIC NAME                                 PURPOSE

                      Ticlopidine Hydrochloride                    Cardiology
                      Meperidine Hydrochloride                     Analgesic
                      Digoxin                                      Cardiology

These products, when launched, will increase our product portfolio to 17 prescription products in 29 strengths in 61 package sizes.


         Our strategy has been to analyze the marketplace and try to determine opportunities depending on a particular product's potential market and the number of competitors vying for that market.

HEXAL-PHARMA GMBH & CO., KG

         Pursuant to an agreement between us and Hexal-Pharma GmbH & Co., KG, a German pharmaceutical company and its United States affiliate (together, "Hexal") dated as of October 1, 1993, Hexal agreed to convey to us the formulations, technology, manufacturing processes and know-how, and other relevant information, and to pay for the bioequivalency studies required for the preparation of ANDAs for each of two specified generic drugs (the "Products"). We agreed to pay Hexal royalties on the yearly sales of each Product. We filed an ANDA in March 1995 with respect to Metoprolol Tartrate, received approval from the FDA in December 1996 and introduced it in 1997. Metoprolol Tartrate is one of our 14 current products. See "Caraco's Products and Product Strategy." Hexal has decided not to proceed with the development of the second Product.


         Pursuant to the agreement, with respect to the Products Hexal was granted, (i) a Sign-Up Option, effective on the date the agreement was signed, to purchase 100,000 shares of our common stock at $3.50 per share; and (ii) a Product Option, effective on the date the ANDA relating to the Product was filed with the FDA, to purchase an indeterminate number of our shares at an exercise price of $3.50 per share. These options may be exercised and payment for shares may be made only out of royalties, and any interest earned on the royalties while held by us, payable to Hexal for sales of the product. No options have yet been exercised. Royalties payable to Hexal, which are included in accrued expenses, amount to $801,144 at December 31, 2002.


         We have recently learned that the formula provided to us by Hexal with respect to Metoprolol Tartrate may be different than the formula currently used for manufacturing, and we are investigating further whether or not we should continue to accrue royalties based on the formula differences. If we find that the formula as provided by Hexal is indeed different from ours, we would cease to accrue any royalties.


SUN PHARMACEUTICAL INDUSTRIES LIMITED

         Pursuant to a stock purchase agreement, Sun Pharmaceutical had, as of December 31, 1998, remitted a total of $7.5 million to us for the purchase of
5.3 million common shares.


         On October 15, 1998 Sun Pharmaceutical also made a loan to us of $5.3 million at an annual interest rate of 10%. This loan was amended to provide Sun Pharmaceutical with a security interest subordinated to the loan of the EDC. The loan is payable in full in October 2003. The rate of interest on the loan from Sun Pharmaceutical has been reduced from 10% to 8% effective April 1, 2001. In 2001, Sun Pharmaceutical loaned us an additional $2.45 million at an interest rate of 8%. During the first quarter of 2002, Sun Pharmaceutical loaned us an additional $1.4 million at an interest rate of 8%. The $2.45 million and $1.4 million loans mature and are due and payable on August 31, 2006. During the first quarter of 2003, Sun Pharmaceutical loaned us $500,000 at an interest rate of 8.0% payable on demand. Prior to this, Sun Global, made a loan to us of $650,000 at an annual interest rate of 10%. We have repaid $100,000 of this loan during 2001 and $350,000 during the first quarter of 2003. The interest rate on this loan has also been reduced by Sun Global from 10% to 8% effective April 1, 2001. The loan is payable in full in October 2003.



         Sun Pharmaceutical has assisted us in obtaining line of credit loans from ICICI Bank Limited and The Bank of Nova Scotia in the amount of $5.0 million and $12.5 million, respectively. We have utilized, $5 million from ICICI Bank Limited and $12.3 million from The Bank of Nova Scotia. The amounts borrowed under the ICICI Bank Limited credit facility must be repaid in eight equal quarterly installments beginning

December 31, 2003 and ending September 30, 2005. The amounts borrowed under The Bank of Nova Scotia credit facility must be repaid in four semi-annual installments on February 4, 2004, August 24, 2004, February 24, 2005 and August 25, 2005. The loan may not be prepaid until August 24, 2003. Interest is at LIBOR plus 140 basis points on the loan from ICICI Bank Limited and LIBOR plus 155 basis points on the loan from The Bank of Nova Scotia, and is payable at one, two, three or six months periods at our option.


         In August 1997, we entered into an agreement (the "Products Agreement"), whereby Sun Pharmaceutical was required to transfer to us the technology formula for 25 generic pharmaceutical products over a period of five years through August 2002. We exchanged 544,000 shares of our common stock for each ANDA product, generally when a bio-equivalency study is successfully completed and 181,333 shares for each DESI ("Drug Efficacy Study Implementation") product. The products provided to us from Sun Pharmaceutical were selected by mutual agreement. Under such agreement, which has expired, we conducted, at our expense, all tests including bioequivalency studies. Also, under such agreement, Sun Pharmaceutical delivered to us the formula for 13 products and Sun Pharmaceutical and its affiliates were issued 5,802,666 shares of our common stock in exchange therefor. Sun Pharmaceutical currently beneficially owns approximately 49% of our outstanding common stock.



         On November 21, 2002, we entered into a products agreement with Sun Global. Under the agreement, which was approved by our independent directors, Sun Global has agreed to provide us with 25 new generic drugs over a five year period. Our rights to the products are limited to the United States and its territories or possessions, including Puerto Rico. Sun Global retains rights to the products in all other territories. Under such agreement, we conduct, at our expense, all tests including bioequivalency studies. We are also obligated to market the products consistent with our customary practices. and to provide marketing personnel. In return for the technology transfer, Sun Global will receive 544,000 shares of a newly created preferred stock for each generic drug transferred when such drug has passed its bioequivalency study. To date, no shares of preferred stock have been earned by or issued to Sun Global. The preferred shares are non-voting, do not receive dividends and are convertible into common shares after three years (or immediately upon a change in control) on a one-to-one basis. The preferred shares have a liquidation preference equal to the value attributed to them on the dates on which they were earned. While such preferred shares are outstanding, we cannot, without the consent of the holders of a majority of the outstanding shares of the preferred stock amend or repeal our articles of incorporation or bylaws if such action would adversely affect the rights of the preferred stock. In addition, without such consent, we cannot authorize the issuance of any capital stock having any preference or priority superior to the preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Future Outlook."



         Sun Pharmaceutical has established a Research and Development Center in Mumbai with a staff of 30 persons, including PhDs, pharmacy graduates, analytical chemists and regulatory professionals. Sun Pharmaceutical primarily performs formulation and analytical development work for us at this laboratory.



         Sun Pharmaceutical also supplies us with certain active raw materials and machinery and equipment to enhance our production capacities. In the year ended December 31, 2002, we purchased approximately $2,422,000 in active raw materials, and purchased and leased $310,000 and $33,960, respectively, in machinery and equipment from Sun Pharmaceutical. Sun Pharmaceutical has also provided us with qualified technical professionals. Twenty-one of our technical professional employees were former Sun Pharmaceutical employees.


MARKETING

         Our marketing objective has been to create a distribution system by which to obtain access to a wide range of purchasers of generic pharmaceutical products. Internally, this requires at least a minimum sales force. See "Sales and Customers" below. Externally, it requires forging relationships with wholesaler buying groups, distributors and mail order companies, among others. Management is aware that, despite any success in creating these distribution links, sales volume will remain low until we can offer a broader range of products needed by drug purchasers in significant amounts.

         Drug wholesalers, with an estimated 75% of the drug market, comprise a strategic link in the pharmacy distribution chain. They are used by drug manufacturers because they are a cost effective means of reaching thousands of drug purchasers and are used by most drug purchasers because they constitute a reasonably local, stocking source for hundreds or thousands of products from multiple manufacturers.

         Our product line is now represented by the following major top drug wholesalers; McKesson Corporation, Amerisource - Bergen and Cardinal Health. Caraco's products are now stocked by many other drug wholesalers, partly as a result of our arrangements, discussed below, with buying groups.

         A large number of buying groups of retail pharmacists, hospitals, nursing homes and other regional or functionally similar categories of drug purchasers use their members' combined purchasing power to induce drug manufacturers or other vendors to submit bid prices at which their members may individually purchase products through designated wholesalers. As part of our ongoing marketing efforts, we are pursuing arrangements with additional wholesalers and expanding our sales network of buying groups.

         Further, as part of our ongoing marketing efforts, we are pursuing arrangements to expand our business with our current distributors and a mail-order company.

         Federal and state agencies purchase a large amount of generic pharmaceutical products. All of our products are now listed for purchase at prices bid by us in the Federal Supply Schedule, the Federal Bureau of Prisons Prime Vendor Program, the Veterans Administration Prime Vendor Program, the Department of Defense and by various state agencies.

SALES AND CUSTOMERS

         Presently, we have only a small in-house sales organization comprised of 4 persons. In time as new products are added to the existing product line, we plan to expand our customer sales effort through adding additional sales personnel and/or contracting with an independent sales and marketing firm.


         Shipments to one wholesale customer, Amerisource Bergen, accounted for approximately 65% and 35% of sales in 2002 and 2001, respectively. Balances due from this customer represented approximately 80% and 40% of accounts receivable at December 31, 2002 and 2001, respectively. As disclosed above under "Marketing," certain of our customers purchase our products through designated wholesale customers, such as Amerisource Bergen who act as an intermediary distribution channel for our products. For example, the Veterans Administration, which has entered into the sales contract discussed below, has selected Amerisource Bergen as its designated wholesaler.



         We have entered into a sales contract with the Veterans Administration, an agency of the U.S. government. Our agreement with this customer is for the period of June 21, 2002 through June 20, 2003 ("base contract period"), with four 1-year option periods and is for the purchase of one product, Metformin Hydrochloride. The agreement may be terminated by the purchaser without cause and in such case, we would only be entitled to a percentage of the contract price reflecting the percentage of the work performed prior to the notice of termination, plus reasonable charges that have resulted from the termination. The agreement provides that approximately $13.0 million of product should be shipped to the customer over the base contract period, and further provides that certain penalties would be incurred if we are unable to meet our sales commitment.


RESEARCH AND DEVELOPMENT

         The development of new prescription ANDA products, including formulation, stability testing and the FDA approval process, averages from two to five years. A drug is "bioequivalent" to a brand-name drug if the rate and extent of absorption of the drug are not significantly different from those of the brand-name drug.

Although the Corporation performs its own stability testing, bioequivalence is done through independent testing laboratories.

         An outline of research and development expenses incurred directly by Caraco for 2002, 2001 and 2000 follows (000's):

                                                  2002        2001      2000
                                                  ----        ----      ----
     Salaries                                    $  678     $  530     $  576
     Raw Materials/Supplies                         165        131        138
     Bioequivalency Studies                         594        132        644
     Laboratory                                     505        264        120
     Technology Transfer, non-cash                3,887          0        401
     Other                                        1,407      2,022      1,375
                                                 ------      -----     ------
TOTAL                                            $7,236     $3,079     $3,254
                                                 ======     ======     ======


         The 2002 research and development expenses shown above include the non-cash cost of the products transferred by Sun Pharma to Caraco of $3,887,423 for 1,632,000 shares of our common stock. No technology transfer cost was incurred in 2001.

         Information with respect to two research and development projects in 2002 are presented below:

PROJECT INFORMATION - PRODUCT A

         ---------------------------------- ------------------------------- -------------------------------- ----------------
         Costs Incurred on Product A        Nature, Timing and costs to     Risks and uncertainties of not   Period in
         DRUG FOR TREATMENT OF SPASTICITY   complete project and            completing development on        which net cash
                                            anticipated date of completion  schedule and financial           inflows are
                                                                            consequences.                    expected to
                                                                                                             commence
         ---------------------------------- ------------------------------- -------------------------------- ----------------
                                            The additional cost for the     Product A was completed on       Mid-year 2004.
         Raw Material Cost -$29,200 paid    product will be approximately   time and an ANDA was filed
         in 2002                            $25,000, which includes         with the FDA.  If the FDA does
                                            stability testing and other     not approve the submission, we
         BIO STUDY COSTS                    regulatory costs.               can either re-do the
         $226,226 paid in 2002                                              bioequivalency study and incur
                                            The ANDA was submitted to the   all of the other referenced
                                            FDA in May 2002.  Normally,     costs again, except for the
         Other in-house Costs               it takes 12-18 months for       technology transfer costs, or
                                            approval after the submission   determine not to go forward.
         Approximately $50,000 paid in      of the ANDA to the FDA.
         2002 for preparation of batches                                    If the FDA does not timely
         for R&D, manufacturing, quality                                    approve the submission, it may
         control, quality assurance,                                        have the effect of delaying
         regulatory departments and                                         the marketing of the product
         facility overhead                                                  and thereby cause us to miss a
                                                                            window of opportunity.

         Technology Transfer Cost

         544,000 shares of common stock -
         $1,408,960 in 2002.

         TOTAL COST INCURRED
         Approximately $1,714,386

         ---------------------------------- ------------------------------- -------------------------------- ----------------

PROJECT INFORMATION - PRODUCT B

         --------------------------------- -------------------------------- -------------------------------- -----------------
         Costs Incurred on Product B       Nature, Timing and costs to      Risks and uncertainties of not   Period in which
         DRUG FOR TREATMENT OF DEPRESSION  complete project and             completing development on        net cash
                                           anticipated date of completion   schedule and financial           inflows are
                                                                            consequences.                    expected to
                                                                                                             commence
         --------------------------------- -------------------------------- -------------------------------- -----------------
                                           The additional costs for the     Product B was completed on       End of 2004
         Raw Material Cost -$117,400       product will be approximately    time and an ANDA was filed
         paid in 2002                      $72,000, which includes two      with the FDA.  If the FDA does
                                           payments for bio-study costs     not approve the submission, we
         BIO STUDY COSTS                   of approximately $47,000,        can either re-do the
         $191,838 paid in 2002             stability testing and other      bioequivalency study and incur
                                           regulatory costs.                all of the other referenced
                                                                            costs again, except for the
         Other in-house Costs              The ANDA was submitted           technology transfer costs, or
                                           to the  FDA in November 2002.    determine not to go forward.
                                           Normally it takes 12-18
         Approximately $50,000 paid in     months for approval after
         2002 for preparation of batches   submission of the ANDA           If the FDA does not timely
         for R&D, manufacturing, quality   to the FDA.                      approve the submission, it may
         control, quality assurance,                                        have the effect of delaying
         regulatory departments and                                         the marketing of the product
         factory overhead                                                   and thereby cause us to miss a
                                                                            window of opportunity.

         Technology Transfer Cost

         544,000 shares of common stock
         $910,656 in fourth quarter of
         2002.

         TOTAL COST INCURRED
         Approximately $1,269,894

         --------------------------------- -------------------------------- -------------------------------- -----------------

REGULATION


         The research and development, manufacture and marketing of our products are subject to extensive regulation by the FDA and by other federal, state and local entities, which regulate, among other things, research and development activities and the testing, manufacture, labeling, storage, record keeping, advertising and promotion of pharmaceutical products.

         The Federal Food, Drug and Cosmetic Act, the Public Health Services Act, the Controlled Substances Act and other federal statutes and regulations govern or influence our business. Noncompliance with applicable requirements can result in fines and other judicially imposed sanctions, including product seizures, injunction actions and criminal prosecutions. In addition, administrative remedies can involve voluntary recall of products, and the total or partial suspension of products as well as the refusal of the government to approve pending applications or supplements to approved applications. The FDA also has the authority to withdraw approval of drugs in accordance with statutory due process procedures.

         FDA approval is required before any dosage form of any new unapproved drug, including a generic equivalent of a previously approved drug, can be marketed. All applications for FDA approval must contain information relating to product formulation, stability, manufacturing processes, packaging, labeling and quality control. To obtain FDA approval for an unapproved new drug, a prospective manufacturer must also demonstrate compliance with the FDA's current good manufacturing practices ("cGMP") regulations as well as provide substantial evidence of safety and efficacy of the drug product. Compliance with cGMPs is required at all times during the manufacture and processing of drugs. Such compliance requires a considerable amount of our time and resources in the areas of production and quality control.

         There are generally two types of applications that would be used to obtain FDA approval for pharmaceutical products:

        New Drug Application ("NDA"). Generally, the NDA procedure is required for drugs with active ingredients and/or with a dosage form, dosage strength or delivery system of an active ingredient not previously approved by the FDA. We do not expect to submit an NDA in the foreseeable future.

        Abbreviated New Drug Application ("ANDA"). The Waxman-Hatch Act established a statutory procedure for submission of ANDAs to the FDA covering generic equivalents of previously approved brand-name drugs. Under the ANDA procedure, an applicant is not required to submit complete reports of preclinical and clinical studies of safety and efficacy, but instead is required to provide bioavailability data illustrating that the generic drug formulation is bioequivalent to a previously approved drug. Bioavailability measures the rate and extent of absorption of a drug's active ingredient and its availability at the site of drug action, typically measured through blood levels. A generic drug is bioequivalent to the previously approved drug if the rate and extent of absorption of the generic drug are not significantly different from that of the previously approved brand-name drug.

         The FDA may deny an ANDA if applicable regulatory criteria are not satisfied. Product approvals may be withdrawn by the FDA if compliance with regulatory standards is not maintained or if new evidence demonstrating that the drug is unsafe or lacks efficacy for its intended uses becomes known after the product reaches the market.

         FDA policy and its stringent requirements have increased the time and expense involved in obtaining ANDA approvals and in complying with FDA's cGMP standards. The ANDA filing and approval process takes approximately 12 to 18 months. FDA approval is required before each dosage form of any new drug can be marketed. Applications for FDA approval must contain information relating to bioequivalency, product formulation, raw material suppliers, stability, manufacturing processes, packaging, labeling and quality control. FDA procedures require full-scale manufacturing equipment to be used to produce test batches for FDA approval. Validation of manufacturing processes by the FDA also is required before a company can market new products. The FDA conducts pre-approval and post-approval reviews and plant inspections to enforce these rules. Supplemental filings are required for approval to transfer products from one manufacturing site to another and may be under review for a year or more. In addition, certain products may only be approved for transfer once new bioequivalency studies are conducted.

         The Generic Drug Enforcement Act of 1992 establishes penalties for wrongdoing in connection with the development or submission of an ANDA by authorizing the FDA to permanently or temporarily bar companies or individuals from submitting or assisting in the submission of an ANDA, and to temporarily deny approval and suspend applications to market off-patent drugs. The FDA has authority to withdraw approval of an ANDA under certain circumstances and to seek civil penalties. The FDA can also significantly delay the approval of a pending ANDA under certain circumstances and to seek civil penalties. The FDA can also significantly delay the approval of a pending ANDA under its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy." Manufacturers of drugs must also comply with the FDA's cGMP standards or risk sanctions such as the suspension of manufacturing or the seizure of drug products and the FDA's refusal to approve additional ANDAs. The Drug Enforcement Agency ("DEA") conducts inspections bi-annually.

         We underwent FDA inspections during March and April 2001 and in November 2002 and on each occasion we were found to be in substantial compliance with cGMPs. We did receive FDA 483s but we do not believe the observations are material and we have taken appropriate remedial actions. Subsequent to the end of 2002, we received approval for one of the then pending ANDAs. We now have 3 ANDAs pending approval

         Each domestic drug product manufacturing establishment must be registered with the FDA. Establishments, like ours, handling controlled substances must be licensed by the DEA. We are licensed by both the FDA and DEA.

         We are also subject to regulation under other federal, state and local regulations regarding work place safety, environmental protection and hazardous substance controls, among others. Specifically, we are licensed by the Michigan Board of Pharmacy as a manufacturer and wholesaler of prescription drugs and as a distributor of controlled substances. We are also licensed by the Michigan Liquor Control Commission to use alcohol in the manufacture of drugs.

         We believe that we are in compliance with environmental laws.

SUPPLIERS AND MATERIALS


         The principal components used in our business are active and inactive pharmaceutical ingredients and certain packaging materials. Some of these components are available only from sole source suppliers, however, our primary products from which the majority of our revenues are generated, have an alternate source supplier for the active raw materials, Sun Pharmaceutical. Development and approval of our pharmaceuticals are dependent upon our ability to procure active ingredients and certain packaging materials from FDA approved sources. Because the FDA approval process requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of a new supplier would be required if active ingredients or such packaging materials were no longer available from the specified suppliers. We have been, and continue to be, actively identifying and validating alternative suppliers for our active ingredients. Our purchases of active materials are made from manufacturers in the U.S. and from abroad, including Sun Pharmaceutical. See "Sun Pharmaceutical Industries Limited." All purchases of active materials are made in U.S. Dollars.


         Although to date no significant difficulty has been encountered in obtaining components required for products and sources of supply are considered adequate, there can be no assurance that we will continue to be able to obtain components as required.

COMPETITION

         The market for generic drugs is highly competitive. There is intense competition in the generic drug industry in the United States, which is eroding price and profit margins. We compete with numerous pharmaceutical manufacturers, including both generic and brand-name manufacturers, many of which have been in business for a longer period of time than us, have a greater number of products in the market and have considerably greater financial, technical, research, manufacturing, marketing and other resources. We believe that our primary competitors are EON Labs, Inc., Ivax Pharmaceuticals, Inc., Mylan Laboratories, Inc. and Taro Pharmaceutical Industries, Ltd.

         The principal competitive factor in the generic pharmaceutical market is the ability to be the first company, or among the first companies, to introduce a generic product after the related patent expires. Other competitive factors include price, quality, methods of distribution, reputation, customer service, including maintenance of inventories for timely delivery, and breadth of product line. Approvals for new products may have a synergistic effect on a company's entire product line since orders for new products are frequently accompanied by, or bring about, orders for other products available from the same source. We believe that price is a significant competitive factor, particularly as the number of generic entrants with respect to a particular product increases. As competition from other manufacturers intensifies, selling prices typically decline. We hope to compete by selecting appropriate products, based on therapeutic segments, market sizes and number of competitors manufacturing the products, and by keeping our prices competitive and by providing reliability in the timely delivery, and in the quality, of our products.

EMPLOYEES

         As of December 31, 2002 and 2001, we had 128 and 76, respectively, full-time employees who are engaged in research and development, quality assurance, quality control, administration, sales and marketing, materials management, facility management and manufacturing and packing. Most of our scientific and engineering employees have had prior experience with pharmaceutical or medical products companies, including Sun Pharmaceutical. See "Sun Pharmaceutical Industries Ltd." A union represents some of the employees of materials management, facility management and manufacturing and packaging departments.

PRODUCT LIABILITY AND INSURANCE

         We currently have in force general and product liability insurance, with coverage limits of $10 million per incident and in the aggregate. Our insurance policies provide coverage on a claim made basis and are subject to annual renewal. Such insurance may not be available in the future on acceptable terms or at all.

There can be no assurance that the coverage limits of such policies will be adequate to cover our liabilities, should they occur. There can be no assurance that insurance would cover every product liability claim. See "Business - Litigation" below.


PROPERTY AND EDC FINANCING


         Pursuant to Section 108 of the Housing and Community Development Act of 1974, the EDC loaned us approximately $9.1 million in 1990 in accordance with a Development and Loan Agreement dated August 10, 1990 (the "EDC Agreement"). These funds were used to pay the direct costs of acquiring land and constructing thereon our pharmaceutical manufacturing facility and executive offices. See "Current Status," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Note 5 of Notes to Financial Statements."



         The mortgage is a first priority mortgage lien against the property and may not be subordinated to the lien on any other mortgage or encumbrance except as otherwise provided in the EDC Agreement. In addition, we granted EDC a continuing security interest in all of our assets, accounts, equipment, proceeds thereof, ANDAs and in the products to be provided by Sun Pharmaceutical to us under its then products agreement with us. See "Part I - Sun Pharmaceutical Industries Ltd." above. In addition to other covenants, we agreed that our capital expenditures would not exceed $2 million without the consent of the EDC and that we will not redeem any of our outstanding shares, pay any dividends with respect to our outstanding common or preferred shares or merge or consolidate with any other corporation or other entity without the prior written consent of the EDC.






         On March 1, 1994, the EDC Agreement was amended to extend the maturity date to July 1, 2002. On August 5, 1997, we restructured the loan from the EDC, pursuant to a Second Note and Modification Agreement ("Modification Agreement"), in connection with our default on such loan. Among other things, the Modification Agreement modified the previous note then in effect (the "Note") to provide that the regularly scheduled monthly payments which would otherwise be due and payable during the period from April 1, 1996 through and including January 1, 1999 (the "Deferred Payments") would be deferred until February 1, 1999. On February 1, 1999, we were required to resume making regularly scheduled monthly payments of principal and interest, together with additional payments of principal and interest in an amount sufficient to amortize the total amount of:
(i) the Deferred Payments, and (ii) accrue interest on that portion of the currently outstanding indebtedness that would have been amortized by the Deferred Payments, commencing on the date when due under the terms of the original loan agreement, at the rate set forth in the note over a period of 42 consecutive months commencing on February 1, 1999 and ending on July 1, 2002 ("Additional Payments"). In the event, however, that with respect to the first quarter of operation in which our operating income before federal income taxes plus depreciation exceeds $500,000 on the first day of the six months succeeding such quarter, the regularly scheduled payment required to be made would resume and the Additional Payments would commence, provided, however, that the Additional Payments would be reduced to the amount necessary to amortize the total of the sums set forth in (i) and (ii) above over a 42 month period commencing on the first day of the six months succeeding such quarter.

         During the month of December 1998 we approached the EDC regarding reconsideration of the repayment terms. We were in default of the Modification Agreement and did not make any of the scheduled payments, however, from February 1999 to April 2003 we made $100,000 monthly payments to the EDC while we were negotiating the restructuring of the loan. Since 2000 and the through 2002, such payments totaled $4.7 million.

EDC Loan



         On April 23, 2003, the loan was restructured, effective as of January 1, 2003. The loan has been extended for six years, with interest rates starting at 2.75% and increasing to 5.16%. Under the extension, the EDC retains a first mortgage on our property, and a first lien on our furniture, fixtures equipment and intellectual property. The EDC has removed its first lien on our accounts receivable and inventory. Further, the EDC has eliminated the prior restriction on capital investment in excess of $2 million by permitting us, so long as we are not in default of any of our obligations, to purchase new capital and sell the existing capital equipment so long as a result of such transactions, the book value of our assets is not reduced below the balance as of December 31, 2002 and the proceeds of any such sales are retained by us.


THE FACILITY

         Our approximately 72,000 square foot facility, which was designed and constructed to our specifications and completed in 1992, contains our production, packaging, research and corporate office. It is on a four-acre site. The manufacturing facility has a special building and systems design, with each processing area equipped with independent zone and air handling units to provide temperature and humidity control to each room. These air handling units are designed to prevent product cross contamination through the use of pre-filter and final HEPA filter banks. All processing air quarters are maintained in a negative pressure mode using laminar airflow design. This system of airflow provides a measurable control of air borne particulate entrapment in each room. Environmental segregation of individual rooms within a particular zone is accomplished by the use of duct HEPA filter booster fan units that facilitate the isolation and confinement of room activities. These special dynamics provide an added dimension and flexibility in product selection and processing techniques. We believe the facility is suitable and adequate for our current and near term future use. We also believe that our facility is adequately covered by insurance.

LITIGATION

         Except for the following, we are not a party to any litigation, which, individually or in the aggregate, is believed to be material to our business:

                  On February 12, 2003, C. Arnold Curry filed a complaint in the Wayne County Circuit Court alleging breach of a written employment agreement. Mr. Curry is seeking 175,000 shares of our common stock (35,000 shares for each of the first five ANDAs approved by the FDA). We intend to vigorously defend ourselves against these claims which we believe have no merit.

                  We have been named as one of two defendants and as one of several defendants in two separate product liability suits, involving Miraphen which contains phenylpropanolame (PPA), one in federal court in Pennsylvania and another in state court in New Jersey, respectively. These lawsuits seek damages generally for personal injury as well as punitive damages under a variety of liability theories including strict products liability, breach of warranty and negligence. The federal lawsuit does not set forth a specific dollar amount of damages requested; the state lawsuit seeks damages of $20 million. We are only in the initial stages of discovery. Our product liability insurer has recently informed us that we are not covered by insurance because the policy does not apply to any claim relating to any product containing PPA. Although the ultimate outcome of these cases and the potential effect on us cannot be determined, we have retained counsel and we believe we have substantial defenses to the claims and we intend to vigorously defend the lawsuits.


EXECUTIVE OFFICERS AND DIRECTORS

         Set forth below is information concerning our executive officers and directors as of December 31, 2002:

                    NAME                          AGE                                 TITLE
--------------------------------------------- ------------- -----------------------------------------------------------
Dilip S. Shanghvi(1) (2)                           46       Chairman of the Board
Narendra N. Borkar(1) (3)                          61       President, Chief Executive Officer and Treasurer
Jitendra N. Doshi(1)(3)                            51       Chief Operating Officer, Chief Financial Officer and
                                                            Secretary
Robert Kurkiewicz                                  51       Senior Vice President - Technical
Sailesh T. Desai                                   47       Director
David A. Hagelstein(1) (2) (4)                     60       Director since 1995
Phyllis Harrison-Ross(4)                           65       Director since 1996
Jay F. Joliat(1) (2) (3) (4)                       45       Director since 1995
Sudhir Valia(3)                                    45       Director since 1997

             ----------------------

(1)      Member of the executive committee.
(2)      Member of the compensation committee.
(3)      Member of the finance committee.
(4)      Member of the audit committee.

         Dilip S. Shanghvi has served as Chairman of the Board of Directors of Caraco since 1997. Mr. Shanghvi is the founder of Sun Pharmaceutical, its Managing Director since its inception in 1993, responsible for marketing, research and development and human resource development, and its Chairman since 1999. Mr. Valia is Mr. Shanghvi's brother-in-law.

         Narendra N. Borkar has served as Chief Executive Officer of Caraco since August 1997. Mr. Borkar is also the President and Treasurer of Caraco. Mr. Borkar has been a director of Sun Pharmaceutical since 1997. From 1992 until 1997, Mr. Borkar was the head of the pharmaceutical business in India of Ciba Geigy, now Novartis, a Swiss corporation, responsible for the overall performance of the business unit including marketing, finance, technical, medical and development.

         Jitendra N. Doshi has been the Chief Financial Officer of Caraco since November 2002 and the Chief Operating Officer of Caraco since June 2001. Mr. Doshi commenced employment with Caraco as its Senior Vice President - Commercial in April 2001. Mr. Doshi is also the Secretary of Caraco. From September 1999 to April 2001, Mr. Doshi was employed by Sun Pharmaceutical, as General Manager - Operations. From 1991 to 1999, Mr. Doshi was Managing Director of Aqua Bearing Ltd., an auto parts manufacturer organized under the laws of the Commonwealth of India.

         Robert Kurkiewicz commenced employment with Caraco as its Vice President - Quality Assurance in November 1993 and was promoted to Sr. Vice President - Technical, October 1998.

         Sailesh T. Desai has served as a full time director of Sun Pharmaceutical, since 1999, responsible for domestic marketing of pharmaceutical formulations. From 1994 to 1998, Mr. Desai was the principal shareholder and Managing Director of Milmet Laboratories Limited, a manufacturer and marketer of ophthalmic solutions which was organized under the laws of the Commonwealth of India and merged into Sun Pharmaceutical Industries Limited in 1998.

         David A. Hagelstein has been engaged in the management of his personal real estate and business investments for the past thirty years. Mr. Hagelstein is a consultant to several companies in the pharmaceutical and medical fields.

         Phyllis Harrison-Ross a physician, has served more than 35 years in the community mental health profession. Dr. Harrison-Ross presents a remarkably diverse career as a hospital administrator, researcher, academician, public health consultant, forensic psychiatrist and public educator. Dr. Harrison-Ross trained as an adult and child psychiatrist as well as a pediatrician, and continues to lend her administrative and clinical talents to service the diverse, hard-to-reach and underserved population of New York in her private practice of Behavioral Medicine and Telepsychiatry.

         Jay F. Joliat has served as President, Chief Executive Officer and Chairman of the Board of Directors since 1988 of Joliat & Company, a private investment company involved in general securities management, venture capital, real estate and business consulting. Mr. Joliat is also Chairman of the Board, Chief Executive Officer and Treasurer since 1988 of a 14-unit restaurant operation called Sign of the Beefcarver Restaurants, Inc.

         Sudhir Valia has worked for Sun Pharmaceutical, as a full time director responsible for finance, commercial, operations, projects and quality control since April 1994. Mr. Valia is a qualified chartered accountant in India. Prior to December 1993, Mr. Valia was a chartered accountant in private practice. Mr. Shanghvi is Mr. Valia's brother-in-law.

BOARD COMMITTEES.

         The Board of Directors has an executive committee, compensation committee, finance committee and an audit committee.

         Executive Committee. This Committee exercises, in the intervals between the meetings of the Board of Directors, the powers of the Board of Directors, subject to the Michigan Business Corporation Act, as it relates to the management of the business and affairs of Caraco. The Executive Committee members receive a monthly report from management and is in continual contact with management.

         Compensation Committee. This Committee makes recommendations to the Board of Directors relating to the overall compensation arrangements for our officers and staff. It also interprets our 1993 Stock Option Plan, as amended, the 1999 Equity Participation Plan, and such other executive and employee stock options as may, from time to time, be designated by the Board of Directors. In doing so, it has the authority to designate officers, directors or key employees eligible to participate, to prescribe the terms of any award of stock options, and to make all other determinations in administering our plans.

         Finance Committee. This Committee reviews our financial structure, and make recommendations to the Board of Directors on financial, short and long term investments and business planning matters.

         Audit Committee. This Committee selects the firm of certified public accountants to conduct audits of our accounts and affairs, reviews our accounting objectives and procedures of Caraco and the findings and reports of the independent certified public accountants.

DIRECTOR COMPENSATION

         Our Directors who are employees or who are directors and/or employees of Sun Pharmaceutical and its affiliates do not receive additional compensation for their service on our Board of Directors and its Committees. Each of our non-employee directors receives 1000 shares of our common stock for each Board of Directors or Committee meeting in which he or she participates. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in connection with attending Board and Committee meetings. In addition, non-employee directors may also be awarded options for their service on the Board of Directors. On September 8, 2001, the Board of Directors granted each of Messrs. Hagelstein and Joliat and Dr. Harrison-Ross non-qualified stock options for 6,000 shares of our common stock, at an exercise price of $0.68 per share. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until September 8, 2007.

EXECUTIVE COMPENSATION

         The following table shows, as to the Chief Executive Officer, and as to the two most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to Caraco during the last three fiscal years:


                                   Annual Compensation                        Long Term Compensation
                                                                           Awards              Payouts

                                                                                Securities
   Name and Principal                             Other Annual    Restricted    Underlying      LTP        All Other
        Position          Year   Salary  Bonus    Compensation   Stock Awards     Options     Payouts    Compensation
                                  ($)     ($)         ($)            ($)            (#)         ($)           ($)

Narendra N. Borkar       2002   128,385    0           0              0              0           0         9,960 (1)
Chief Executive Officer  2001   120,000    0           0              0              0           0         9,960 (1)
                         2000   120,000    0           0              0              0           0         9,960 (1)

Jitendra N. Doshi        2002   109,769    0           0              0              0           0         4,560(3)
Chief Operating Officer  2001    71,817    0           0              0         125,000(2)       0         3,040

Robert Kurkiewicz        2002   127,492    0           0              0          10,000(4)       0         4,560 (3)
Sr. Vice President       2001   122,400    0           0              0              0           0         4,560 (3)
Technical                2000   120,000    0           0              0              0           0         4,560 (3)

(1) $5,400.00 was contributed to Mr. Borkar for his retirement account and $380.00 per month was given for car allowance.

(2) A stock option of 125,000 was awarded to Mr. Doshi in December 2001. See "Certain Transactions of Directors, Executive Officers and Certain Beneficial Owners of Caraco".

(3)      $380.00 per month was given for car allowance.

(4) A stock option of 10,000 was awarded to Mr. Kurkiewicz in June 2001. See "Certain Transactions of Directors, Executive Officers and Certain Beneficial Owners of Caraco".

OPTION GRANTS IN LAST FISCAL YEAR

No stock options were granted in 2002 to the named executive officers.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table sets forth information for the named executive officers with regard to the aggregate stock options exercised during the year ended December 31, 2002, and the stock options held as of December 31, 2002.

          Name            Shares Acquired on        Value        Number of Securities Underlying           Value of Unexercised
                               Exercise          Realized ($)     Unexercised Options at FY-End       In-the-Money Options at FY-End
                                                                  (#) Exercisable/Unexercisable                  ($) (1)
                                                                                                        Exercisable/Unexercisable
   Narendra N. Borkar              0                  0                  240,000/110,000                    $423,600/$181,900

    Jitendra N. Doshi              0                  0                   25,000/100,000                     $35,500/$142,000

    Robert Kurkiewicz              0                  0                   54,000/21,000                      $100,980/$39,270

      -------------

(1) The value is based on the difference between the exercise prices and the closing sale price of Caraco's common stock on December 31, 2002.

EMPLOYMENT AGREEMENTS

         Narendra N. Borkar, the Chief Executive Officer of Caraco, entered into an employment agreement dated September 22, 1998. The employment agreement provides Mr. Borkar with a salary at the rate of

$120,000 annually, a cash bonus in an amount up to 25% of the base salary contingent upon achievement of corporate objectives, a stock bonus of 50,000 shares of Caraco common stock, a stock option of 150,000 shares, at an exercise price of $.66 per share and a car allowance of $380.00 per month. The option expires on September 22, 2004 and vests over a five-year period. On June 10, 2002, Mr. Borkar's salary was increased to $156,000 annually.

         The employment agreement is for a term of five years, however, the agreement automatically renews for successive one year periods unless terminated by Caraco or Mr. Borkar upon ninety (90) days notice. In the event Caraco terminates Mr. Borkar without cause, he will receive base salary payments, his bonus and premium payments for life and health insurance benefits for six (6) months from the date of termination. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest. In the event of a change in control of ownership of Caraco and a significant change in Mr. Borkar's duties, then Mr. Borkar may terminate and receive a lump sum amount equal to his base salary for six (6) months. Mr. Borkar would also be entitled to immediate vesting of any stock option which would have been exercised at the close of the year during the change in control.

         Jitendra N. Doshi, the Chief Operating Officer of Caraco, entered into an employment agreement dated August 30, 2002. The employment agreement provides Mr. Doshi with a salary at the rate of $129,800 annually and a car allowance of $380.00 per month. The employment agreement is for a term of five (5) years, commencing on January 1, 2002 and ending on December 31, 2006. The Agreement automatically renews for successive one-year periods unless terminated by Caraco or Mr. Doshi upon ninety (90) days notice. In the event Caraco terminates Mr. Doshi without cause, he will receive base salary payments and his premium payments for health insurance benefits for six (6) months from the date of termination. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest

         Robert Kurkiewicz, the Senior Vice President - Technical, entered into a five-year employment agreement on November 22, 1993 which was amended on January 1, 1999 to extend the term until January 1, 2003 and which was further amended on August 30, 2002 to extend the term until December 31, 2007. The agreement, as amended, provides Mr. Kurkiewicz' with a salary of $129,800 per year and provides for a car allowance of $380.00 per month. The agreement provides that at the end of the term, it is renewable for successive one-year terms. In the event that Caraco terminates the agreement without cause, Mr. Kurkiewicz is entitled to receive monthly base salary payments and his premium payments for health insurance benefits for six (6) months from the date of termination. In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.

CHANGE IN CONTROL ARRANGEMENTS

         Under our 1999 Equity Participation Plan, options granted under that plan will become fully exercisable following certain changes in control of our company, such as:

     - A person, other than Sun Pharmaceutical, becomes the owner of a majority of the outstanding shares of our company;

     - A public announcement is made of a tender or exchange offer by any person, other than Sun Pharmaceutical, for 50% or more of the outstanding shares of our company;

     - The shareholders of our company approve a merger or consolidation with any other corporation or entity, unless, following the merger, the shares outstanding immediately before the merger continue to represent a majority of the outstanding shares of the surviving entity immediately following the merger;

     - Where shareholders approve a plan of complete liquidation of our company or an agreement for the sale of disposition by the company of all or substantially all of the assets of our company; or

     -   Certain changes in the composition of our Board of Directors.


STOCK OPTION PLANS


         In April 1993, our Board of Directors adopted the 1993 Stock Option Plan (the "1993 Plan"), which was approved by our shareholders in October 1993. The 1993 Plan reserved an aggregate of 550,000 shares of common stock for awards under the Plan. The Plan terminated on December 31, 2002. As of March 31, 2003, incentive stock options to purchase an aggregate of 266,375 shares of common stock were outstanding under the option plan, of which 213,100 were fully vested. As of March 31, 2003, the outstanding options under the 1993 Plan were held by an aggregate of 11 individuals and were exercisable at prices ranging from $0.66 to $1.00 per share of common stock. None of the executive officers, except for Messrs. Borkar and Kurkiewicz have been granted options under the 1993 Plan. Mr. Borkar has been granted 150,000 incentive stock options under the 1993 Plan at an exercise price of $0.66 per share. Mr. Kurkiewicz has been granted 65,000 incentive stock options under the 1993 Plan, at an exercise price of $0.94 per share. In May 2003, Mr. Kurkiewicz exercised all 65,000 of the stock options and sold all 65,000 of the underlying shares. In June 2003, Mr. Borkar exercised all 150,000 of the stock options.


1999 EQUITY PARTICIPATION PLAN

         The 1999 Equity Participation Plan (the "1999 Plan") was approved by our Board of Directors on April 9, 1999, and approved by our shareholders on June 2, 1999. The 1999 Plan provides for the grant of options and/or restricted stock to employees, consultants and non-employee directors. The options may be either incentive stock options or non-qualified stock options. The 1999 Plan is administered by the Compensation Committee of our Board of Directors which determines the persons who are to receive awards, as well as the type, term and number of shares subject to each award.


         An aggregate of 3,000,000 shares of common stock have been reserved for issuance under the 1999 Plan. As of March 31, 2003, 525,000 incentive options and 18,000 non-qualified options to purchase an aggregate of 543,000 shares of common stock were outstanding under the 1999 Plan . As of March 31, 2003, 4,000 shares of restricted stock have been awarded under the 1999 Plan. As of March 31, 2003, 2,453,000 shares remain available for grant. As of December 31, 2002, the outstanding options under the plan were held by an aggregate of 35 individuals and were exercisable at prices ranging from $0.68 to $1.25 per share of common stock. No person shall receive a grant under the 1999 Plan in excess of 200,000 shares during any calendar year. Executive officers have been granted incentive stock options and or restricted stock under the 1999 Plan as follows:

         Mr. Borkar: An incentive stock option dated June 1999 to purchase 200,000 shares at an exercise price of $1.15 per share and 100 shares of common stock in December 1999;

         Mr. Doshi: An incentive stock option dated December 2001 to purchase 125,000 shares at an exercise price of $1.25 per share; and

         Mr. Kurkiewicz: An incentive stock option dated June 2001 to purchase 10,000 shares at an exercise price of $0.80 per share and 100 shares of restricted stock in December 1999.

These options are exercisable annually, as to 20% of the shares issuable thereunder, commencing one year after the date of grant. In June 2003, Mr. Borkar exercised 60,000 of the stock options.

         The option exercise price for each share covered by an option may be less than the fair market value of a share of common stock on the date of grant, however, in the case of incentive stock options or in the case of a grant to the Chief Executive Officer and the four other highest compensated executive officers, the price shall be no less than 100% of the fair market value of a share of common stock at the time such option is granted. As noted, the term of an option shall be determined by the Compensation Committee, provided however, that in the case of incentive stock options, the terms shall not be more than 10 years from the date the incentive stock option is granted.

         The Compensation Committee determines the purchase price and the other terms and conditions applicable to any restricted stock awarded to a participant in the 1999 Plan.

         See discussion above under "Change in Control Arrangements" with respect to disclosure of the 1999 Plan's provisions causing options and restricted stock granted under the plan to become fully exercisable in the event of a change in control.

OTHER OPTIONS

         We have granted additional non-qualified stock options to Hexal at $3.50 per share. See "Business - Hexal-Pharma GmbH & Co., KG."

         We have also granted additional non-qualified stock options to Jay F. Joliat, a director of Caraco, to purchase 1,032,666 common shares at a weighted average exercise price of $2.10 per share, and to certain of his family members, to purchase 300,000 common shares at a weighted average exercise price of $2.43 per share, and to David A. Hagelstein, a director of Caraco, to purchase 580,158 common shares at a weighted average exercise price of $1.39 per share. Generally, such options provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends or stock splits. Options were generally granted with approximately 10 year terms.

TRANSACTIONS OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL HOLDERS OF CARACO


         The following discloses transactions during 2002 and 2001 and proposed transactions between Caraco and several of the incumbent directors, executive officers and security holders who beneficially hold in excess of five percent of our outstanding shares:


         During 2002 we issued to Sun Global 1,632,000 shares of our common stock in exchange for three ANDAs.



         During 2002 and 2001, we purchased approximately $2,422,000 and $1,138,000, respectively, of our active raw materials from Sun Pharmaceutical. Management believes that the terms and conditions of its agreements to purchase such active raw materials are fair and comparable to those, which could have been obtained from independent parties. We intend to continue to purchase active raw materials from Sun Pharmaceutical in 2003.



         During 2002 and 2001, Caraco purchased approximately $310,000 and $260,000, respectively, of equipment from Sun Pharmaceutical. Management believes that the terms and conditions of its agreements to purchase such equipment are fair and comparable to those which could have been obtained from independent parties. We intend to continue to purchase equipment from Sun Pharmaceutical in 2003.


         During the first quarter of 2002, Sun Pharmaceutical loaned us $1,400,000 at an annual interest rate of 8%. During 2001, Sun Pharmaceutical lent us $2,450,000. Sun Pharmaceutical reduced the rate of interest on such loan from 10% to 8% per annum with an effective date of April 1, 2001. The loans are due and payable in October 2006.


         On November 21, 2002, we entered into a products agreement with Sun Global. In exchange for each new generic drug transferred to us by Sun Global which passes a bioequivalency test, we shall issue Sun Global 544,000 shares of newly created preferred stock. See "Business-Sun Pharmaceutical Industries Limited."


         In December 2001, the Board extended the exercise date to December 31, 2005 with respect to options for 224,158 and 65,000 shares of Caraco common stock previously granted to Messrs. Hagelstein and Joliat. The exercise prices of such options are $1.50 and $3.50, respectively. Mr. Joliat, however has declined such extension.


         On December 20, 2001, the Board of Directors granted to Jitendra N. Doshi a qualified stock option for 125,000 shares of Caraco's common stock at an exercise price of $1.25 per share. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until December 20, 2007.


         On June 4, 2001, the Board of Directors granted to Robert Kurkiewicz a qualified stock option for 10,000 shares of Caraco's common stock at an exercise price of $0.80 per share. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until June 4, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The following table provides information, as of May 20, 2003, about the shareholders who are not officers or directors known to us to be the beneficial owners of more than 5% of our common stock. We relied solely on information furnished by our transfer agent, Schedule 13Ds and/or the beneficial owners listed, to provide this information.





AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP AS OF MAY 20, 2003




Name and Address of                              Amount and Nature of                Percent
Beneficial Owner                                 Beneficial Ownership               of Class

Joliat Enterprises, LLC                              2,229,168(1)                     9.3%
36801 Woodward Avenue, Ste 300
Birmingham, MI 48009

Sun Pharmaceutical Industries Limited.              11,737,323(2)                    49.2%
SPARC, Akota Road, Akota
Vadodara, 390 020 India

Sun Pharma Global, Inc.                                       (2)                      (2)
Akara Building, 24 DeCastro Street
Wickhams Clay 1 Road
Town Tartola, British Virgin Islands

C. Arnold Curry                                      1,195,447(3)                     5.0%
TTEE C. Arnold Curry Living Trust
17815 Hamilton Road
Detroit, MI 48203



(1)      See footnotes 6 and 10 under "Security Ownership of Management and
         Directors."

(2) Sun Pharmaceutical directly owns 8,382,666 shares of common stock of Caraco and beneficially owns 3,354,657 shares registered in the name of Sun Global. See footnotes 2 and 10 under "Security Ownership of Management and Directors."

(3) Excludes 430,000 shares of common stock owned by his wife, Cara J. Curry, as to which Mr. Curry disclaims beneficial ownership. See "Business Litigation" with respect to a claim by Mr. Curry that he owns an additional 175,000 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS


         The following table contains information, as of May 20, 2003, about the number of shares of our common stock beneficially owned by incumbent directors and the executive officers named in the Summary Compensation Table and by all incumbent directors and executive officers as a group. The number of shares of common stock beneficially owned by each individual includes shares of common stock which the individual can acquire by July 20, 2003, through the exercise of any stock option or other right. Unless indicated otherwise, each individual has sole investment and voting power or shares those powers with his or her spouse with respect to the shares of common stock listed in the table.




                                                                  Amount and Nature of        Percentage of
                Name of Beneficial Owner                          Beneficial Ownership            Class


Narendra N. Borkar(8)                                                280,100(1)(2)                1.2%

Sailesh T. Desai(9)                                                           0(2)                 *

Jitendra N. Doshi(8)                                                     27,000(3)                 *

David A. Hagelstein(10)                                               2,072,649(4)                8.3%

Phyllis Harrison-Ross                                                    15,600(5)                 *

Jay F. Joliat(10)                                                     3,345,434(6)               13.4%

Robert Kurkiewicz(8)                                                      6,013(7)                 *

Dilip S. Shanghvi(9)(10)                                                      0(2)                 *

Sudhir Valia(9)                                                               0(2)                 *

All executive officers and directors as a group                       5,746,796(2)               22.3%
(9 persons)


-----------------------

*        Less than 1.0% of the outstanding shares

(1) Includes stock options that are currently exercisable to purchase 280,000 shares of common stock.

(2) Excludes 11,737,323 shares of common stock owned by Sun Pharmaceutical and its affiliates. See footnote 1 under "Security Ownership of Certain Beneficial Owners" and "Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco." Messrs. Borkar, Desai, Shanghvi and Valia are directors of, and Mr. Shanghvi, together with his associate companies, is also the majority shareholder of, Sun Pharmaceutical and, therefore, may be deemed to share investment control over the shares of common stock held by Sun Pharmaceutical and its affiliates. Each of Messrs. Borkar, Desai, Shanghvi and Valia disclaims beneficial ownership of the shares of common stock owned by Sun Pharmaceutical and its affiliates.

(3) Includes stock options that are currently exercisable to purchase 25,000 shares of common stock. See "Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco."

(4) The shares are held in trust (the "Hagelstein Trust"). Includes stock options that are currently exercisable to purchase 576,558 shares of common stock. Mr. Hagelstein's mailing address is 36801 Woodward Avenue, Suite 313, Birmingham, MI 48009. See "Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco."

(5) Includes stock options that are currently exercisable to purchase 2,400 shares of common stock.

(6) Includes 2,229,168 shares owned by Joliat Enterprises, LLC, of which Mr. Joliat is managing partner. See "Security Ownership of Certain Beneficial Owners." Also, includes stock options that are currently exercisable to purchase 1,029,066 shares of common stock. Mr. Joliat's mailing address is 36801 Woodward Avenue, Suite 300, Birmingham, MI 48009. See "Transactions of Directors, Executive Officers and Certain Beneficial Holders of Caraco."


(7) Includes stock options that are currently exercisable to purchase 4,000 shares of common stock.


(8) The mailing address of each of these holders is 1150 Elijah McCoy Drive, Detroit, Michigan 48202.

(9) The mailing address of Sun Pharmaceutical, S. Desai, D. Shanghvi and S. Valia is Sun Pharmaceutical, SPARC, Akota Road, Akota, Vadodara - 390 020, India.


(10) Pursuant to a Voting Agreement dated August 1997, Joliat and the Hagelstein Trust have agreed not to dispose of their shares until August 2004 without giving Sun Pharmaceutical a right of first refusal on the sale of their respective shares to a third party or the right to purchase the shares at the prevailing market price if there is no third party, and until August 2004, not to sell their shares to any competitor, distributor or buyer or business associate of Caraco without the consent of Sun Pharmaceutical.



                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SHARES

         We are authorized to issue 30,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. The following is a summary of the material terms and provisions of our capital stock. Because it is a summary, it does not include all of the information that is included in our articles of incorporation.

COMMON STOCK


         We are authorized to issue 30,000,000 shares of common stock, of which 23,762,532 shares were issued and outstanding as of March 31, 2003. Each share of our common stock entitles its holder to one vote per share. Subject to the dividend rights of any outstanding preferred stock and subject to the restrictions on dividends included in our EDC loan, holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors from time to time out of funds properly available for the payment of dividends. See, however, "Dividend Policy." Subject to the liquidation rights of the preferred stock, the holders of our common stock are entitled to share pro rata in the distribution of the remaining assets of our company upon a liquidation, dissolution or winding-up. The holders of our common stock have no cumulative voting, preemptive, subscription, redemption or sinking fund rights.

PREFERRED STOCK

         We are authorized to issue  5,000,000  shares of preferred  stock.
In October 2002, Mr. Joliat converted his 285,714 shares of Series A preferred stock into 285,714 shares of our common stock.


         As disclosed under "Business-Sun Pharmaceutical Industries Limited" below, on November 21, 2002, we entered into a products agreement with Sun Global. The products agreement was approved by our independent directors. Pursuant to such agreement, in return for the technology transfer of a product, Sun Global will receive 544,000 shares of Series B preferred stock. To date, no shares of preferred stock have been earned by or issued to Sun Global. The products agreement provides for the transfer by Sun Global to us of 25 products. The preferred shares have a liquidation preference equal to the value attributed to them on the dates on which they were earned. The preferred shares are non-voting, do not receive dividends and are convertible into common shares after three years (or immediately upon a change in control) on a one-to-one basis. The number of common shares into which the Series B preferred stock is convertible is to be adjusted upon the occurrence of certain events, such as stock dividends. In connection with the issuances of Series B preferred stock under the products agreement, we have agreed to amend the Articles of Incorporation to increase the number of preferred shares to 15 million and the number of common shares to 50 million subject to approval of our shareholders. The Series B preferred stock is not subject to redemption. So long as the Series B preferred stock is outstanding, we cannot, without the consent of the holders of a majority of the outstanding shares of Series B preferred stock, amend or repeal our articles of incorporation or bylaws if such action would adversely affect the rights of the Series B preferred stock. In addition, without such consent, we cannot authorize the issuance of any capital stock having any preference or priority superior to the Series B preferred stock.



         Subject to the rights of the Series B preferred stock, our Board of Directors is authorized to issue, subject to the restrictions stated above, one or more additional series of preferred stock with such rights, privileges, restrictions and conditions as our Board may determine. The preferred stock, if issued, may be entitled to rank senior to our common stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of our company.

OPTIONS



         As of March 31, 2003, we had outstanding options to purchase an aggregate of 2,916,199 shares of common stock at a weighted average exercise price of approximately $1.78 per share. Generally, all outstanding options provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock. Options are typically granted with approximately 6 or 10 year terms.


REGISTRATION RIGHTS


         The holders of the common stock purchased in our March through mid-May private placement were informed by us that we intended to file a registration statement to register under the Securities Act the resale of the shares of common stock they purchased pursuant to such private placement. This prospectus forms part of the registration statement which has been filed in connection therewith.

         Sun Pharmaceutical, in connection with its acquisition of 5.3 million shares of our common stock in 1997, received certain registration rights under the Securities Act. Generally, we are required to register Sun Pharmaceutical's shares of our common stock upon written notice that Sun Pharmaceutical intends to register shares having a fair market value of $500,000 or more. The expenses of such registration for the first four registrations shall be borne by us. To the extent that the expense of any subsequent registration, after the first four, exceeds $50,000, the excess shall be borne by us. In addition, Sun Pharmaceutical is entitled, at our expense, to cause the registration of its shares of our common stock at any time that we register our common stock under the Securities Act. Sun Pharmaceutical has not requested us to register its shares in connection with this offering.


         Hexal also has been provided registration rights to cause us, at our expense, to register two registrations with respect to shares issued to it upon exercise of its options and to cause us to register such shares at any time that we cause the registration of our shares under the Securities Act. At this time, however, Hexal has not exercised any of its options.

ANTI-TAKEOVER PROVISIONS OF MICHIGAN LAW AND OUR ARTICLES OF INCORPORATION



         There are several provisions of our articles of incorporation that may have the effect of deterring or discouraging hostile takeovers or delaying changes in control or changes in management of our company. These include, among others, (i) the requirement of a staggered Board of Directors, (ii) allowing the Board of Directors, when evaluating any offer of another party with respect to a tender or exchange offer for any voting capital stock of the company or to effect a "business combination" as defined, see below, in Chapter 7A of the Michigan Business Corporation Act (the "Act"), to consider the interest of our shareholders, and the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the company, and the communities in which the company conducts its business, and (iii) requiring a super majority vote, 66 2/3rds, to adopt any provision inconsistent with Chapter 7A or Chapter 7B of the Act, see below or to amend the staggered board requirements. In addition, shareholders are not entitled to cumulative voting in the election of directors. Our articles of incorporation also have authorized undesignated preferred stock which could make it possible for our Board of Directors to issue preferred stock with voting or other rights with preferences that could impede the success of any attempt to effect a change of control or a change in management of our company.



         We are subject to the Act. Chapter 7A of the Act applies to certain "business combinations," defined to include a range or significant transactions such as mergers, substantial sales of assets, securities issuances, liquidation, and recapitalizations. In general, Chapter 7A requires, for any business combination with an "interested shareholder,"generally a beneficial owner of 10% or more of a class of the voting capital stock: (i) an advisory statement from the Board of Directors, (ii) the approval vote of holders at least 90% of the outstanding shares of each class of voting capital stock, and (iii) the approval vote of 66 2/3% of the holders of outstanding shares of each such class, excluding those held by the interested shareholder, its "affiliates" and "associates" as defined in Chapter 7A. These requirements do not apply, however, where the interested shareholder satisfies certain "equal or similar" form of consideration and procedural requirements specified in Chapter 7A, including a requirement that the business combination not occur within five years of attainment of interested shareholder status, or where our Board of Directors has approved the transaction specifically, generally or generally by type prior to the interested shareholder becoming an interested shareholder. Chapter 7A would cease to apply to us if our articles of incorporation were amended to elect not to be covered by the Chapter, but such an amendment would require the same votes for approval as the Chapter requires for approval for a business combination with an interested shareholder.

         Generally, Chapter 7B of the Act would divest any control shares in an "issuing public corporation" acquired in a "control share acquisition" of voting rights unless and until approved by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon and by the affirmative vote of the holders of a majority of such shares excluding all "interested shares." In general, a "control share acquisition" is defined, subject to certain exclusions, including an exclusion for a merger or consolidation to which the company is a party, as any acquisition of issued and outstanding "control shares." The term "interested shares" refers to shares owned or controlled as to voting power by employee-directors of the company, certain of its officers, the entity making or proposing to make the control share acquisition or its affiliates. The phrase "control shares" means shares that, when added to those already owned or controlled as to voting power by an entity, would if not for Chapter 7B, give the entity voting power in the election of directors of the company within any of three thresholds: one-fifth, one-third or a majority. An "issuing public corporation" is defined to include a corporation which has 100 or more shareholders of record, has its principal place of business or substantial assets in Michigan and satisfies certain other requirements. The company qualifies as an issuing public corporation. If a control share acquisition is approved as required by Chapter 7B, special dissenters' rights are accorded to company shareholders thereafter.


         The foregoing discussion of certain provisions of the Act is qualified in its entirety by reference to those provisions. The area of state anti-takeover law has been rapidly changing in recent years. For example, certain state statutes have been contested on the basis of federal pre-emption and other theories. Moreover, the anti-takeover laws do not completely insulate corporations from hostile takeovers and do not change existing law concerning directors' fiduciary duties to shareholders. Shareholders are therefore urged to consult their respective legal counsel regarding applicable anti-takeover laws and their effect on the company and its shareholders.

LIMITATION ON LIABILITY OF DIRECTORS AND INDEMNIFICATION


         Our articles of incorporation limit our directors' liability for breach of fiduciary duty as a director, except for liability:

     - For any breach of the director's duty of loyalty to us or our shareholders;

     - For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - For paying dividends or making other distributions in violation of the Act; or

     - For any transaction from which the director derived an improper personal benefit.


         The articles of incorporation further provide that if the Act is hereafter amended to further eliminate or limit the liability of a director, then a director shall not be liable to the fullest extent then permitted by the Act. These provisions generally do not limit liability under federal or state securities laws.

         Michigan law, and our articles of incorporation, provide that we will, in some situations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with our company against judgments, penalties, fines, settlements and reasonable expenses including reasonable attorney's fees. Any person is also entitled, subject to some limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Caraco pursuant to the provisions described above, or otherwise, Caraco has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR


         The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, located in New York.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for Caraco by Bodman, Longley & Dahling LLP, Detroit, Michigan.

                                     EXPERTS

         The financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus, have been audited by Rehmann Robson, independent auditors, as stated in their report appearing herein. This report has been included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the Public reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the SEC or by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is http://www.sec.gov. The Securities Act file number for our SEC filings is 0-24676.


         We have filed a registration statement on Form SB-2 with the SEC for the common stock offered under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.


         This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in that jurisdiction.

                    CARACO PHARMACEUTICAL LABORATORIES, LTD.



                    INTERIM, UNAUDITED FINANCIAL STATEMENTS


               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

       CARACO PHARMACEUTICAL LABORATORIES LTD.
              UNAUDITED BALANCE SHEET




                     PARTICULARS                                      March 31, 2003
                                                                      --------------
                       ASSETS
Current assets
  Cash and cash equivalents                                            $    337,415
  Accounts receivable, net                                               10,593,803
  Inventories                                                             5,582,540
  Prepaid expenses and deposits                                             591,362
                                                                       -------------
                Total current assets                                     17,105,121

Property, plant and equipment - at cost
  Land                                                                      197,305
  Building and improvements                                               7,439,897
  Equipment                                                               5,569,738
  Furniture and fixtures                                                    275,504
                                                                       -------------
  Total                                                                  13,482,444
  Less: accumulated depreciation                                          5,628,755
                                                                       -------------
Net property, plant & equipment                                           7,853,688
                                                                       -------------

                                                                       -------------
                    Total assets                                       $ 24,958,810
                                                                       =============

        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
  Accounts payable                                                     $  5,115,255
  Accrued expenses                                                        1,583,892
  Current portion of notes payable to stockholders                        6,000,000
  Current portion of loan payable to financial institutions               4,375,000
  Short term borrowings                                                          --
  EDC debt classified as current                                          1,215,835
  Preferred stock dividends payable                                         350,380
  Accrued interest                                                          676,415
                                                                       -------------
              Total current liabilities                                  19,316,777
                                                                       -------------

Long-term liabilities
  Notes payable to principal stockholders                                 3,850,000
  Preferred stock dividends payable                                              --
  EDC debt classified as long term                                        6,085,575
  Loans payable                                                          13,125,000
                                                                       -------------
             Total long-term liabilities                                 23,060,575
                                                                       -------------

                                                                       -------------
                  Total liabilities                                      42,377,352
                                                                       -------------

Stockholders' deficit
  Preferred stock, no par value, authorized 5,000,000 shares;                    --
   issued and outstanding 0 & 285,714 Series A shares
  Common stock, no par value, authorized 30,000,000 shares;              40,457,028
   issued and 23,762,532 outstanding shares
  Additional Paid in Capital                                                282,858
  Preferred stock dividends                                                (350,380)
  Accumulated deficit                                                   (57,808,047)
                                                                       -------------
             Total stockholders' deficit                                (17,418,541)
                                                                       -------------

                                                                       -------------
     Total liabilities and stockholders' deficit                       $ 24,958,810
                                                                       =============

See accompanying notes

             CARACO PHARMACEUTICAL LABORATORIES LIMITED
                 UNAUDITED STATEMENTS OF OPERATIONS




                                                                        THREE MONTHS ENDED
                                                                             MARCH 31
                          PARTICULARS                                2003                 2002
-------------------------------------------------------------------------------------------------
                                                                       $                    $
Net Sales                                                          8,721,600            3,301,959
Cost of goods sold                                                 4,225,949            1,847,547
                                                                ---------------------------------
Gross profit                                                       4,495,651            1,454,412


Selling, general & administrative expenses                           949,784              754,655
R&D cost                                                             899,931              850,873


                                                                ---------------------------------
 Operating income / (loss)                                         2,645,936             (151,116)
                                                                ---------------------------------

Interest
  Interest expense                                                  (442,252)            (369,067)
  Interest income                                                      1,065                  940
                                                                ---------------------------------
Net interest expense                                                (441,187)            (368,127)
                                                                ---------------------------------

                                                                ---------------------------------
Net income / (loss)                                                2,204,749             (519,243)
                                                                ---------------------------------

                                                                ---------------------------------
Net income / (loss) per basic and diluted common share                  0.09                (0.03)
                                                                ---------------------------------



See accompanying notes

                CARACO PHARMACEUTICAL LABORATORIES, LTD.
                   UNAUDITED STATEMENTS OF CASH FLOWS


                               PARTICULARS                                                         Three Months ended March 31,
                                                                                                   2003                   2002
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income / (loss)                                                                           $ 2,204,749              $ (519,242)
  Adjustments to reconcile net loss to
  net cash used in operating activities
         Depreciation                                                                               141,737                 108,649
         Common Shares issued in lieu of cash for compensation                                            -                  17,250


  Changes in operating assets and liabilities which provided (used) cash:
         Accounts receivable                                                                     (5,109,668)               (981,797)
         Inventories                                                                                 33,422                (276,162)
         Prepaid expenses and deposits                                                             (120,049)                  6,789
         Accounts payable                                                                         1,132,418                 (25,661)
         Accrued expenses and Interest                                                              267,000                 (70,983)
                                                                                     -----------------------------------------------
Net cash used in operating activities                                                            (1,450,391)             (1,741,157)
                                                                                     -----------------------------------------------

Cash flows from investing activities:
                                                                                     -----------------------------------------------
  Purchases of property, plant and equipment                                                       (248,000)               (310,987)
                                                                                     -----------------------------------------------


Cash flows from financing activities:
  Proceeds from long-term debt                                                                    1,600,000                       -
  Proceeds from Sale of Shares in Private Placement                                                       -                 650,000
  Payments of EDC debt                                                                             (248,421)               (184,736)
  Net Loans received from Shareholders                                                              150,000               1,400,000
                                                                                     -----------------------------------------------
Net cash provided from financing activities                                                       1,501,579               1,865,264
                                                                                     -----------------------------------------------

Net (decrease) in cash and cash equivalents                                                        (196,812)               (186,880)
Cash and cash equivalents, beginning of period                                                      534,228                 241,110

                                                                                     -----------------------------------------------
Cash and cash equivalents, end of period                                                          $ 337,415                $ 54,230
                                                                                     ===============================================

See accompanying notes

                    CARACO PHARMACEUTICAL LABORATORIES, LTD.
              UNAUDITED STATEMENT OF SHAREHOLDERS' DEFICIT FOR THE
                       THREE MONTHS ENDED MARCH 31, 2003


-----------------------------------------------------------------------------------------------------------

                                                         PREFERRED STOCK                 COMMON STOCK
                                                     SHARES         AMOUNT         SHARES          AMOUNT
-----------------------------------------------------------------------------------------------------------

Balance at January 1, 2003                                 -               -    23,762,532       40,457,028
Net loss
                                               ------------------------------------------------------------
Balance at March 31, 2003                                  -     $         -    23,762,532     $ 40,457,028
                                               ============================================================

------------------------------------------------------------------------------------------------------------
                                              ADDITIONAL      PREFERRED
                                                PAID IN          STOCK       ACCUMULATED
                                                CAPITAL        DIVIDENDS       DEFICIT             TOTAL
------------------------------------------------------------------------------------------------------------

Balance at January 1, 2003                        282,858     (350,380)     (60,012,796)      $ (19,623,290)
Net loss                                                                      2,204,749           2,204,749
                                               -------------------------------------------------------------
Balance at March 31, 2003                       $ 282,858   $ (350,380)   $ (57,808,047)      $ (17,418,541)
                                               =============================================================








See accompanying notes

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.       BASIS OF PRESENTATION

The balance sheet as of March 31, 2003 and the related statements of operations, stockholders' deficit and cash flows for the three months ended March 31, 2003 and 2002 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for the full year.

The financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 should be read in conjunction with the financial statements and notes thereto included in the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2002.

The accounting policies followed by the Corporation with respect to the unaudited interim financial statements are consistent with those stated in the 2002 Caraco Pharmaceutical Laboratories, Ltd., Annual Report on Form 10-KSB.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Realization of a major portion of the assets is dependent upon the Corporation's ability to meet its future financing requirements and the success of future operations.

2.       ORGANIZATION AND NATURE OF BUSINESS

Caraco Pharmaceutical Laboratories, Ltd. ("Caraco" or "the Corporation" which is also referred to as we, us or our), engaged in the business of developing, manufacturing and marketing generic drugs for the ethical (prescription) and over-the-counter (non-prescription or "OTC") markets.

A generic drug is a pharmaceutical product, which is the chemical and therapeutic equivalent of a brand-name drug as to which the patent and/or market exclusivity has expired. Generics are well accepted for substitution of brand products as they sell at a discount to the branded product's price and for their equivalence in quality and bioavailability.

Our present product portfolio includes 13 products in 22 strengths in 46 package sizes. We are currently marketing all 13 products. The products are intended to treat a variety of disorders including the following: hypertension, arthritis, seizures, epilepsy, diabetes and pain management. We have recently started shipments of 1 additional product in 2 strengths and 4 pack sizes. This brings our formulary of products to 14 products in 24 strengths and 50 pack sizes.

To date, we have submitted 14 ANDAs to the Food and Drug Administration ("FDA"). Of these, we have received approvals for 11 ANDAs, one of which was received during the first quarter; we have 3 ANDAs pending approval. We also have 5 DESI products.

A significant source of our funding has been from private placement offerings and loans. Sun Pharmaceutical Industries, Limited, a specialty pharmaceutical corporation organized under the laws of India ("Sun Pharma"), which owns 49% of our outstanding shares has contributed equity capital and has advanced us loans. Also, pursuant to a products agreement with us, Sun Pharma has transferred certain products to us. (See "Current Status of the Corporation" and "Sun Pharmaceutical Industries, Ltd." below.) Our manufacturing facility and executive offices were constructed pursuant to a $9.1 million loan from the Economic Development Corporation of the City of Detroit (the "EDC"). (See "Current Status of the Corporation" and "Mortgage Note" below.)

3.       CURRENT STATUS OF THE CORPORATION

For the first time since inception, during the last three quarters of 2002 and the first quarter of 2003, we achieved sales necessary to support our operations. Net sales for the three months ended March 31, 2003 were $8.7 million as compared to $3.3 million for the three months ended March 31, 2002. We have earned an operating gross profit of $4,495,651 for the three months ended March 31, 2003 as compared to $1,454,412 during the same period in 2002. We earned an operating profit income of $2,645,936 during the period of March 31, 2003 as compared to incurring operating losses of $151,116 during the same period in 2002. After interest costs, we have earned a net profit income of $2,204,749 for the three months ended March 31, 2003 as compared to a net loss of $519,243 for the three months ended March 31, 2002. At March 31, 2003, we had a stockholders' deficit of $17,481,541 as compared to a deficit of $22,812,242 at March 31, 2002. We have continued to be dependent on the support of Sun Pharma, however, but the financial support is reduced due to the increased revenues and higher cash flows from internal operations since the second quarter of 2002. See "Sun Pharmaceutical Industries, Ltd." and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations." We received one ANDA approval during the first quarter of 2003. See "Caraco's Products and Product Strategy" below. We have 3 products pending approval with the FDA.

4.       COMPUTATION OF LOSS PER SHARE

Loss per share is computed using the weighted average number of common shares outstanding during each period and considers a dual presentation and reconciliation of "basic" and "diluted" per share amounts. Diluted reflects the potential dilution of all common stock equivalents.


The basic and diluted weighted average number of common shares outstanding for the period ended March 31, 2003 were 23,762,532 and 25,061,469, respectively. The basic and diluted weighted average number of common shares outstanding for the period ending March 31, 2002 were 21,242,874 and 21,172,618 respectively.


5.       MORTGAGE NOTE

EDC Loan


Debt at March 31, 2003 includes approximately $7.3 million payable to the Economic Development Corporation of the City of Detroit ("EDC") related to funds advanced to the Corporation pursuant to a Development and Loan Agreement (the "Agreement") dated August 10, 1990 as amended. The note was collateralized by a first mortgage, effectively, on all of the Corporation's property and equipment purchased pursuant to the Agreement. The loan was restructured on April 23, 2003, with the terms of the restructured loan effective as of January 1, 2003. The loan has been extended for six years, with interest rates starting at 2.75% and increasing to 5.16%. Under the extension, the EDC retains a first mortgage on our property, and a first lien on our furniture, fixtures equipment and intellectual property. The EDC has removed its first lien on our accounts receivable and inventory. Further, the EDC has eliminated the prior restriction on capital investment in excess of $2 million by permitting us, so long as we are not in default of any of our obligations, to purchase new capital and sell the existing capital equipment so long as a result of such transactions, the book value of our assets is not reduced below the balance as of December 31, 2002 and the proceeds of any such sales are retained by the Company. The obligations of the Corporation to the EDC have been classified in accordance with the terms of the restructured loan.


6.       SUN PHARMACEUTICAL INDUSTRIES LIMITED

Pursuant to a stock purchase agreement, Sun Pharma had, as of December 31, 1998, remitted a total of $7.5 million to us for the purchase of 5.3 million common shares.

Further, Sun Pharma has made loans to us, the details of which as of March 31, 2003, are given below:

8% Promissory note payable to Sun Pharma, principal balance          $5,300,000
payable in full in October 2003, with interest payable
semi-annually.

8% Promissory note payable to Sun Pharma, principal balance          $3,850,000
payable in full in August 2006, with interest payable
quarterly.

8% promissory note payable to Sun Pharma Global, Inc., a             $  200,000
wholly owned subsidiary of Sun Pharma ("Sun Global"),
payable by October 2003 with interest payable semi-annually.

8% short term loan to Sun Pharma, payable upon demand                $  500,000
                                                                     ----------
Notes payable to principal stockholders                              $9,850,000
                                                                     ==========

Notes payable to Sun Pharma and Sun Pharma Global, Inc. are subordinated to the EDC loan. Furthermore, the Sun Pharma and Sun Global loans due to mature in October of 2003 are classified as current.

In August 1997, we entered into an agreement, whereby Sun Pharma was required to transfer to us the technology formula for 25 generic pharmaceutical products over a period of five years through August 2002. The agreement has expired. We exchanged 544,000 shares of our common stock for each technology transfer of an ANDA product (when a bio-equivalency study was successfully completed) and 181,333 shares for each technology transfer of a DESI (Drug Efficacy Study Implementation) product. The products provided to us from Sun Pharma were selected by mutual agreement. As of March 31, 2003, Sun Pharma delivered to us the technology for 13 products. A total of 5,802,666 shares were issued to Sun Pharma and its affiliates in exchange for the technology transfer under the old and now expired agreement.

We entered into a new product agreement with Sun Global for the transfer of the technology formula for 25 generic products over a period of 5 years in November 2002 replacing the previous product agreement with Sun Pharma. Sun Global receives 544,000 shares of preferred stock (convertible into common stock after three years) for each ANDA product transferred. The value of the shares issued to Sun Global for the transfer of the products shall be included in research and development expenses. Depending on the number of products transferred and the market value of the shares attributable thereto, the issuance of preferred stock to Sun Global could cause our research and development expenses to increase to an amount which would significantly decrease profit or create a loss. Preferred shares can be earned by Sun Global even if the product is not successfully produced and marketed.

In connection with the technology transfer, Sun Pharma has established a Research and Development Center in Mumbai with a staff of 30 persons, including PhDs, pharmacy graduates, analytical chemists and regulatory professionals. Sun Pharma primarily performs formulation and analytical development for us at this laboratory.

Sun Pharma supplies us with certain raw materials and also the machinery and equipment to increase productivity and production. Sun has also provided us with qualified technical professionals. Twenty-one of our technical professional employees were former Sun Pharma employees.

7.       TERM LOAN FROM ICICI BANK

The Corporation had obtained a term loan of $5 million from ICICI Bank of India with the support of Sun Pharma. This term loan has been used to finance research and development activities, upgrade facilities, repay loans and meet working capital requirements. The Corporation, as of March 31, 2003, has received proceeds in the amount of $5 million with interest payments due quarterly. Quarterly principal payments are scheduled, to be made from December 2003 through September 2005. A portion of the loan which is due within one year from March 31, 2003 has been classified as current.

8.       TERM LOAN FROM BANK OF NOVA SCOTIA

The Corporation had obtained term loans of $12.5 million from the Bank of Nova Scotia with the support of Sun Pharma. This term loan has been used to finance research and development activities, upgrade facilities, repay other loans and meet working capital requirements. As of March 31, 2003, payments of interest are due quarterly. Semi-annual principal payments are scheduled to be made from February 2004 through September 2005. A portion of the loan which is due within one year from March 31, 2003 has been classified as current.

9.       COMMON STOCK ISSUANCES

We have not issued any shares of common stock during the first quarter of 2003. During the first quarter ended March 31, 2002, the Corporation issued 15,000 shares of common stock to the directors as compensation for attendance at board and committee meetings held during 2001. In addition, during the first quarter of 2002, 250,000 shares of common stock were issued by the Corporation for cash of $650,000 pursuant to a private placement to accredited investors.

\



                     CARACO PHARMACEUTICAL LABORATORIES LTD.


                              FINANCIAL STATEMENTS

                                       AND

                          INDEPENDENT AUDITORS' REPORT

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

                          INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                              FINANCIAL STATEMENTS



Independent Auditors' Report
Balance Sheets - December 31, 2002 and 2001

Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000

Statements of Stockholders' Deficit for the Years Ended December 31, 2002, 2001 and 2000

Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000 Notes to Financial Statements

                     CARACO PHARMACEUTICAL LABORATORIES LTD

--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT



Stockholders and Board of Directors
Caraco Pharmaceutical Laboratories Ltd.
Detroit, Michigan


We have audited the accompanying balance sheets of Caraco Pharmaceutical Laboratories Ltd. (a Michigan corporation) as of December 31, 2002 and 2001, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Caraco Pharmaceutical Laboratories Ltd. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.



                                          REHMANN ROBSON


Troy, Michigan
February 7, 2003

                     CARACO PHARMACEUTICAL LABORATORIES LTD.

--------------------------------------------------------------------------------

                                 BALANCE SHEETS


                 ASSETS                                DECEMBER 31
                                            ------------------------------------
                                                  2002               2001
                                            -----------------  -----------------
CURRENT ASSETS
     Cash and cash equivalents               $        534,228   $        241,110
     Accounts receivable, net                       5,484,135          1,486,508
     Inventories                                    5,615,962          2,909,055
     Prepaid expenses and deposits                    471,314            179,201
                                            -----------------  -----------------

TOTAL CURRENT ASSETS                               12,105,639          4,815,874
                                            -----------------  -----------------

PROPERTY, PLANT AND EQUIPMENT
     Land                                             197,305            197,305
     Buildings and improvements                     7,346,797          6,829,377
     Equipment                                      5,458,314          4,407,323
     Furniture and fixtures                           232,112            207,750
                                            ----------------- ------------------

     Total                                         13,234,528         11,641,755
     Less accumulated depreciation                  5,487,018          4,947,673
                                            -----------------  -----------------

NET PROPERTY, PLANT AND EQUIPMENT                   7,747,510          6,694,082
                                            ----------------- ------------------
TOTAL ASSETS                                 $     19,853,149   $     11,509,956
                                            ================= ==================


The accompanying notes are an integral part of these financial statements.

                     CARACO PHARMACEUTICAL LABORATORIES LTD.





                     LIABILITIES AND STOCKHOLDERS' DEFICIT                                      DECEMBER 31
                                                                                  -------------------------------------
                                                                                        2002                 2001
                                                                                  --------------        ---------------
CURRENT LIABILITIES
                 Accounts payable                                                  $   1,958,809        $     689,233
                 Accounts payable, Sun Pharma                                          2,024,028              273,668
                 Accrued expenses                                                      1,391,623              296,715
                 Current portion of subordinated notes payable to stockholder          5,850,000
                 Current portion of loans payable to financial institutions              625,000
                  Short-term borrowings
                                                                                             -                 75,000
                 EDC loan payable, current portion                                     1,004,000            5,380,000
                  Preferred stock dividends payable, current
                                                                                         350,380                  -
                 Accrued interest                                                        549,052            4,140,589
                                                                                  --------------        -------------

TOTAL CURRENT LIABILITIES                                                             13,752,892           10,855,205
                                                                                  --------------        -------------

LONG-TERM LIABILITIES
                 Loans payable to financial institutions                              15,275,000           15,000,000
                  EDC loan payable, net of current portion
                                                                                       6,598,547                  -
                 Notes payable to stockholders, net of current portion                 3,850,000            8,300,000
                  Preferred stock dividends payable
                                                                                             -                300,000
                                                                                  --------------        -------------

TOTAL LONG-TERM LIABILITIES                                                           25,723,547           23,600,000
                                                                                  --------------        -------------
TOTAL LIABILITIES                                                                     39,476,439           34,455,205
                                                                                  --------------        -------------


COMMITMENTS AND CONTINGENCIES (NOTES 5, 9 AND 12)

STOCKHOLDERS' DEFICIT
                 Preferred stock, no par value; authorized 5,000,000 shares, issued and outstanding -0- Series A shares
                   (285,714 in 2001)                                                         -              1,000,000

                 Common stock, no par value; authorized 30,000,000 shares,
                   issued and outstanding 23,767,532 shares
                   (21,172,818 in 2001)                                               40,457,028           34,111,543

                 Additional paid-in capital                                              282,858

                 Preferred stock dividends                                              (350,380)            (300,000)

                 Accumulated deficit                                                 (60,012,796)         (57,756,792)
                                                                                  --------------        -------------
TOTAL STOCKHOLDERS' DEFICIT                                                          (19,623,290)         (22,945,249)
                                                                                  --------------        -------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                       $   19,853,149        $   11,509,956
                                                                                  ==============        ==============

The accompanying notes are an integral part of these financial statements

                     CARACO PHARMACEUTICAL LABORATORIES LTD.



                            STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31
                                                 -------------------------------------------------------
                                                       2002              2001                2000
                                                 ----------------  -----------------  ------------------
                                                                                         (AS RESTATED)
                                                                                         -------------

Net sales                                        $    22,380,964   $      5,922,431   $      2,377,546

Cost of goods sold                                    12,047,410          4,186,059          2,678,900
                                                 ---------------   ----------------   ----------------

GROSS PROFIT (DIFFERENTIAL)                           10,333,554          1,736,372           (301,354)

Selling, general and administrative expenses           3,827,707          2,680,494          2,508,737
Research and development costs -
            affiliate (Note 7)                         3,887,423               --              401,472
Research and development costs                         3,348,789          3,079,804          3,065,795
                                                 ---------------   ----------------   ----------------

OPERATING LOSS                                          (730,365)        (4,023,926)        (6,277,358)
                                                 ---------------   ----------------   ----------------

OTHER INCOME (EXPENSE)
            Interest expense                          (1,539,075)        (1,748,922)        (1,555,192)
            Interest income                               13,436             15,385             38,010
                                                 ---------------   ----------------   ----------------

OTHER EXPENSE - NET                                   (1,525,639)        (1,733,537)        (1,517,182)
                                                 ---------------   ----------------   ----------------

NET LOSS                                         $    (2,256,004)  $     (5,757,463)  $     (7,794,540)
                                                 ===============   ================   ================

NET LOSS PER BASIC AND DILUTED
  COMMON SHARE                                   $         (0.10)  $          (0.29)  $          (0.41)
                                                 ===============   ================   ================


   The accompanying notes are an integral part of these financial statements

                     CARACO PHARMACEUTICAL LABORATORIES LTD


                      STATEMENTS OF STOCKHOLDERS' DEFICIT

--------------------------------------------------------------------------------


                                     PREFERRED STOCK                 COMMON STOCK
                                  -----------------------    ---------------------------
                                   SHARES        AMOUNT          SHARES         AMOUNT
                                  --------    -----------    ------------    -----------
Balances at
  January 1, 2000
  as restated (Note 13)            285,714    $ 1,000,000    $ 18,556,295    $32,216,125

Preferred stock
  dividends

Shares issued in exchange
  for services                          --             --         120,990        103,496

Shares issued in exchange
  for retirement of debt                --             --       1,390,000      1,390,000

Issuance of shares
  to Sun Pharma,                        --             --       1,105,333        401,472
  as restated (Note 13)

Net loss                                --             --              --             --
                                  --------    -----------    ------------    -----------
Balances at
  December 31, 2000                285,714      1,000,000      21,172,618     34,111,093

Preferred stock dividends

Shares issued in lieu
  of compensation                       --             --           1,200            450

Net loss                                --             --              --             --
                                  --------    -----------    ------------    -----------
Balances at
  December 31, 2001                285,714      1,000,000      21,173,818     34,111,543

Preferred stock
dividends                               --             --              --             --

Issuance of common stock to
  directors in lieu of
  cash compensation                     --             --          36,000         41,400

Issuance of common stock under
  private placement                     --             --         635,000      1,692,000

Issuance of common stock to
  affiliate in exchange for
  product technology transfers          --             --       1,632,000      3,887,423

Common stock subscribed                 --             --              --          7,520

Preferred stock converted to
  common stock                    (285,714)    (1,000,000)        285,714        717,142

Net loss                                --             --              --             --
                                  --------    -----------    ------------    -----------

Balances at
  December 31, 2002                     --    $        --      23,762,532    $40,457,028
                                  ========    ===========    ============    ===========




                                  ADDITIONAL  PREFERRED
                                    PAID-IN     STOCK      ACCUMULATED
                                    CAPITAL   DIVIDENDS      DEFICIT           TOTAL
                                   --------   ---------    ------------    ------------
Balances at
  January 1, 2000
  as restated (Note 13)            $     --   $(180,000)   $(44,204,789)   $(11,168,664)

Preferred stock
  dividends                              --     (60,000)             --         (60,000)

Shares issued in exchange
  for services                           --          --              --         103,496

Shares issued in exchange
  for retirement of debt                 --          --              --       1,390,000

Issuance of shares
  to Sun Pharma,                         --          --              --         401,472
  as restated (Note 13)

Net loss                                 --          --      (7,794,540)     (7,794,540)
                                   --------   ---------    ------------    ------------
Balances at
  December 31, 2000                      --    (240,000)    (51,999,329)    (17,128,136)

Preferred stock dividends                --     (60,000)             --         (60,000)

Shares issued in lieu
  of compensation                        --          --              --             450

Net loss                                 --          --      (5,757,463)     (5,757,463)
                                   --------   ---------    ------------    ------------
Balances at
  December 31, 2001                      --    (300,000)    (57,756,792)    (22,945,249)

Preferred stock
dividends                                --     (50,380)             --         (50,380)

Issuance of common stock to
  directors in lieu of
  cash compensation                      --          --              --          41,400

Issuance of common stock under
  private placement                      --          --              --       1,692,000

Issuance of common stock to
  affiliate in exchange for
  product technology transfers           --          --              --       3,887,423

Common stock subscribed                  --          --              --           7,520

Preferred stock converted to
  common stock                      282,858          --              --              --

Net loss                                 --          --      (2,256,004)     (2,256,004)
                                   --------   ---------    ------------    ------------

Balances at
  December 31, 2002                $282,858   $(350,380)   $(60,012,796)   $(19,623,290)
                                   ========   =========    ============    ============


The accompanying notes are an integral part of these financial statements.

                     CARACO PHARMACEUTICAL LABORATORIES LTD



                            STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------


                                                                             YEAR ENDED DECEMBER 31
                                                          ------------------------------------------------------------
                                                                  2002                 2001                 2000
                                                          --------------------  -------------------  -----------------
                                                                                                        (AS RESTATED)
                                                                                                     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                     $(2,256,004)          $(5,757,463)          $(7,794,540)
  Adjustments to reconcile net loss to
    net cash used in operating activities
   Depreciation                                                    539,374               508,682               574,442
   Common shares issued for interest expense                            --                    --                86,000
   Common shares issued in exchange for
     product formula                                             3,887,423                    --               401,472
   Common shares issued in lieu of compensation                     41,400                   450                17,496
   Changes in operating assets and liabilities
     which provided (used) cash:
     Accounts receivable                                        (3,997,627)           (1,020,062)             (102,258)
     Inventories                                                (2,706,907)           (1,497,134)              293,171
     Prepaid expenses and deposits                                (292,112)             (115,817)               13,951
     Accounts payable                                            3,019,936                45,902              (614,134)
     Accrued expenses and interest                                 925,917               748,315               681,108
                                                          ----------------      ----------------     -----------------
NET CASH USED IN OPERATING ACTIVITIES                             (838,600)           (7,087,127)           (6,443,292)
                                                          ----------------      ----------------     -----------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, plant and equipment                    (1,592,802)             (108,531)             (215,459)
                                                          ----------------      ----------------     -----------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from bank term loans                                    900,000             6,150,000             8,850,000
  Net short-term borrowings                                        (75,000)                   --                75,000
  Net borrowings (repayments) on loans
    from stockholders                                            1,400,000             2,300,000              (225,000)
  Repayments of EDC loan                                        (1,200,000)           (1,200,000)           (2,300,000)
  Proceeds from issuance of common stock                         1,699,520                    --                    --
                                                          ----------------      ----------------     -----------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                        2,724,520             7,250,000             6,400,000
                                                          ----------------      ----------------     -----------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                 293,118                54,342              (258,751)
Cash and cash equivalents, beginning of year                       241,110               186,768               445,519
                                                          ----------------      ----------------     -----------------
CASH AND CASH EQUIVALENTS, END OF YEAR                         $   534,228           $   241,110           $   186,768
                                                          ================      ================     =================

The accompanying notes are an integral part of these financial statements.

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Nature of Business

         Caraco Pharmaceutical Laboratories, Ltd. ("Caraco" or the "Corporation") was established in Detroit, Michigan to develop, manufacture and market generic and private label prescription and over-the-counter pharmaceuticals in the United States. The process of developing a line of proprietary drugs requires approvals by the Food and Drug Administration (FDA) of Abbreviated New Drug Applications
         (ANDA). The Corporation's present product portfolio consists of a limited number of products in certain strengths and package sizes. The Corporation's drugs relate to a variety of therapeutic segments including the central nervous system, cardiology, pain management and diabetes.

         Over the years, significant sources of funding for the Corporation have been received from private placement offerings, stockholder and financial institution loans and debt financing from the Economic Development Corporation of the City of Detroit (the "EDC"), which loaned approximately $9.1 million to the Corporation in accordance with a Development and Loan Agreement dated August 10, 1990 (see Note 5). During 2002 and 2001, the Corporation also obtained term loans providing total credit facilities of $17.5 million from two foreign banks.

         The Corporation and a Mumbai, India based specialty pharmaceutical manufacturing company, Sun Pharmaceutical Industries, Ltd. ("Sun Pharma") completed an agreement, in 1997, whereby Sun Pharma invested $7,500,000 into the common stock of the Corporation, and was required to transfer to the Corporation the technology formula for 25 generic pharmaceutical products over a period of five years through August 2002 in exchange for 544,000 shares of Caraco common stock to be issued for each ANDA product and 181,333 shares for each DESI (Drug Efficacy Study Implementation) product. As of December 31, 2002, Sun Pharma has delivered to Caraco the formula for 13 products and beneficially owns approximately 49% of the outstanding common stock of the Corporation. In November 2002, a subsidiary of Sun Pharma agreed to transfer to the Corporation a technology formula for 25 generic pharmaceutical products over a period of five years through November 2007 in exchange for 544,000 shares of a new convertible preferred stock for each formula received (Note 7). In addition to Sun Pharma's equity holdings, the product and technology transfers which include various research and development activities conducted on an ongoing basis by Sun Pharma, loans made directly to and loans guaranteed on behalf of Caraco (see
         Note 5), Sun Pharma has also supplied Caraco with certain raw materials and equipment (see Note 4) and transferred to Detroit a number of qualified technical and management professionals having pharmaceutical experience. Furthermore, five of the eight Caraco directors are or were affiliated with Sun Pharma. Caraco is substantially dependent on the active involvement and support of Sun Pharma.

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         In addition to its substantial dependence on Sun Pharma, the Corporation is subject to certain risks associated with companies in the generic pharmaceutical industry. Profitable operations are dependent on the Corporation's ability to market its products at reasonable profit margins. In addition to achieving profitable operations, the future success of the Corporation will depend, in part, on its continuing ability to attract and retain key employees, obtain timely approvals of its ANDAs, develop new products and continue to raise in the near term the necessary funds to keep the Corporation in business.

         Operations

         For the first time since inception, during the second, third and fourth quarters of 2002, the Corporation has achieved sales necessary to support operations. During 2002, the Corporation's results did improve such that its loss from operations decreased from approximately $4,000,000 in 2001 to approximately $730,000 in 2002. The Corporation's net loss also decreased from approximately $5,750,000 in 2001 to approximately $2,250,000 in 2002. The net loss in 2002 includes approximately $3.9 million of research and development costs related to technology transfers from Sun Pharma Global in exchange for common stock of Caraco. There were no such technology transfers in 2001. In addition, cash used by operations decreased from approximately $7,100,000 in 2001 to approximately $840,000 in 2002. While management views these results as positive developments, the Corporation must still overcome its stockholders' deficit, which is $19,623,290 as of December 31, 2002. Realization of a major portion of its assets is thus dependent upon the Corporation's ability to meet its future financing requirements and the success of future operations. Management believes that continued improvement in profitability and cash flow, along with sustained financial and operating support from Sun Pharma, are key factors in the Corporation's ability to continue to operate in the normal course of business. While management has a basis to reasonably believe that Sun Pharma's substantial investment in Caraco provides Sun Pharma with sufficient economic incentive to continue to assist Caraco in developing its business, and Sun Pharma has expressed its intent to continue to support Caraco's operations in the near term, as it has done in the past, there can be no assurance that such support will, in fact, continue for a period of time sufficient to ensure Caraco's ultimate business success. For example, Sun Pharma, which is subject to the prevailing regulatory process in India, may be constrained from fully pursuing its business interest outside of India. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of liabilities that might be necessary should the Corporation be unable to continue operating in the normal course of business.

         Management's plans with regard to improving profitability, cash flows and operations include infusion of additional funding from new investors pursuant to equity offerings planned to be carried out during the first half of 2003. Management's plans also include for 2003:

         -        Continued focus on FDA compliance.

         -        Continued research and development activities.

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         - Increased market share for certain existing products and recently introduced new products and enhance customer reach and satisfaction.

         -        Prompt introduction of newly approved products to the market.

         -        Striving to capture larger market share for existing products.

         - Achieving operational efficiencies by attaining economies of scale, cost reduction per unit, and obtaining additional cost reductions for active raw materials acquired from competitors and/or Sun Pharma.

         - Increase the width and depth of product portfolio to serve the customers effectively.

         - Increase the number of products, as well as anticipated volume increases for existing products which, in turn, will improve manufacturing capacity utilization.

         - Considering alternative ways of increasing cash flow including developing, manufacturing and marketing ANDAs owned by Sun Pharma.

         -        Prompt restructuring of the EDC loan.

         - Locating and utilizing facilities of contract-manufacturers to enhance production and therefore sales.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, but are not limited to, valuation allowances for accounts receivable and the recoverability of the Corporation's property, plant and equipment.

         Cash and Cash Equivalents

         The Corporation considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. The Corporation from time to time may have cash balances which exceed federally insured limits.

         Revenue Recognition

         The Corporation recognizes revenue at the time its products are shipped to its customers as, at that time, the risk of loss or physical damage to the product passes to the customer, and the obligations of customers to pay for the products are not dependent on the resale of the product or the Corporation's assistance in such resale. Customers are permitted to return unused product in, certain instances, after

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         approval from the Corporation upon the expiration date of the product's lot. Amounts billed by the Corporation, if any, in advance of performance with contracts to render certain manufacturing or research and development services are deferred and then recognized upon performance of those services.

         Provisions for estimated returns, discounts, rebates and other price adjustments including chargebacks can be reasonably determined in the normal course of business based on historical results. A significant portion of the current allowance has been reserved for expected chargebacks. Chargebacks are price adjustments given to wholesale customers for product it resells to parties with whom the Corporation has established contractual pricing. The chargeback represents the difference between the sales price to the wholesaler and the contracted price. Approximately 96% of the current allowance for trade receivables has been reserved for estimated chargebacks.

         Accounts Receivable

         Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Corporation provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on management's assessment of the current status of individual accounts. Balances that are still outstanding after the Corporation has attempted reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

         Inventories

         Inventories are stated at the lower of cost determined by the first in, first-out method, or market.

         Loss Per Share

         Loss per share is computed using the weighted average number of common shares outstanding during each year and considers a dual presentation and reconciliation of "basic" and "diluted" per share amounts. Diluted reflects the potential dilution of all common stock equivalents.

         At December 31, 2002, 2001 and 2000, options to purchase 310,000, 2,705,199 and 2,486,155 shares, respectively, were excluded from the computation of loss per share because the options' exercise prices were greater than the average market price of the common shares.

         The following table sets forth the computation of basic and diluted loss per common share.

                                            2002           2001           2000
                                         -----------   -----------   -----------
Numerator:

  Loss from continuing operations        $ 2,256,004   $ 5,757,463   $ 7,794,540
  Preferred stock dividends                   50,380       300,000       240,000
                                         -----------   -----------   -----------
  Loss available to common
     stockholders                          2,306,384     6,057,463     8,034,540
                                         -----------   -----------   -----------
Denominator:

  Weighted average shares outstanding
     basic and diluted                    22,031,425    21,173,522    19,755,021
                                         -----------   -----------   -----------
  Loss per basic and diluted
     common share                        $       .10   $       .29   $       .41
                                         ===========   ===========   ===========

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         Property, Plant and Equipment and Depreciation

         Depreciation is computed using the straight line method over the estimated useful lives of the related assets, which range from 3 to 40 years. Management annually reviews these assets for impairment and reasonably believes the carrying value of these assets will be recovered through cash flow from operations, assuming the Corporation is successful in continuing to operate in the normal course of business.

         Federal Income Taxes

         Deferred income tax assets and liabilities are determined based on the difference between the financial statement and federal income tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The principal difference between assets and liabilities for financial statement and federal income tax return purposes is attributable to differing depreciation methods and net operating losses.

         Research and Development Costs

         Research and development costs are charged to expense as incurred.

         Fair Values of Financial Instruments

         The carrying values of cash equivalents, accounts receivable, and accounts payable approximate their values due to the short-term maturities of these financial instruments. The carrying amounts of short-term borrowings, notes payable to stockholders, and loans payable approximate their fair values because the interest rates are representative of, or change with, market rates.

         The Corporation does not believe it is practicable to estimate the fair value of its note payable to the Economic Development Corporation of the City of Detroit. Management does not believe that comparable financing would currently be available on similar terms.

\
                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


         Common Stock Issued to Directors

         Common stock is issued from time to time in lieu of cash for directors fees, and is recorded as compensation expense at the fair value of such shares on the date they were earned.

         Common Stock Issued to Sun Pharma

         Common stock is issued from time to time to Sun Pharma in exchange for the formula for products delivered by Sun Pharma to the Corporation. Research and development costs are recorded based on the fair value of the shares on the date the respective product formula has passed its bioequivalency study.

         Recent Accounting Pronouncements

         In June 2001, the FASB also issued Statement No. 142 "Goodwill and Other Intangible Assets" which is effective generally beginning January 1, 2002. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but, instead, tested for impairment at least annually in accordance with the provisions of Statement 142. The Company has no goodwill and, accordingly, adoption of the new standard will not impact the Company's financial statements.

         In June 2001, the FASB issued Statement No. 143 "Accounting for Asset Retirement Obligations." Statement 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the remaining useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. Statement 143 is effective for fiscal years beginning after June 15, 2002. Adoption of this statement is not expected to impact the Company's results of operations or financial position.

         In August 2001, the FASB issued Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," effective prospectively for fiscal years beginning after December 15, 2001. Statement 144 supersedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("Opinion 30") for the disposal of a segment of business (as previously defined under Opinion 30). The FASB issued Statement No. 144 to establish a single accounting model for long-lived assets to be disposed of by sale. Statement 144 broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of an entity. Statement 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell, rather than net realizable

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         value. The Company does not believe Statement No. 144 will have a material impact on its financial position or results of operations.

         In December 2002, the FASB issued Statement 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of Statement No. 123", which is effective for years beginning after December 15, 2002. This statement amends Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reported results. The Company does not currently plan to voluntarily adopt this statement and accordingly, the provisions will not have a material impact on its financial position or results of operations.


2.       SUPPLEMENTAL CASH FLOWS INFORMATION

         Non-cash Investing and Financing Activities  (See also Note 7)

         The Corporation issued 1,476,000 shares of common stock during 2000 in exchange for the satisfaction of $1,390,000 principal and accrued interest on loans from stockholders. Interest expense satisfied in exchange for these shares was $86,000.

Other Cash Flows Information


         Cash paid for interest for the years ended December 31, 2002, 2001 and 2000 was approximately $1,820,000, $1,044,000 and $760,000, respectively.


3.       ALLOWANCES FOR DOUBTFUL ACCOUNTS RECEIVABLE

         The Corporation sells its products using customary trade terms; the resulting accounts receivable are unsecured. Accounts receivable and related allowances are summarized as follows as of December 31:


                                                               2002               2001
                                                         ---------------    --------------
Accounts receivable                                      $    14,774,382    $    1,886,508
                                                         ---------------    --------------
Allowances:
  Chargebacks (Note 1)                                         8,972,247           283,000
  Sales returns and allowances                                   223,000            42,000
  Doubtful accounts                                               95,000            75,000
                                                         ---------------    --------------
Total allowances                                               9,290,247           400,000
                                                         ---------------    --------------
Accounts receivable, net of allowances                   $     5,484,135    $    1,486,508
                                                         ===============    ==============

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

4.       INVENTORIES

         Inventories consist of the following amounts as of December 31:

                                                           2002                2001
Raw materials                                        $    3,117,293    $    1,810,364
Goods in transit                                            801,043           144,716
Work in process                                           1,153,913           719,729
Finished goods                                              543,713           234,246
                                                     --------------    --------------
Total                                                $    5,615,962    $    2,909,055
                                                     ==============    ==============

         The principal components used in the Corporation's business are active and inactive pharmaceutical ingredients and certain packaging materials. Many of these components are available only from sole source suppliers, most of whom must be FDA approved. Qualification of a new supplier could serve to delay the manufacture of the drug involved.

         During 2002, 2001 and 2000, the Corporation purchased approximately $2,422,000, $1,138,000 and $707,000, respectively, of its raw materials from Sun Pharma.

         The Corporation also purchased approximately $-0- and $148,785 of raw materials from an entity owned by a shareholder during 2002 and 2001, respectively.

5.       DEBT (INCLUDING RELATED PARTIES)

EDC Loan

         Debt at December 31, 2002 includes a note payable to the Economic Development Corporation (EDC) of the City of Detroit, plus accrued interest thereon, related to funds advanced to the Corporation pursuant to a Development and Loan Agreement (the "Agreement") dated August 10, 1990, as amended. The note is collateralized by a first mortgage, effectively, on all of the Corporation's property and equipment purchased pursuant to the Agreement.

         Effective April 2, 1993, and subsequently on August 5, 1997, the Corporation and the EDC of the City of Detroit restructured the Agreement discussed above. The amendment included the deferral of

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         scheduled principal and interest payments until February 1, 1999, at which time additional deferred principal and interest due under the terms of the original agreement were required in amounts sufficient to amortize the total deferred amount through July 2002. Additionally the amendment included a reduction in the stipulated interest rate from the inception of the loan through 1993 from 10% to 8.5%. The interest rates from 1994 through July 2002 vary from 5% to 6.4%, as described in the amendments (effective rate of 6.31% at December 31, 2001).

         As a condition of the deferral, the EDC was provided additional security on all the Corporation's existing equipment and the Corporation agreed to comply with several additional financial and operating covenants which include, limiting capital expenditures made without the consent of the EDC to under $2,000,000 during the deferral period, and abstaining from share redemption during the payment deferral period.

         During both 2002 and 2001, the Corporation made payments of $1,200,000. Such payments have not brought the Corporation current in its obligations to the EDC, and such payments were made without prejudice to the rights of the EDC to exercise all remedies available to the EDC for failure to make the scheduled payments. While the terms of the restructured loan are being negotiated, the Corporation intends to continue to make payments to the EDC, again without prejudice to the rights of the EDC. Upon a final agreement of the restructured terms of the loan the Corporation expects to then commence making the requisite agreed upon payments, which management believes has been agreed upon in principle.

         The Corporation had submitted a proposal in April 2002 to the EDC to restructure the loan. Based on resolutions passed at meetings of the Board of Directors of the EDC on September 25, 2002 and March 19, 2003, the EDC approved a six year extension of the loan of approximately $7.8 million, with interest rates starting at 2.75% and increasing to 5.16% over the term of the extension. The extension would be effective January 1, 2003. Pursuant to the resolution, the EDC would retain a first mortgage on the property, and a first lien on furniture, fixtures and equipment and intellectual property. The EDC resolution will not become effective until a definitive agreement incorporating the above terms has been agreed to by the parties. Subsequent to the close of the year, the Corporation has received drafts of the agreement from the EDC, which is pending final approval. Management believes that the Corporation has the intent and the ability to finalize this agreement and, accordingly, the EDC debt has been classified on the accompanying December 31, 2002 balance sheet according to the payment terms approved by the resolution.

         Loans Payable

         Loans payable to financial institutions consist of the following obligations as of December 31:

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

                                                                  2002                2001
                                                              ---------------    ----------------
Term loan payable to ICICI Bank of India, with quarterly      $     5,000,000    $      5,000,000
principal payments of $625,000 commencing on December
31, 2003 and ending on September 30, 2005. Interest is
adjusted semi-annually and is charged at the LIBOR rate
plus 140 basis points (effective rate of 2.8% at
December 31, 2002), and is due in quarterly
installments.

$12.5 million term loan payable to Bank of Nova Scotia,
with semi-annual principal payments of $3,125,000
commencing in February 2004 and ending in August 2005.
Interest is charged at the LIBOR rate plus 30 basis
points (effective rate of 1.7% at December 31, 2002),
and is due in quarterly installments. An additional
annual fee of $15,000 is charged.                                  10,900,000          10,000,000
                                                              ---------------    ----------------
Total loans payable                                           $    15,900,000    $     15,000,000
                                                              ===============    ================

         At December 31, 2002, $10,900,000 has been drawn on the Bank of Nova Scotia term loan. Additional amounts available to be drawn must be drawn prior to March 25, 2003, at which time no further draws are permitted. Principal prepayments are not permitted until August of 2003.

         The Corporation incurred approximately $62,500 in bank fees as stipulated in the Bank of Nova Scotia term loan during both 2002 and 2001. The repayment of these term loans is guaranteed by Sun Pharma.

         Stockholder Notes Payable

         Stockholder notes payable consist of the following obligations as of December 31:

                                                                       2002                2001
                                                                  --------------     ---------------
Promissory note payable to Sun Pharma with the entire
principal balance due in October 2003. Interest is charged
at 8% per annum and is payable in semi-annual installments.       $    5,300,000     $     5,300,000

Promissory note payable to Sun Pharma with the entire
principal balance due in August 2006. Interest is charged at
8% per annum and is payable in semi-annual installments.               3,850,000           2,450,000

Promissory note payable to Sun Pharma Global, Inc., a
wholly-owned subsidiary of Sun Pharma, with the entire
principal balance due in October 2003. Interest is charged
at 8% per annum and is payable in semi-annual installments.              550,000             550,000
                                                                  --------------     ---------------
Total shareholder notes payable                                   $    9,700,000     $     8,300,000
                                                                  ==============     ===============

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         Notes payable to Sun Pharma and Sun Pharma Global, Inc. are subordinated to the EDC loan.

         Interest incurred on these stockholder notes amounted to $765,337, $697,363 and $528,608 in 2002, 2001 and 2000, respectively. Accrued expenses include approximately $393,545 and $630,000 of accrued interest payable on stockholder notes at December 31, 2002 and 2001, respectively.

         Scheduled maturities of all long-term debt for each of the years succeeding December 31, 2002 are summarized as follows:

  Year ended
   December
      31                                                 Amount
------------------                                 -----------------
      2003                                         $       7,479,000
      2004                                                 9,955,000
      2005                                                 7,740,000
      2006                                                 5,095,000
      2007                                                 1,292,000
Thereafter                                                 1,641,547
                                                   -----------------
Total                                              $      33,202,547
                                                   =================

6.       INCOME TAXES

         At December 31, 2002 and 2001 a deferred income tax asset and related valuation allowance, attributable primarily to the net operating loss carryforwards (calculated using a 34% tax rate) of approximately $18,100,000 and $17,300,000, respectively, has been established. Changes in the valuation allowance were approximately $770,000, $1,930,000 and $1,900,000 in 2002, 2001 and 2000, respectively

         At December 31, 2002, net operating loss carryforwards of approximately $53,000,000 are available to offset future federal taxable income. Certain of the net operating losses begin to expire in 2007. The Corporation's ability to utilize the net operating loss carryforwards may be limited due to ownership changes.

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
7.       STOCKHOLDERS' DEFICIT

         Other Common Stock Issuances (also see Note 2)

         During 2002 and 2000, the Corporation issued 1,632,000 and 1,105,333 shares of common stock, respectively, to an affiliate of Sun Pharma in exchange for the formula for three and two ANDA products delivered to Caraco in 2002 and 2000, respectively. The issuance of such shares have been recorded as research and development expense, based on the fair value of the respective shares on the date earned, which totaled $3,887,423 and $401,472 in 2002 and 2000, respectively. These shares have also been included in the calculation of the weighted average number of common shares outstanding in the year the respective formula was delivered.

         During 2002, 285,714 shares of preferred stock were converted into 285,714 shares of common stock. The Corporation recorded additional paid-in capital of $287,888 for the differences between the fair value of the common stock on the conversion date and the per share value of the preferred stock.

         During 2002, the Corporation issued 635,000 shares of common stock in connection with a private placement offering resulting in net proceeds of $1,692,000 or approximately $2.66 per share.

         During 2002, 2001 and 2000, the Corporation issued 36,000, 1,200 and 86,000 shares, respectively, of common stock to non-employee directors in exchange for services rendered. The Corporation recorded compensation expense of $41,400 and $450 in 2002 and 2001, respectively, and recorded interest expense of $86,000 in 2000 based on the fair values of such shares on the dates they were earned.

         Common Stock

         During 2002, the Corporation's Board of Directors approved the authorization of an additional 20,000,000 shares of common stock, which would be formally authorized upon the approval by the shareholders of the Corporation.

         During 2000, the Corporation issued 34,990 shares to an investor relations firm in exchange for services rendered. The Corporation recorded compensation expense of $17,496 based on the fair value of such shares on their issuance dates.

         Preferred Stock

         The Corporation has authorized 5,000,000 shares of preferred stock which are issuable in series with the terms and amounts set at the Board of Directors discretion. During 2002, the Corporation's Board of Directors authorized an additional 10,000,000 shares of preferred stock, which would be formally authorized upon the approval of the shareholders of the Corporation.

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         Each share of Series A Preferred Stock is nonvoting and was convertible, at the option of the holder, into one share of common stock. The preferred shares required annual dividends of $0.21 per share on a cumulative basis. Accrued dividends on preferred stock at December 31, 2002 and 2001 were $350,380 and $300,000, respectively. It is expected that such dividends will be paid in 2003 and, accordingly, the related liability is classified as a current obligation on the accompanying balance sheet.

         In November 2002, in connection with the technology transfer agreement with a subsidiary of Sun Pharma (Note 1), the Corporation created a new series of preferred stock designated as the Series B Convertible Preferred Stock, consisting of 13,600,000 shares of no par nonredeemable preferred stock. The Series B Preferred Stock, which has no voting or dividend rights or liquidation preference other than priority liquidation based on their face value, can be converted after 3 years from the issuance date into one share of common stock, subject to a conversion adjustment in the event common stock equivalents are issued by the Corporation in certain circumstances. Formal authorization of these shares is pending final shareholder approval.

8.       COMMON STOCK OPTIONS

         Stock Option Plans

         The Corporation maintains the 1999 Equity Participation Plan and the 1993 Stock Option Plan in which the Corporation may grant options to employees and non-employee-directors and consultants for the purchase of up to 3,550,000 shares of common stock. The exercise price of options granted may not be less than the fair value of the common stock on the date of grant. Options granted under this plan vest in annual installments, from the date of grant, over a five year period, and expire within six years from the date of the grant. Activity with respect to these options is summarized as follows:

                                                 2002                         2001                           2000
                                       --------------------------    ---------------------------   --------------------------
                                                        Weighted                      Weighted                       Weighted
                                                        Average                       Average                        Average
                                                        Exercise                      Exercise                       Exercise
                                        Shares           Price        Shares           Price         Shares            Price
                                       -------         --------      -------         --------       -------         --------
Outstanding,
  beginning of year                    679,375         $   1.03      428,331         $   1.51       564,469         $   1.88
Granted                                   --                --       343,000             0.96          --                --
Terminated                             (14,000)            1.74      (91,956)           (3.31)     (136,138)            3.38
                                      --------         --------      -------         --------      --------         --------

Outstanding, end of year               665,375         $   1.01      679,375         $   1.03       428,331         $   1.51
                                       =======         ========      =======         ========       =======         ========

Options exercisable,
  end of year                          288,075         $   1.04      168,200         $   1.13       128,681         $   1.75
                                       =======         ========      =======         ========       =======         ========

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         Options at December 31, 2002:

                                           Options Outstanding                 Options Exercisable
                                  ------------------------------------       ----------------------
                                               Remaining
                                              Contractual    Exercise                       Exercise
 Range of Exercise Prices           Shares       Life *      Price *            Shares      Price *
---------------------------       ----------  ------------  ----------       -----------   --------
   $0.68 to $1.00                   334,375    3.4 years       $ 0.84           137,075     $ 0.89
   $1.01 to $2.00                   331,000    3.4 years         1.19           151,000       1.17
                                  ----------  ------------  ----------       -----------   --------
Total                               665,375    3.4 years       $ 1.01           288,075     $ 1.04
                                  ==========  ============  ==========       ===========   ========
  * Weighted average


         Other Common Stock Option Agreements

         The Corporation has issued other stock options outside of the 1999 and 1993 Plans. These stock options have been issued with various vesting schedules and expire at various dates through October 2006. Activity with respect to these options is summarized as follows:

                                       2002                      2001                     2000
                        ---------------------------  ---------------------------  -----------------------------
                                         Weighted                     Weighted                      Weighted
                                         Average                      Average                       Average
                                         Exercise                     Exercise                      Exercise
                           Shares         Price         Shares         Price         Shares          Price
                         ---------    ------------    ---------    ------------    ---------    --------------
Outstanding,
beginning of year        2,250,824    $       2.00    2,300,824    $       2.01    2,675,824    $         2.00
Granted                          -              -             -               -            -                 -
Terminated                       -              -       (50,000)            3.5     (375,000)             1.42
                         ---------    ------------    ---------    ------------    ---------    --------------
Outstanding, end of
year                     2,250,824    $       2.00    2,250,824    $       2.10    2,300,824    $         2.11
                         =========    ============    =========    ============    =========    ==============

Options  exercisable,
end of year              2,250,824    $       2.00    2,250,824    $       2.00    2,300,824    $         2.18
                         =========    ============    =========    ============    =========    ==============

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         Options at December 31, 2002:

                                         Options Outstanding                  Options Exercisable
                                --------------------------------------      -----------------------
                                               Remaining
                                              Contractual    Exercise                      Exercise
Range of Exercise Prices          Shares        Life *       Price *           Shares       Price *
-----------------------------   ------------  ------------  ----------      ------------   --------
   $0.66 to $1.00                   250,000     1.9 years      $ 0.75           250,000     $ 0.75
   $1.01 to $2.00                 1,024,158     2.9 years        1.45         1,024,158       1.45
   $2.01 to $3.00                   666,666     3.3 years        2.63           666,666       2.63
   $3.01 to $4.00                   310,000     1.4 years        3.50           310,000       3.50
                                  ---------     ---------      ------         ---------     ------
Total                             2,250,824     2.7 years      $ 2.00         2,250,824     $ 2.00
                                  =========     =========      ======         =========     ======

   *Weighted average

         The Corporation follows the disclosure aspects of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Corporation continues to apply Accounting Principles Board (APB) Opinion No. 25 in accounting for its plans and accordingly, because the exercise price does not exceed the fair value on the date of grant, no compensation cost has been recognized in the financial statements for its outstanding stock options. Had stock compensation expense been determined pursuant to the methodology provided in SFAS No. 123, using the Black-Scholes option pricing model, the following weighted average assumptions for grants in 2001 would have been employed: expected volatility of 104%, risk free interest rate of 1.7% and expected lives of 6 years. The proforma effect on operations would have been an increase in the 2001 net loss of approximately $265,000 or $0.01 per common share. The weighted average fair value of the options granted in 2001 was $0.77 per share. No options were granted during 2002 and 2000.

         In December 2001, the Board of Directors extended the exercise date to December 31, 2005 with respect to options for 224,158 shares of Caraco common stock previously granted to an independent director. The modification has resulted in the options being treated as variable rather than fixed in accordance with Financial Accounting Standards Board Interpretation 44 (FIN 44). Variable compensation expense of $262,265 has been recorded during 2002 for the difference between the fair value of the underlying common stock and the exercise price of the respective options. No corresponding compensation expense was appropriate in 2001.

         Strategic Alliance Stock Option Arrangement

         Pursuant to an agreement between the Corporation and Hexal-Pharma BmbH & Co., KG, a German pharmaceutical company and its United States affiliate (together, "Hexal") dated October 1, 1993, Hexal agreed to convey to the Corporation the formulations, technology, manufacturing processes and know-how, and other relevant information, and to pay for the bioequivalency studies required for the preparation of ANDAs for each of two specified generic drugs (the "Product"). The Corporation agreed to pay Hexal royalties on the yearly sales of each Product (see below). The Corporation filed an ANDA in March 1995 with respect to Metoprolol Tartrate, received approval from the FDA in December 1996 and introduced it in 1997. (Metoprolol Tartrate is one of our 13 current products. See "Caraco's

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         Products and Product Strategy".) Hexal has decided not to proceed with the development of the second Product.

         Pursuant to the agreement, the Corporation has, for each Product (i) a Sign-Up Option to purchase 100,000 shares of Common Stock at $3.50 per share; and (ii) a Product Option to purchase shares at an exercise price of $3.50 per share. These options may be exercised and payment for shares may be made only out of royalties, and any interest earned on the royalties while held by the Corporation payable to Hexal for sales of the related product. No options have yet been exercised. Royalties payable to Hexal, which are included in accrued expenses, amount to $801,144 and $296,715 at December 31, 2002 and 2001,
         respectively. The Corporation has recently learned that the formula provided to them by Hexal, with respect to Metoprolol Tartrate, may be different than the formula currently used for manufacturing by the Corporation. The Corporation is investigating further whether they should continue to accrue the related royalties based on these formula differences.

9.       LEASES

         The Corporation entered into two noncancelable operating leases during 2000 with Sun Pharma, to lease production machinery. The leases each require quarterly rental payments of $4,245 and expire during 2005.

         The Corporation entered into a noncancelable operating lease with an unrelated party during 2002 to lease an additional warehouse. The lease requires monthly payments of $8,750 and expires in November 2005.

         Net rental expense on these operating leases was $51,460, $33,960 and $21,225 for the years ended December 31, 2002, 2001 and 2000, respectively.

         The following is a schedule of annual future minimum lease payments required under the operating leases with remaining noncancelable lease terms in excess of one year as of December 31, 2002:

Year                                                   Amount
----                                               -------------
2003                                               $     138,960
2004                                                     138,960
2005                                                     108,985
                                                   -------------
Total minimum payments due                         $     386,905
                                                   =============

         The Corporation additionally paid Sun Pharma approximately $310,000, $260,000 and $33,500 during 2002, 2001 and 2000, respectively, for the purchase of various parts needed to operate production machinery.

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

10.      RETIREMENT PLAN

         The Corporation established in 2001 a deferred compensation plan qualified under Section 401(k) of the Internal Revenue Code. Under this plan, eligible employees are permitted to contribute up to the maximum allowable amount determined by the Internal Revenue Code. The Corporation may make discretionary matching and profit sharing contributions under the provisions of the Plan. No discretionary contributions were made by the Corporation during 2002 or 2001.


11.      SALES AND CUSTOMERS

         Major Customer

         Shipments to one wholesale customer accounted for approximately 65%, 35% and 17% of net sales in 2002, 2001 and 2000, respectively. Balances due from this customer represented approximately 80%, 40% and 9% of accounts receivable for each of the three periods ended December 31, respectively.

         The loss of this customer could have a negative effect on short-term operating results.


         Sales Commitment


         The Corporation entered into an agreement with an unrelated party effective August 5, 2002 to ship approximately $13,000,000 of product to the customer per year over a one year base contract period. The agreement provides for certain penalty provisions if the Corporation is unable to meet its sales commitment and additionally provides for four one year option periods.


         Other


         Net sales in 2002 and 2001 included approximately $850,000 and $250,000, respectively, related to contracted manufacturing activities. No contract manufacturing activities occurred during 2000.

12.      OTHER MATTERS

         Employment Contracts

         The Corporation has employment agreements with three of its executive officers which provide for fixed annual salaries and a six month continuance including insurance benefits and immediate stock options vesting upon termination without cause. The agreement with one of the executives also provides for six-

                     CARACO PHARMACEUTICAL LABORATORIES LTD
                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         month salary and benefits continuance in the event of a change in ownership control of the Corporation and a significant change in employment duties.

         Product Liability Claims and Insurance



         The Corporation currently has in force general and product liability insurance, with coverage limits of $10 million per incident and in the aggregate. The Corporation's insurance policies provide coverage on a claim made basis and are subject to annual renewal. Such insurance may not be available in the future on acceptable terms or at all. There can be no assurance that the coverage limits of such policies will be adequate to cover the Corporation's liabilities, should they occur.


         The Corporation has been named as one of two defendants and as one of several defendants in two separate product liability suits, involving Miraphen which contains phenylpropanolame (PPA), one in federal court in Pennsylvania and another in state court in New Jersey, respectively. These lawsuits seek damages generally for personal injury as well as punitive damages under a variety of liability theories including strict products liability, breach of warranty and negligence. The federal lawsuit does not set forth a specific dollar amount of damages requested; the state lawsuit seeks damages of $20 million. The Corporation is only in the initial stages of discovery. The Corporation's product liability insurer has recently informed The Corporation that it is not covered by insurance because the policy does not apply to any claim relating to any product containing PPA. The ultimate outcome of these cases and the potential effect on The Corporation cannot be determined.



         Other Legal Matters

         During February 2003, a former employee of the Corporation filed a suit alleging the breach of a written employment agreement. This individual is seeking 175,000 shares of the Corporation's stock. Management believes that this claim is without merit.



         The Corporation is also involved in routine litigation incidental to its business. The Corporation is defending for its interests and is contesting the claims against it.

         Management believes the ultimate disposition of these legal and product liability matters will not have a material adverse effect on the financial statements. No provision for liability, if any, that may result from the outcome of these matters has been made in these financial statements.


13.      RESTATEMENT

         The Corporation recorded a prior period adjustment to restate common stock and the accumulated deficit as of January 1, 2000 in connection with the valuation of its common shares issued to Sun Pharma in exchange for product technology transfers received through that date. The restatement served to increase the accumulated deficit and capital previously reported at that date by $983,660. The 2000 operating results have been restated by increasing the net loss by $171,832 in connection with the valuation of common shares issued to Sun Pharma in exchange for the product technology transfer during 2000.


                                    * * * * *

                                5,000,000 SHARES


                     CARACO PHARMACEUTICAL LABORATORIES LTD.


                                  COMMON STOCK

                              ---------------------

                                   PROSPECTUS

                              ---------------------


                                  June 25, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article XV of Caraco's articles of incorporation limit the liability of its directors. The article provides, generally, that a director shall not be personally liable to Caraco or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Caraco or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act (the "Act"), (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of Article XV. The articles of incorporation further provide that if the Act hereafter is amended to further eliminate or limit the liability of a director, then a director of Caraco, in addition to the circumstances in which a director is not personally liable as set forth in the immediately preceding sentence, shall not be liable to the fullest extent permitted by the Act, so amended. Any repeal or modification of the foregoing provisions of Article XV by the shareholders of Caraco shall not adversely affect any right of protection of a director of Caraco existing at the time of such repeal or modification.

         Article XVII of Caraco's articles of incorporation and Article VII of Caraco's bylaws provide that Caraco shall indemnify each of the directors and officers of Caraco, and may indemnify any other individual, to the fullest extent permitted by Sections 561 and 562 of the Act and as otherwise permitted by law, and shall promptly make or cause to be made any determination required by Section 564a of the Act. Article XVII of the articles of incorporation and
Article VII of the bylaws also provide that Caraco shall pay and reimburse each of the directors and officers of Caraco, and may pay and reimburse any other individual, to the fullest extent permitted by Section 564b of the Act and as otherwise permitted by law, and that Caraco shall promptly make or cause to be made any determination required by Section 564b.

         Caraco maintains an insurance policy for its directors and executive officers pursuant to which its directors and executive officers are insured against liability for certain actions in their capacity as directors and executive officers of Caraco.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Caraco's directors, officers or persons controlling Caraco pursuant to the foregoing provisions, Caraco is aware that in the opinion of the Securities and Exchange Commission that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by Caraco in connection with the issuance and distribution of the shares of common stock being registered. All such expenses are estimated except for the SEC registration fee.

                SEC registration fee                          $  1,394
                Printing expenses                               40,000
                Fees and expenses of counsel for Caraco         60,000
                Fees and expenses of accountants for Caraco     35,000
                Blue sky fees and expenses                      10,000
                Miscellaneous                                   10,000
                                                              --------
                         Total                                $156,394
                                                              --------



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Since July 1, 1999, Caraco has issued the following securities without registration under the Securities Act.

1. In April and September 1999, we issued an aggregate of 3,609,333 shares of common stock to Sun Pharmaceutical in exchange for the formula for 6 ANDAs and 2 DESIs products. In connection with such exchange, we issued Sun Pharmaceutical an additional 17,333 shares of common stock in April, 2000.

2. In December 1999, we awarded an aggregate of 4,000 shares of common stock to certain of our employees under our 1999 Equity Participation Plan. These shares had a market price of $0.75 on the date of the award.

3. In December 2000, we issued an aggregate of 1,088,000 shares of common stock to Sun Pharmaceutical in exchange for the formula for 2 ANDAs.

4. In April 2000, we issued an aggregate of 34,990 shares of our common stock to an accredited investor, our investor relations firm, in exchange for services rendered.

5. In April 2000, we issued an aggregate of 416,000 shares of common stock to Mr. David A. Hagelstein, one of our directors, in satisfaction of an outstanding promissory note, based on a value of $1.00 per share.

6. In April 2000, we issued an aggregate of 960,000 shares of common stock to Mr. Jay F. Joliat, one of our directors, in satisfaction of an outstanding promissory note, based on a value of $1.00 per share.

7. In April 2000, we issued an aggregate of 100,000 shares of common stock to a former director in satisfaction of an outstanding promissory note, based on a value of $1.00 per share.

8. In March 2001, we issued an aggregate of 1,200 shares of common stock to certain of our non-employee directors as compensation for attendance at board and committee meetings.

9. In June 2001, we granted an option for 10,000 shares of our common stock, pursuant to the 1999 Equity Participation Plan, to Robert Kurkiewicz, one of our executive officers, at an exercise price of $0.80 per share. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until six years from the date of grant.

10. In June 2001, we granted options to acquire 187,000 shares of common stock to 29 employees (other than the executive officer noted above) pursuant to our 1999 Equity Participation Plan. All options were granted at the market price of the shares as of the date of grant of $0.80. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until six years from the date of grant.

11. In September 2001, we granted options relating to an aggregate of 15,000 shares of common stock to certain of our non-employee directors (Messrs. Hagelstein and Joliat and Dr. Harrison-Ross), as compensation for attendance at board and committee meetings. The exercise price of the options is $0.68 per share The options are exercisable at a rate of 20% per year commencing one year from the date of grant and may be exercised until six years from the date of grant.

12. In December 2001, we granted an option for 125,000 shares of our common stock, pursuant to the 1999 Equity Participation Plan, to Jitendra N. Doshi, one of our executive officers, at an exercise price of $1.25 per share. The options are exercisable at the rate of 20% per year commencing one year from the date of grant and may be exercised until six years from the date of grant.

13. In March 2002, we issued an aggregate of 15,000 shares of common stock to certain of our non-employee directors as compensation for attendance at board and committee meetings.

14. In March, April and part of May of 2002 we issued an aggregate of 635,000 shares of our common stock for an aggregate purchase price of $1.69 million to five accredited investors.

15. In September 2002, we issued an aggregate of 1,088,000 shares of common stock to Sun Global in exchange for the formula for two ANDAs.

16. In November 2002, we issued an aggregate of 544,000 shares of common stock to Sun Global in exchange for the formula for one ANDA.

17. In December 2002, we issued an aggregate of 21,000 shares of common stock to certain of our non-employee directors as compensation for attendance at board and committee meetings.


18. In April 2003, we issued an aggregate of 11,000 shares of our common stock to our non-employee directors (Messrs. Hagelstein and Joliat and Dr. Harrison-Ross) as compensation for attendance at committee meetings.


         No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. In addition, all the above sales were made on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering and Regulation D of the Securities Act.

ITEM 27. EXHIBITS

3.01 Registrant's Amended and Restated Articles of Incorporation, as amended. (2)

3.02 Certificate of Amendment to the Articles of Incorporation filed February 13, 1997. (4)

3.03 Certificate of Amendment to the Articles of Incorporation filed February 10, 2000. (11)

3.04 Certificate of Determination of Rights, Privileges and Preferences Series B Preferred Stock (12)

3.05     Registrant's Amended and Restated Bylaws.  (6)

3.06     Amendment to Amended and Restated Bylaws dated May 2002. (10)

3.07     Amendment to Amended and Restated Bylaws dated November 2002. (12)

4.01     Form of Subscription Agreement (+)

5.01     Opinion of Bodman, Longley & Dahling LLP. (+)

10.01 Development and Loan Agreement, dated August 10, 1990, between Registrant and The Economic Development Corporation of the City of Detroit; First Amendment thereto, dated December 3, 1990; Second Amendment thereto, dated April 2, 1993; and supplemental letter, dated October 26, 1993 and agreement. (1)

10.02 Amended and Restated Section 108 Guaranty Agreement, dated as of August 10, 1990, of C. Arnold Curry and Cara Jean Curry in favor of the Economic Development Corporation of the City of Detroit. (1)

10.03 Registrant's Amended and Restated Purchase Money Promissory Note, dated as of August 10, 1990, in the principal amount of $157,000, to the order of the Economic Development Corporation of the City of Detroit.
         (1)

10.04 Registrant's Amended and Restated Section 108 Note, dated August 10, 1990 in the principal amount of $9,000,000, payable to The Economic Development Corporation of the City of Detroit. (1)

10.05 Amended and Restated Purchase Money Mortgage, dated as of August 10, 1990, between Registrant as mortgagor and The Economic Development Corporation of the City of Detroit. (1)

10.06 Agreement, dated as of October 1, 1993, among Registrant, Hexal-Pharma GmbH & Co., KG, and Hexal Pharmaceuticals, Inc. (1)

10.07    Form of 1993 Stock Option Plan. (1)

10.08    Employment Agreement, dated October 22, 1993, with Robert Kurkiewicz.
         (1)

10.09 Secured Promissory Note dated December 23, 1996 with Sun Pharma Global, Inc. (4)

10.10    Security Agreement dated December 23, 1996 with Sun Pharma Global, Inc.
         (4)

10.11 Stock Purchase Agreement by and between Caraco Pharmaceutical Laboratories, Ltd. and Sun Pharmaceutical Industries, Ltd. dated as of April 23, 1997. (5)

10.12 Products Agreement by and between Caraco Pharmaceutical Laboratories, Ltd. and Sun Pharmaceutical Industries, Ltd. dated as of April 23, 1997. (5)

10.13    Registration Rights Agreement dated as of April 1997.  (5)

10.14    Second Note and Mortgage Modification Agreement. (6)

10.15 Amendment to Employment Agreement of Robert Kurkiewicz dated as of April 1, 1997. (6)

10.16    Employment Agreement dated September 22, 1998 with Narendra N. Borkar.
         (7)

10.17    1999 Equity Participation Plan. (8)

10.18    Agreement between ICICI Bank and Caraco for the term loan of $5 million. (9)

10.19 Term Sheet between Bank of Nova Scotia and Caraco for the term loan of $12.5 million. (10)

10.20 Renewal to Employment Agreement of Robert Kurkiewicz dated as of January 1, 1999. (11)

10.21    Third Amendment to Employment Agreement of Robert Kurkiewicz. (11)

10.22    Employment Agreement of Jitendra N. Doshi. (11)

10.23 Agreement between Caraco and Sun Pharma Global, Inc. dated November 21,2002 (13)

10.24    Sales contract with government vendor. (12)


10.25    Third Note Modification Agreement.

10.26    Third Mortgage Modification Agreement.


23.01    Consent of Rehmann Robson. (+)

23.02    Consent of Bodman, Longley & Dahling LLP (included in Exhibit 5.01)

24.01 Power of Attorney (on signature page to original Form SB-2 registration statement filed on July 3, 2002)

99.01    Escrow Agreement with Bank One Trust Company, N.A. (11)

99.02    Form of Sales Agent Agreement.  (11)
--------------------------
+ Filed herewith

         (1) Incorporated by reference from Exhibits to Registrant's Registration Statement on Form SB-2, as amended, filed on November 5, 1993, Commission File No. 33-71398C.

         (2) Incorporated by reference from Exhibits to Registrant's Form 10-KSB filed on or about March 30, 1995, Commission File No. 0-24676.

         (3) Incorporated by reference from Exhibits to Registrant's Form 10-KSB filed on March 30, 1996, Commission File No. 0-24676.

         (4) Incorporated by reference from Exhibits to Registrant's Form 10-KSB filed on or about March 31, 1997, Commission File No. 0-24676.

         (5) Incorporated by reference from Exhibits to Registrant's Form 10-QSB filed on or about November 14, 1997, Commission File No. 0-24676.

         (6) Incorporated by reference from Exhibits to Registrant's Form 10-KSB filed on or about March 31, 1998, Commission File No. 024676.

         (7) Incorporated by reference from Exhibits to Registrant's Form 10-QSB filed on or about November 13, 1998, Commission File No. 0-24676.

         (8) Incorporated by reference from Exhibit A to Registrant's Proxy Statement filed on or about April 28, 1999, Commission File No. 0-24676.

         (9) Incorporated by reference from Exhibits to Registrant's Form 10-QSB filed on or about August 14, 2000, Commission File No. 0-24676.

         (10) Filed as Exhibit with original Form SB-2 filed on or about July 3, 2002.

         (11) Filed as Exhibit with Pre-Effective Amendment No. 1 to Form SB-2 filed on or about September 4, 2002.

         (12) Incorporated by reference from Exhibits to Registrant's Form 10-KSB filed on or about March 31, 2003, Commission File No. 0-24676.


         (13) Incorporated by reference from Exhibits to Registrant's Form 10-QSB filed on or about May 15, 2003, Commission File NO. 0-24676.


ITEM 28. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Pre-Effective Amendment No. 5 to registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Detroit, State of Michigan.

Dated:  June 16, 2003

                     CARACO PHARMACEUTICAL LABORATORIES, LTD.

                           By:      /s/ Narendra N. Borkar
                           ______________________________________
                                    Narendra N. Borkar
                                    Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 5 to this registration statement on Form SB-2 was signed by the following persons in the capacities indicated, on June 16, 2003.


         Name and Signature                                      Title
         ------------------                                      -----

                  *                         Chairman of the Board

-------------------------------------
     Dilip Shanghvi

/s/ Narendra N. Borkar                      President, Chief Executive Officer, Treasurer and Director
-------------------------------------       (Principal Executive Officer)
     Narendra N. Borkar

/s/ Jitendra N. Doshi                       Chief Operating Officer, Chief Financial Officer and
                                            Director, (Principal Accounting Officer)
-------------------------------------
     Jitendra N. Doshi

                  *                         Director
-------------------------------------
     Sailesh T. Desai

                  *                         Director
-------------------------------------
     David A. Hagelstein

                  *                         Director
-------------------------------------
     Phyllis Harrison-Ross

                  *                         Director
-------------------------------------
     Jay F. Joliat

                  *                         Director
-------------------------------------
     Sudhir Valia

/s/ Narendra N. Borkar                      Attorney-In-Fact*
-------------------------------------
     Narendra N. Borkar

                     CARACO PHARMACEUTICAL LABORATORIES LTD.
      PRE-EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT ON FORM SB-2
                                  EXHIBIT INDEX






5.01     Opinion of Bodman, Longley & Dahling LLP.

23.01    Consent of Rehmann Robson.

23.02    Consent of Bodman, Longley & Dahling LLP (included in Exhibit 5.01).